EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and among
PROPERTY DATA HOLDINGS, LTD.,
DATAQUICK LENDING SOLUTIONS, INC.,
and
DECISION INSIGHT INFORMATION GROUP S.À R.L.,
as Sellers,
CORELOGIC ACQUISITION CO. I, LLC,
CORELOGIC ACQUISITION CO. II, LLC,
and
CORELOGIC ACQUISITION CO. III, LLC,
as Buyers,
solely with respect to, and as specified in, Sections 5.4 and 5.7,
PROPERTY DATA HOLDINGS, L.P.,
and
solely with respect to, and as specified in, Sections 2.5, 2.7, 2.10(f), 5.7, 5.18, 5.21, 8.2(b), 8.7(b), and 9.15,
CORELOGIC SOLUTIONS, LLC
Dated as of June 30, 2013

1

i

3.12.	Intellectual Property.	40
3.13.	Compliance with Laws.	44
3.14.	Real Property.	45
3.15.	Brokers.	46
3.16.	Taxes.	46
3.17.	Litigation.	48
3.18.	Environmental Matters.	48
3.19.	Insurance.	49
3.20.	Related Party Transactions.	49
3.21.	Tangible Personal Property.	49
3.22.	Customers and Suppliers.	50
3.23.	Excluded Businesses.	50
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYERS		50
4.1.	Organization.	50
4.2.	Authorization; Enforceability.	51
4.3.	No Violation or Conflict.	51
4.4.	Brokers.	52
4.5.	Litigation.	52
4.6.	Payment of Purchase Price.	52
4.7.	Canadian Securities Law Matters.	52
4.8.	NO OTHER REPRESENTATIONS AND WARRANTIES.	53
4.9.	Sophisticated Purchaser.	55
ARTICLE V. COVENANTS		55
5.1.	Access; Investigation; Cooperation.	55
5.2.	Operation of the Business.	56
5.3.	Negative Covenants.	56
5.4.	Exclusivity.	59
5.5.	Notices and Consents.	59
5.6.	Identification of At Will Material Contracts Requiring Consent.	61
5.7.	Post-Closing Access; Confidentiality; Non-Solicitation; Non-Competition.	61
5.8.	Solicited DQ Valuation Business Employees.	65

5.9.	Post-Closing Employee Covenants.	66
5.10.	Worker Notification Laws.	67
5.11.	Regulatory Matters.	68
5.12.	Closing Efforts.	70
5.13.	Public Announcements.	70
5.14.	Tax Matters.	70
5.15.	Schedules.	75
5.16.	Post-Closing Matters.	76
5.17.	Further Licenses.	77
5.18.	Director and Officer Liability and Indemnification.	77
5.19.	Pre-Closing Reorganization.	78
5.20.	Repayment of Debt.	78
5.21.	Financing Efforts; Cooperation.	78
5.22.	Adjustments to Transition Agreements.	80
5.23.	Termination of Agreements.	80
5.24.	Delivery of Additional Escrow Amount.	80
5.25.	Scheduled Intellectual Property Rights.	80
5.26.	Straddle Contracts.	81
5.27.	Additional Financial Statements.	81
5.28.	Contract Management System.	81
5.29.	Transfer Pricing Study.	82
ARTICLE VI. CONDITIONS PRECEDENT TO CLOSING		82
6.1.	Conditions Precedent to the Parties' Obligation to Close.	82
6.2.	Conditions Precedent to Buyers' Obligation to Close.	83
6.3.	Conditions Precedent to Sellers' Obligation to Close.	83
ARTICLE VII. TERMINATION
7.1.	Termination Events.	84
7.2.	Effect of Termination.	85
ARTICLE VIII. INDEMNIFICATION
8.1.	Survival.	86
8.2.	Agreement to Indemnify.	86

8.3.	Procedures for Non-Third-Party Claims	88
8.4.	Procedures For Third-Party Claims.	89
8.5.	Limitations.	90
8.6.	Tax Consequences of Indemnification Payments.	91
8.7.	Application of Escrow Amount; Release of Escrow Amount.	92
8.8.	Non-Recourse Parties.	93
ARTICLE IX. MISCELLANEOUS		93
9.1.	Specific Performance.	93
9.2.	Certain Remedies.	94
9.3.	Further Assurances.	94
9.4.	Entire Agreement; Amendment.	94
9.5.	Expenses.	95
9.6.	Governing Law.	95
9.7.	Jurisdiction.	95
9.8.	WAIVER OF JURY TRIAL.	96
9.9.	Assignment.	96
9.10.	Notices.	97
9.11.	Counterparts.	98
9.12.	Severability.	98
9.13.	No Third Party Beneficiaries.	99
9.14.	Negotiation of this Agreement.	99
9.15.	Waiver of Conflicts.	99

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of this 30th day of June, 2013, by and among Property Data Holdings, Ltd., a Cayman Islands company (“Stock Seller”), DataQuick Lending Solutions, Inc., a Delaware corporation (“DQLS”), Decision Insight Information Group S.à r.l., a Luxembourg private limited company (“Luxco” and, together with DQLS, “Asset Sellers”), CoreLogic Acquisition Co. I, LLC, a Delaware limited liability company (“Stock Buyer”), CoreLogic Acquisition Co. II, LLC, a Delaware limited liability company (“Asset Buyer I”), CoreLogic Acquisition Co. III, LLC, a Delaware limited liability company (“Asset Buyer II”), solely with respect to, and as specified in, Sections 5.4 and 5.7, Property Data Holdings, L.P., a Cayman Islands exempted limited partnership (“Parent LP”), and, solely with respect to, and as specified in, Sections 2.5, 2.7, 2.10(f), 5.7, 5.18, 5.21, 8.2(b), 8.7(b), and 9.15, CoreLogic Solutions, LLC, a California limited liability company (“Buyer Guarantor”).
RECITALS
WHEREAS, Stock Seller owns the DIIG Equity Interests (as defined below);
WHEREAS, DQLS owns the DQ Valuation Assets (as defined below);
WHEREAS, Luxco owns the Luxco IP Assets (as defined below);
WHEREAS, prior to the Closing (as defined below), certain direct and indirect Subsidiaries (as defined below) of Stock Seller will effect the Pre-Closing Reorganization (as defined below); and
WHEREAS, Stock Buyer, Asset Buyer I, and Asset Buyer II (collectively, “Buyers”) desire to purchase, and Stock Seller, DQLS, and Luxco (collectively, “Sellers”) desire to sell, assign, convey, and deliver, and/or cause to be sold, assigned, conveyed, and delivered, to Buyers, upon the terms and subject to the conditions set forth in this Agreement, the DIIG Equity Interests, the DQ Valuation Assets, and the Luxco IP Assets, respectively;
NOW, THEREFORE, in consideration of the mutual covenants, conditions, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE I.
DEFINITIONS; USAGE
1.1.    Defined Terms.

Capitalized terms used in this Agreement have the respective meanings specified in this Section1.1:
“Accounting Policies” means GAAP, consistently applied in a manner consistent with the preparation of the Financial Statements.
“Acquisition Proposal” means any inquiry, offer, proposal, or agreement (other than with Buyers and their designees or the Pre-Closing Reorganization) relating to or involving (a) any acquisition of some or all of the Transferred Companies (including the purchase of any of the DIIG Equity Interests or the Transferred Companies' Equity Interests), the DQ Valuation Assets, or the Luxco IP Assets, (b) any merger, consolidation, business combination, or similar transaction involving the Transferred Companies, the DQ Valuation Assets, or the Luxco IP Assets, (c) any sale, lease, exchange, transfer, license, pledge, mortgage, or other disposition of all or substantially all of the assets or business of any of the Transferred Companies, the DQ Valuation Assets, or the Luxco IP Assets (other than, for the avoidance of doubt, any pledge or mortgage under the Credit Facilities or any license in the Ordinary Course of Business), or (d) any similar transaction, or other alternative transaction to the transactions contemplated by this Agreement, whose primary purpose and intent is the sale of all or substantially all of the Transferred Companies, the DQ Valuation Assets, or the Luxco IP Assets.
“Additional Escrow Amount” means $20,000,000.
“Additional Financial Statements” has the meaning set forth in Section 5.27.
“Additional Retained Assets” has the meaning set forth in Exhibit A.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of a majority of the voting securities of such Person, by contract, or otherwise, and the terms “controlled” and “controlling” have correlative meanings.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocation” has the meaning set forth in Section 5.14(a).
“Ancillary Documents” means the other documents and instruments contemplated by this Agreement, including the Bills of Sale, Assignment, and Assumption Agreements, the IP Assignment Agreements, the Buyer Transition Services Agreement, the Seller Transition Services Agreement, the Master Services and License Agreement, the Patent License Agreement, and the Escrow Agreement.
“Antitrust Laws” means the HSR Act and all other federal, state, and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applications” has the meaning set forth in Section 5.14(e)(iii).
“Asset Buyer I” has the meaning set forth in the preamble to this Agreement.
“Asset Buyer II” has the meaning set forth in the preamble to this Agreement.
“Asset Sellers” has the meaning set forth in the preamble to this Agreement.
“At Will Material Contracts” has the meaning set forth in Section 3.3(b).

“BAML” has the meaning set forth in Section 3.15.
“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and each other material plan, program, agreement, or other arrangement providing for retirement, severance, termination pay, deferred compensation, incentive compensation, performance awards, equity or equity-related awards, fringe benefits, or other material employee benefits, whether written or oral.
“Bills of Sale, Assignment, and Assumption Agreements” has the meaning set forth in Section 2.6(b)(i).
“Business” means, collectively and without duplication, the DQ Valuation Business and the Transferred Companies Business.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required to close in New York, New York.
“Business Intellectual Property Rights” means, collectively, (a) the Luxco IP Assets, (b) the Transferred DQ Valuation Business Intellectual Property Rights, and (c) the Transferred Companies Intellectual Property Rights.
“Business License Agreements” has the meaning set forth in Section 3.12(c).
“Business Products” means all products and services made commercially available, marketed, distributed, supported, sold, provided, or licensed out within the Business, and any products or services in development within the Business as of the date of this Agreement.
“Buyer Benefit Plans” has the meaning set forth in Section 5.9(c).
“Buyer Guarantor” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Parties” means Buyers, their respective Affiliates (including, from and after the Closing, the Transferred Companies), and all of the foregoing Persons' respective officers, directors, stockholders, employees, agents, and representatives.
“Buyer Transition Services Agreement” has the meaning set forth in Section 2.6(c).
“Buyers” has the meaning set forth in the recitals to this Agreement.
“Canadian Securities Laws” means the securities Laws of each of the provinces and territories of Canada, and the rules, regulations, and policies published and/or promulgated thereunder as now in effect and as they may be promulgated or amended from time to time.
“Cap” has the meaning set forth in Section 8.5(a).
“Cash Equivalents” means (a) cash in the bank accounts of the Transferred Companies (less outstanding (uncleared) checks issued by the Transferred Companies), (b) outstanding (uncleared) checks and money orders issued to the Transferred Companies, (c) demand deposits and similar accounts of the Transferred Companies, (d) any evidences of short-term, highly liquid investments with original maturities of ninety (90) days or less of the Transferred Companies, and

(e) any evidences of short-term indebtedness issued or guaranteed by the government of the United States of the Transferred Companies.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601, et seq.
“Cleanup” means any investigation, cleanup, removal, containment, or other remediation or response actions.
“Closing” has the meaning set forth in Section 2.1.
“Closing Date” means the date on which the Closing occurs.
“Closing Net Indebtedness” means the aggregate amount, if any, of Indebtedness of the Transferred Companies, determined as of the Effective Time of Closing and net of any Cash Equivalents of the Transferred Companies, in each case after giving effect to (a) the release of the Transferred Companies, the Equity Interests of the Transferred Companies, and the assets of the Transferred Companies from any Liens and other obligations under the Credit Facilities and (b) any repayment of other Indebtedness of the Transferred Companies on the Closing Date but prior to or concurrent with the occurrence of the Closing; provided, that Closing Net Indebtedness will not include any amounts that are otherwise deducted from Transferred Companies Current Assets pursuant to Schedule TCA. The Closing Net Indebtedness may be a positive or negative number.
“Closing Statement” has the meaning set forth in Section 2.9(a).
“Closing Working Capital” means an amount equal to (a) the aggregate amount of Transferred Companies Current Assets less (b) the aggregate amount of Transferred Companies Current Liabilities, in each case as of the Effective Time of Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Activities” means any design, development, sale, promotion, production, marketing, licensing, distribution, or provision of any product or service that is competitive with one or more products or services of the Business, as conducted on the date of this Agreement.
“Confidential Information” has the meaning set forth in Section 5.7(c).
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between TPG Global, LLC and CoreLogic, Inc. dated as of February 12, 2013.
“Contaminants” has the meaning set forth in Section 3.12(i).
“Continuing Employees” means the employees of the Transferred Companies, the Hired DQ Valuation Business Employees, and the other specified employees set forth on Schedule CE who are employed by any of Buyers or their Affiliates (including, from and after the Closing, the Transferred Companies) as of immediately following the Closing.
“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, note, bond, loan, insurance policy, sales order, purchase order or other document or instrument (including any document or instrument evidencing any Indebtedness) to which or by which such Person is legally bound, other than a Seller Plan.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights”.
“Credit Facilities” means Credit Facility I and Credit Facility II.
“Credit Facility I” means the Credit Agreement, dated as of January 4, 2011, by and among Stock Seller, DIIG I, the Lenders party thereto, and Bank of America, N.A., as administrative agent.
“Credit Facility II” means the Note Purchase Agreement, dated as of January 4, 2011, by and among Stock Seller, DIIG I, as Issuer, each of the Guarantors listed on the signature pages thereto, and the parties signatory thereto as purchasers.
“Data Room” has the meaning set forth in Section 1.2(m).
“Deductible” has the meaning set forth in Section 8.5(a).
“DIIG I” means Decision Insight Information Group (U.S.) I, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Stock Seller.
“DIIG I Sub” means Decision Insight Information Group, Inc., a Delaware corporation that (a) is a direct, wholly-owned Subsidiary of DIIG I as of the date of this Agreement and (b) will be a direct, wholly-owned Subsidiary of DIIG II as of the Closing.
“DIIG II” means Decision Insight Information Group (U.S.) II, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Stock Seller.
“DIIG III” means Decision Insight Information Group (U.S.) III, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Stock Seller.
“DIIG Equity Interests” means all of the issued and outstanding Equity Interests of DIIG I and DIIG III, collectively.
“DIIG U.K.” means Decision Insight Information Group (Europe) Limited, a United Kingdom private limited company.
“DIIG U.K. Sale Event” has the meaning set forth in Section 5.24.
“Dispute Notice” has the meaning set forth in Section 8.3(b).
“DQIS” means DataQuick Information Systems, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New DIIG III.
“DQLS” has the meaning set forth in the preamble to this Agreement.
“DQ Business” means (a) that portion of the Transferred Companies Business currently conducted by DIIG III, New DIIG III, and DQIS together with (b) the DQ Valuation Business.
“DQ Valuation Assets” has the meaning set forth on Exhibit A.

“DQ Valuation Business” means all operations of DQLS's credit, flood, and automated valuation model businesses, each as conducted on the date of this Agreement.
“DQ Valuation Business Employees” means all employees of the DQ Valuation Business.
“DQ Valuation Business Scheduled Intellectual Property Rights” has the meaning set forth in Section 3.12(a).
“Effective Time of Closing” means 12:01 a.m. ET on the Closing Date.
“Employee Compensation Liabilities” means all current Liabilities, determined in accordance with the Accounting Policies, of the Transferred Companies owing to employees thereof, including Liabilities for compensation, bonuses, commissions and benefits (including accrued and unused vacation), in each case relating to, arising out of, or resulting from the employment of such employees for the period prior to the Effective Time of Closing.
“Environment” means soil, land surface, or subsurface strata, surface waters, ground water, drinking water supply, stream sediments, ambient air (including indoor air), and plant and animal life, and includes any other element of the natural environment.
“Environmental Laws” means all Laws pertaining to the prevention, avoidance, punishment, or remediation of the consequences of actions that damage, or threaten the protection of, the Environment, or worker or occupational health and safety.
“Equity Interest” means, with respect to any Person (other than a natural person), (a) any capital stock, partnership or membership interest, unit of participation, or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right, or other Contractual Obligation that would entitle any other Person to acquire any such interest in such Person, or otherwise entitle any other Person to share in the equity, profits, earnings, losses, or gains of such Person (including stock appreciation, phantom stock, profit participation, and other similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means each Person that is treated as a single employer with Sellers for purposes of Section 414 of the Code.
“Escrow Account” has the meaning set forth in Section 2.5(b).
“Escrow Agent” means Wells Fargo Bank, National Association, or such other reputable national banking association that is mutually agreed to by Buyers and Sellers.
“Escrow Agreement” means an escrow agreement to be entered into at the Closing by and among Stock Seller, Buyer Guarantor, and the Escrow Agent, substantially in the form included as Exhibit J, with such changes therein as are mutually agreed to by Buyers and Sellers, together with such other changes required by the Escrow Agent that are mutually approved by Buyers and Sellers (which approval may not be unreasonably withheld, delayed, or conditioned).

“Escrow Amount” means the Indemnity Escrow Amount and the Special Indemnity Escrow Amount.
“Estimated Closing Net Indebtedness” has the meaning set forth in Section 2.8.
“Estimated Working Capital” has the meaning set forth in Section 2.8.
“Excluded Businesses” means all assets and operations of Sellers and their Subsidiaries throughout the world, (a) including DIIG II and its Subsidiaries (other than the DQ Valuation Business), DIIG U.K. and its Subsidiaries, and Access Point Information Canada Ltd. and its Subsidiaries, but (b) excluding the Business.
“Final Closing Net Indebtedness” means the Closing Net Indebtedness (a) as shown in Buyers' calculation delivered pursuant to Section 2.9(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.9(b), or (b) if such a notice of disagreement is delivered, (i) as agreed by Buyers and Sellers pursuant to Section 2.9(c) or (ii) in the absence of such agreement, as shown in the Independent Accounting Firm's calculation delivered pursuant to Section 2.9(c); provided, that in no event will Final Closing Net Indebtedness be more than Buyers' calculation of Closing Net Indebtedness delivered pursuant to Section 2.9(a) or less than Sellers' calculation of Closing Net Indebtedness delivered pursuant to Section 2.9(b).
“Final Working Capital” means the Closing Working Capital (a) as shown in Buyers' calculation delivered pursuant to Section 2.9(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.9(b), or (b) if such a notice of disagreement is delivered, (i) as agreed by Buyers and Sellers pursuant to Section 2.9(c) or (ii) in the absence of such agreement, as shown in the Independent Accounting Firm's calculation delivered pursuant to Section 2.9(c); provided, that in no event will Final Working Capital be less than Buyers' calculation of the Closing Working Capital delivered pursuant to Section 2.9(a) or more than Sellers' calculation of the Closing Working Capital delivered pursuant to Section 2.9(b).
“Financial Statements” has the meaning set forth in Section 3.6(a).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any transnational, domestic, or foreign, federal, state, or local governmental or quasi-governmental authority, department, court, agency, branch, tribunal, or official, including any political subdivision thereof.
“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Leased Real Property or any part thereof, and any other act or thing that materially increases the danger or poses an unreasonable risk of harm to persons or property on or off the Leased Real Property, or that could materially adversely affect the Leased Real Property.
“Hazardous Materials” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.

“Hired DQ Valuation Business Employees” has the meaning set forth in Section 5.8.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Improvements” has the meaning set forth in Section 3.14(c).
“Indebtedness” means, with respect to any Person, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums, including any applicable prepayment premiums and penalties and other breakage costs) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for capital lease obligations (as determined in accordance with GAAP), (d) in respect of amounts drawn under letters of credit and bankers' acceptances, (e) for the deferred purchase price of property or services to such Person (including any deferred purchase price, however structured, for the acquisition by such Person of any assets, business or other Person, but excluding trade payables or accruals incurred in the ordinary course of business), (f) for accrued and unpaid interests on, or any prepayment premiums, penalties, or similar contractual charges in respect of, any Indebtedness to be repaid at the Closing or triggered by the Closing, and (g) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (a) through (f) above of any other Person.
“Indemnified Party” has the meaning set forth in Section 8.3.
“Indemnifying Party” has the meaning set forth in Section 8.3.
“Indemnity Escrow Amount” means the Initial Escrow Amount together with, if applicable, the Additional Escrow Amount.
“Indemnity Notice” has the meaning set forth in Section 8.3.
“Indemnity Period” means the period from the Closing Date through the date that is twelve (12) months from the Closing Date.
“Independent Accounting Firm” has the meaning set forth in Section 2.9(c).
“Initial Escrow Amount” means $10,000,000.
“Intellectual Property Rights” means all rights throughout the world arising out of, or associated with, the following: (a) (i) all registered and unregistered trademarks, service marks, trade names, corporate names, brand names, trade dress, logos, and other identifiers of source or goodwill, together with all registrations and applications for registration thereof, derivations and combinations thereof, all goodwill associated therewith (“Trademarks”), (ii) domain names and websites, and registrations therefor, (iii) rights in trade secrets and confidential information under applicable Law, including all rights in know-how, developments, inventions, processes, ideas, data, or other confidential information that provide any Person with advantages over competitors (“Trade Secrets”), (iv) all United States and foreign patents and applications therefor, and all reissues, divisions, re-examinations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries and any improvements thereto (“Patents”), and (v) all copyrightable works of authorship (whether published or unpublished), all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, and all rights corresponding the foregoing throughout the world, including rights to prepare, reproduce, perform, display, and distribute copyrighted works and copies, compilations and derivative works thereof (“Copyrights”), and (b) any rights equivalent to any of the foregoing anywhere in the world, whether registered or unregistered.
“IP Assignment Agreements” has the meaning set forth in Section 2.6(b)(ii).
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” has the meaning set forth in Section 3.12(k).
“Law” means any federal, state, foreign, local, or other law, statute, ordinance, rule, or regulation, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, injunctions, or judgments of any regulatory agency or court of competent jurisdiction.
“Leased Real Property” has the meaning set forth in Section 3.14(b).
“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, or joint or several, and whether or not the same is required to be accrued on the financial statements of such Person.
“Licensed Patent” means U.S. Patent No. 7,212,995 and any patent and patent applications to which it claims priority or which claim priority thereto, including any and all divisionals, continuations, continuations-in-part, reissues, re-examinations, renewals, substitutions, extensions, and foreign counterparts thereof, and any and all patents that issue from such applications.
“Lien” means, with respect to any asset, any mortgage, pledge, lien (statutory or otherwise), charge, security interest, deed of trust, hypothecation, equitable interest, charge or encumbrance of any kind (including restrictions on voting or transfer) in respect of such asset, whether voluntary or involuntary, other than restrictions on transfer arising under applicable securities Laws.
“Local Tax Filings” has the meaning set forth in Section 5.14(e)(iii).
“Local Taxes” has the meaning set forth in Section 5.14(e)(iii).
“Losses” means any and all losses, liabilities, damages (whether incidental, consequential or other), claims, diminution of value, or expenses (including reasonable legal fees and expenses), whether or not involving a third party claim, but excluding any punitive damages (other than punitive damages due to a third party).
“Luxco” has the meaning set forth in the preamble to this Agreement.
“Luxco IP Assets” has the meaning set forth in Exhibit A.
“Luxco Scheduled Intellectual Property Rights” has the meaning set forth in Section 3.12(a).

“Master Services and License Agreement” has the meaning set forth in Section 2.6(d).
“Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, has, or reasonably would be expected to have, a material adverse effect on (a) the Business or the business, assets (including Business Intellectual Property Rights and other intangible assets), results of operations, or financial condition thereof, taken as a whole or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, other than, in each case, any Effect resulting from or arising out of: (i) general economic conditions in any of the geographical areas in which the Business operates, (ii) any change in the financial, banking, or capital markets in general (whether in the United States, any other country, or any international market), (iii) conditions generally affecting any of the industries and markets in which the Business operates, (iv) acts of God, natural disasters, national or international political or social conditions, including the engagement in hostilities by the United States, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, (v) the announcement of the transactions contemplated by this Agreement or the disclosure of the fact that any of Buyers is a prospective acquirer of the Business, except that this clause (v) will not apply to the representations set forth in Section 3.3 (No Violation or Conflict), (vi) any changes in GAAP or accounting principles (or interpretations thereof), or any change in applicable Law or the interpretation thereof, (vii) the taking of any action by any of Sellers expressly required by, or the performance by any of Sellers of its obligations under, this Agreement, or any action taken, or failure to take action, to which Buyers previously have consented in writing, (viii) the failure, in and of itself, to meet any expected or projected financial or operating performance target of the Business, as well as any change, in and of itself, by any of Sellers or the Business in any expected or projected financial or operating performance target as compared with any target previously communicated to Buyers or any of their representatives (it being understood that the underlying facts giving rise to or contributing to such failure or change, unless otherwise excluded from this definition pursuant to the immediately preceding clauses (i) through (vii), may be taken into account in determining whether there has occurred a Material Adverse Effect), or (ix) the content of the Transfer Pricing Study; provided, that any Effect resulting from, relating to, or arising out of circumstances described in the foregoing clauses (i), (ii), (iii), (iv), and (vi) will be taken into account to the extent that such Effect has a disproportionate effect on the Business, taken as a whole, as compared to other Persons operating in the industries in which the Business operates.
“Material Contract” has the meaning set forth in Section 3.9(a).
“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.6(a).
“MSB Business” means the portion of the Transferred Companies Business currently conducted by DIIG I, MSB Canada, and MSB U.S.
“MSB Canada” means Marshall Swift/Boeckh (Canada) Ltd., a corporation existing under the federal laws of Canada and a direct, wholly-owned Subsidiary of DIIG I.
“MSB U.S.” means Marshall & Swift/Boeckh, LLC, a Delaware limited liability company that (a) is a direct, wholly-owned Subsidiary of DIIG I Sub as of the date of this Agreement and (b) will be a direct, wholly-owned Subsidiary of DIIG I as of the Closing Date.

“New DIIG III” means New Decision Insight Information Group (U.S.) III, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of DIIG III.
“Non-Recourse Party” has the meaning set forth in Section 8.8.
“Non-Subsidiary Shares” has the meaning set forth in Section 3.4(b).
“Non-U.S. Plan” has the meaning set forth in Section 3.11(i).
“Open Source Software” means any Software that, as of the date of this Agreement, contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models.
“Ordinary Course of Business” means the ordinary course of business, consistent with past practice.
“Organizational Document” means, with respect to any Person (other than a natural person), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.
“Owned Real Property” has the meaning set forth in Section 3.14(a).
“Parent LP” has the meaning set forth in the preamble to this Agreement.
“Patent License Agreement” has the meaning set forth in Section 2.6(d).
“Patents” has the meaning set forth in the definition of “Intellectual Property Rights”.
“Payoff Amount” has the meaning set forth in Section 5.20.
“Payoff Letters” has the meaning set forth in Section 5.20.
“Permits” means all licenses, permits, orders, consents, approvals, registrations, authorizations, franchises, qualifications, or waivers issued, granted, given, or otherwise made available by, or under the authority of, any Governmental Agency or pursuant to any Law.
“Permitted Liens” means (a) Liens for Taxes not yet due or payable, or the amount or validity of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the applicable financial statements in conformity with GAAP, (b) mechanics' and materialmen's Liens, and workmen's, repairmen's, warehousemen's, and carriers' Liens, in each case arising in the Ordinary Course of Business, the obligations of which are not overdue or otherwise delinquent, or are being contested in good faith, (c) defects in title, easements, restrictive covenants, and similar Liens that, individually or in the aggregate, do not materially and adversely affect or restrict the value, use, or occupancy of the asset subject thereto or the operation of the Business, (d) in the case of leased properties and assets, Liens and other matters affecting the lessors' interests in such properties and assets, (e) Liens that are a matter of public record affecting real property leased by Sellers or the Transferred Companies in connection with the Business (or any portion thereof), including easements, quasi-easements, rights of way, land use ordinances, and zoning plans; provided, that such Liens do not, individually or in the aggregate, materially and adversely affect or restrict the value, use, or occupancy of the leased real property, or the operation of the business, or use of the assets subject thereto, (f) Liens upon leased equipment pursuant to leases included in the Business, other than capital leases, that either arise in the Ordinary Course of Business or are not material to the Business taken as a whole, (g) those Liens securing indebtedness and other obligations that will be released or discharged at or prior to Closing, and (h) non-exclusive licenses to the Business Intellectual Property Rights granted in the Ordinary Course of Business.
“Person” means any individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity, or a Governmental Authority.
“Pre-Closing Reorganization” means the actions set forth on Schedule PCR, which includes (a) a list of the material assets that will be transferred out of DIIG I, DIIG III, or any of their respective Subsidiaries in connection with the Pre-Closing Reorganization and (b) structure slides detailing the following steps:
(a)    the conversion of DIIG I Sub, from a Delaware corporation into a Delaware limited liability company;
(b)    the transfer of all Equity Interests in MSB U.S. from DIIG I Sub to DIIG I, following which DIIG I will be the direct parent of, and own 100% of the Equity Interests in, both MSB U.S. and MSB Canada; and
(c)    the transfer of all Equity Interests in DIIG I Sub from DIIG I to DIIG II, following which DIIG I Sub will not be a direct or indirect parent or Subsidiary of any of the Transferred Companies.
“Pre-Closing Date Share” means (a) with respect to any Liability for Taxes for a Straddle Period that are based on or measured by income (or that include as one of their alternative bases a Tax based on or measured by income), and any sales, use, value added, employment, payroll, and other similar Taxes which are based on or related to sales, proceeds, receipts, disbursements, profits, gains, or similar items, the amount of such Liability for Taxes that would be due for the portion of the Taxable period beginning on the first day of the Straddle Period and ending on (and including) the Closing Date, based on an interim closing of the books as of the Closing, and (b) with respect to any other Liability for Taxes for a Straddle Period, the total amount of such Liability for Taxes due for the entire Straddle Period, multiplied by (i) the number of days in the portion of the Straddle Period beginning on the first day of the Straddle Period and ending on (and including) the Closing Date divided by (ii) the total number of days in the Straddle Period.
“Pre-Closing Tax Matter” has the meaning set forth in Section 5.14(h).
“Pre-Closing Tax Refund” has the meaning set forth in Section 5.14(f).
“Pre-Closing Taxes” means (a) any and all Taxes of the Transferred Companies, or imposed on the DQ Valuation Assets or the Luxco IP Assets, for any Taxable year or period that ends on or before the Closing Date, and, with respect to any Straddle Period, the Pre-Closing Date Share of any Taxes for such Straddle Period, (b) any Taxes of any of Sellers or their respective Affiliates, and (c) any Taxes of any of the Transferred Companies under Treasury Regulations Section 1.1502-6

(or any corresponding provision of state, local or foreign Tax Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group on or prior to the Closing Date or with respect to any Straddle Period, except, in each case, to the extent such Taxes required to be paid (i) were specifically taken into account in computing the Closing Working Capital, (ii) are attributable to actions taken by a Buyer Indemnified Party on the Closing Date or after the Closing that are not in the Ordinary Course of Business, (iii) result from or are attributable to a breach by any of Buyers or their Affiliates of any of their obligations under this Agreement, or (iv) are the Buyers' share of the Transfer Taxes as determined under Section 5.14(c).
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Publicly Available Software” means any Software that, as of the date of this Agreement, requires as a condition of use, modification, hosting, or distribution of such Software, or of other Software used or developed with, incorporated into, derived from, or distributed with such Software, that such Software or other Software (a) be disclosed or distributed in Source Code form, (b) be licensed to third parties by the licensee for the purpose of making derivative works, (c) be redistributed, hosted, or otherwise made available at no or minimal charge, or (d) be licensed, sold, or otherwise made available on terms that (i) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing, or distribution of such Software or other Software or (ii) grant rights in addition to those permitted by applicable Law to decompile, disassemble, reverse engineer, or otherwise derive the Source Code or underlying structure of such Software or other Software.
“Purchase Price” means an amount equal to
(a)    $661,000,000; minus
(b)    the Closing Net Indebtedness; plus
(c)    the Working Capital Difference,
subject, in the case of clauses (b) and (c) above, to adjustment pursuant to the procedures set forth in Section 2.8, Section 2.9, and Section 2.10, and taking into account the payment of the Initial Escrow Amount and the Special Indemnity Escrow Amount pursuant to Section 2.5(b).
“Purchase Price Increase” has the meaning set forth in Section 2.10(e).
“Purchase Price Reduction” has the meaning set forth in Section 2.10(e).
“Real Property Leases” has the meaning set forth in Section 3.14(b).
“Related Person” means any Affiliate, director, officer, or employee of any of Sellers or their Subsidiaries (including the Transferred Companies), and, to Sellers' Knowledge, any member of the immediate family of, or controlled Affiliate of, any such director or officer.
“Required Consents” has the meaning set forth in Section 5.5(b).

“Resolved Amount” has the meaning set forth in Section 8.3(b).
“Restricted Assets” has the meaning set forth in Section 5.5(a).
“Restricted Contracts” has the meaning set forth in Section 5.5(a).
“Restricted Territory” means the United States and Canada.
“Retained Assets” has the meaning set forth in Exhibit A.
“Retained Liabilities” has the meaning set forth in Exhibit A.
“Sale Engagement Attorney-Client Communications” has the meaning set forth in Section 9.15.
“Scheduled Intellectual Property Rights” has the meaning set forth in Section 3.12(a).
“Schedules” means the schedules delivered by Sellers to Buyers concurrently with or before the execution and delivery of this Agreement, setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants, or agreements contained in this Agreement.
“Schedules Notice” has the meaning set forth in Section 5.15.
“Seller Indemnified Parties” means Sellers, their Affiliates (including, from and after the Closing, the Transferred Companies), and all of the foregoing Persons' respective officers, directors, stockholders, employees, agents, and representatives.
“Seller Plan” has the meaning set forth in Section 3.11(a).
“Seller Transition Services Agreement” has the meaning set forth in Section 2.6(c).
“Sellers” has the meaning set forth in the recitals to this Agreement.
“Sellers' Knowledge” and any other similar knowledge qualification with respect to Sellers, the Transferred Companies, the DIIG Equity Interests, the DQ Valuation Assets, the Luxco IP Assets, or the Business contained in this Agreement means, except as otherwise expressly provided by Schedule SK, the actual knowledge, after reasonable inquiry of Persons with managerial responsibility for the matter in question, of the Persons set forth on Schedule SK.
“Shareholder Approval” has the meaning set forth in Section 5.10(c).
“Shrink Wrap Code” means any generally commercially available Software that is available for a cost of not more than $1,000 for a perpetual license for a single user or work station, or $10,000 in the aggregate for all users and work stations.
“Software” means computer programs and firmware, including any and all software implementations of algorithms, models and methodologies, program files, program and system logic, program modules, routines, and subroutines, whether in Source Code, object code, or other form, including manuals, specifications, and other documentation and materials relating thereto.
“Solicited DQ Valuation Business Employees” has the meaning set forth in Section 5.8.
“Source Code” means Software code in a form or language readable or understandable to humans.
“Special Indemnity Claim” means a claim with respect to the matters set forth on Schedule SIC.
“Special Indemnity Escrow Amount” means $1,000,000.
“Specified Sections” means Section 3.1, Section 3.2, Section 3.4 (but excluding Section 3.4(b)(ii)), and Section 3.15.
“Stock Seller” has the meaning set forth in the preamble to this Agreement.
“Straddle Contracts” has the meaning set forth in Section 5.26.
“Straddle Period” means any Taxable period that begins before and ends after the Closing Date.
“Subcontracted Work” has the meaning set forth in Section 5.5(d).
“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency).
“Symbility” means Symbility Solutions Inc., a company incorporated under the Business Corporations Act (Alberta).
“Symbility Common Shares” has the meaning set forth in Section 4.7(c).
“Symbility Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, has, or reasonably would be expected to have, a material adverse effect on Symbility's business or assets (including Intellectual Property Rights and other intangible assets), results of operations, or financial condition thereof, taken as a whole, other than any Effect resulting from or arising out of: (i) general economic conditions in any of the geographical areas in which Symbility operates, (ii) any change in the financial, banking, or capital markets in general (whether in the United States, any other country, or any international market), (iii) conditions generally affecting any of the industries and markets in which Symbility operates, (iv) acts of God, natural disasters, national or international political or social conditions, including the engagement in hostilities by the United States, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, (v) the announcement of the transactions contemplated by this Agreement or the disclosure of the fact that any of Buyers is a prospective acquirer of Symbility Common Shares, except that this clause (v) will not apply to the representations set forth in Section 3.3 (No Violation or Conflict), (vi) any changes in GAAP or accounting principles (or interpretations thereof), or any change in applicable Law or the interpretation thereof, (vii) the taking of any action by any of Sellers expressly required by, or the performance by any of Sellers of its obligations under, this Agreement, or any action taken, or failure to take action, to which Buyers previously have consented in writing, or (viii) the failure, in and of itself, to meet any expected or projected financial or operating performance target of Symbility, as well as any change, in and of itself, by Symbility in any expected or projected financial or operating performance target as compared with any target previously communicated to Buyers or any of their representatives (it being understood that the underlying facts giving rise to or contributing to such failure or change, unless otherwise excluded from this definition pursuant to the immediately preceding clauses (i) through (vii), may be taken into account in determining whether there has occurred a Symbility Material Adverse Effect); provided, that any Effect resulting from, relating to, or arising out of circumstances described in the foregoing clauses (i), (ii), (iii), (iv), and (vi) will be taken into account to the extent that such Effect has a disproportionate effect on Symbility as compared to other Persons operating in the industries in which Symbility operates.
“Synergy” has the meaning set forth in Section 5.28.
“Target Working Capital” means -$22,100,000, as calculated in the manner illustrated in Exhibit B.
“Tax” means any taxes, fees, assessments, levies, tariffs, imposts, duties, and other similar charges of any kind, and any interest, penalty, or addition thereto, that are imposed, assessed, or collected by or under the authority of any Taxing Authority, including income, profits, gross receipts, license, payroll, employment, excise, severance, stamp, occupational, premium, windfall profit, customs, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative, or add-on minimum. The terms “Taxable” and “Taxation” have correlative meanings.
“Tax Law” means all currently applicable Law relating to or regulating the assessment, determination, collection, or imposition of Tax.
“Tax Matter” has the meaning set forth in Section 5.14(h).
“Tax Proceeding” means any audit, review, demand, claim, assessment, examination, action or proceeding by any Taxing Authority with respect to any Tax or Tax Return.
“Tax Return” means any return, report, declaration, information return, or statement (including any schedules or attachments thereto) required to be filed with a Taxing Authority in connection with the collection of any Tax (including any amendments or supplements thereto).
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Terminating Agreements” has the meaning set forth in Section 5.23.

“Termination Date” has the meaning set forth in Section 7.1(d).
“Third-Party Claim” means a claim asserted by an unaffiliated third party against an Indemnified Party.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights”.
“Transfer Pricing Study” has the meaning set forth in Section 5.29.
“Transferred Accounts Payable” has the meaning set forth in Exhibit A.
“Transferred DQ Valuation Business Contracts” has the meaning set forth in Exhibit A.
“Transferred Companies” means DIIG I, DIIG III, MSB U.S., MSB Canada, New DIIG III, and DQIS.
“Transferred Companies Business” means the business of the Transferred Companies, including the Luxco IP Assets, as conducted on the date of this Agreement.
“Transferred Companies Current Assets” means the receivables (net of reserves for doubtful accounts) and other current assets of the Transferred Companies (including current prepaid Taxes) determined in accordance with the Accounting Policies; provided, that the Transferred Companies Current Assets will not include (a) any Cash Equivalents, (b) any amounts which would be set forth in a balance sheet relating to the Transferred Companies Business in the line items for deferred Tax assets, (c) the effect of any Tax election made after the Closing Date, or (d) the items set forth on Schedule TCA.
“Transferred Companies Current Liabilities” means accounts payable, and, without regard to the accounting period in which such revenue will be recognized, deferred revenue, and other current liabilities (including current Tax liabilities and Employee Compensation Liabilities) of the Transferred Companies determined in accordance with the Accounting Policies; provided, that the Transferred Companies Current Liabilities will not include (a) any Liabilities for Indebtedness, (b) any amounts which would be set forth in a balance sheet relating to the Transferred Companies Business in the line items for income Tax payable or deferred Tax liabilities (including the current portion of such deferred Tax liabilities), (c) the effect of any Tax election made after the Closing Date, or (d) the accrued balances, if any, as of the Effective Time of Closing for each item set forth on Schedule TCL.
“Transferred Companies Intellectual Property Rights” means all of the Intellectual Property Rights owned or purported to be owned by the Transferred Companies, including all Transferred Companies Scheduled Intellectual Property Rights.
“Transferred Companies Plans” has the meaning set forth in Section 3.11(a).
“Transferred Companies Scheduled Intellectual Property Rights” has the meaning set forth in Section 3.12(a).

“Transferred DQ Valuation Business Accounts Receivables” has the meaning set forth in Exhibit A.
“Transferred DQ Valuation Business Contracts” has the meaning set forth in Exhibit A.
“Transferred DQ Valuation Business Intangible Assets” has the meaning set forth in Exhibit A.
“Transferred DQ Valuation Business Intellectual Property Rights” has the meaning set forth in Exhibit A.
“Transferred DQ Valuation Business Permits” has the meaning set forth in Exhibit A.
“Transferred DQ Valuation Business Records” has the meaning set forth in Exhibit A.
“Transferred Liabilities” has the meaning set forth in Exhibit A.
“Transferred Intellectual Property Rights” means the Luxco IP Assets and all Intellectual Property Rights included within the DQ Valuation Assets.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, conveyance, recording charge, and similar Taxes and fees (including any penalty and interest), incurred, imposed, assessed, or payable in connection with or as a result of this Agreement or the transactions contemplated hereby.
“Transition Agreements” has the meaning set forth in Section 5.17.
“Unobjected Amount” has the meaning set forth in Section 8.3(b).
“Worker Notification Law” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all similar and related Laws requiring notice to employees (or pay in lieu thereof) in the event of a closing or layoff, or otherwise concerning layoffs, the closing or relocation of worksites, or the like.
“Working Capital Difference” means the positive or negative amount equal to the Closing Working Capital less the Target Working Capital.

1.2.    Other Definitional and Interpretive Provisions.

For all purposes of this Agreement, except as otherwise expressly provided:
(a)The words “hereof”, “in this Agreement”, and “hereunder”, and words of like import used in this Agreement, refer to this Agreement as a whole, and not to any particular provision of this Agreement.
(b)The words “Section”, “Exhibit”, and “Schedule” refer to Sections, Exhibits, and Schedules of and to this Agreement.

(c)The words “include”, “includes”, and “including” are deemed to be followed by the phrase “without limitation”, whether or not they are in fact followed by that phrase or words of like import.
(d)All Exhibits and Schedules annexed to this Agreement, or referred to in this Agreement, are incorporated in, and made a part of, this Agreement as if set forth in full in this Agreement. All capitalized terms used and not otherwise defined in any Exhibit or Schedule have the respective meanings given to them in this Agreement.
(e)All headings and captions included in this Agreement are for convenience of reference only, and must be ignored in the construction or interpretation hereof.
(f)Any singular term used in this Agreement will be deemed to include the plural, and any plural term the singular. The use of any gender in this Agreement will be deemed to include the other genders.
(g)References to any Person include that Person's successors and permitted assigns.
(h)References to any agreement or contract are to that agreement or contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof.
(i)References “from” or “through” any date mean “from and including” or “through and including” that date, respectively.
(j)References to “$” or “dollars” mean the lawful currency of the United States of America.
(k)References to “days” will mean calendar days, unless specified otherwise (e.g., references to “Business Days”).
(l)Accounting terms that are not otherwise defined in this Agreement will have the respective meanings given to them under GAAP; provided, that to the extent that a definition of a term in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(m)Any reference to Sellers having “made available” to Buyer any documents or other materials as specified in this Agreement mean that such documents or other materials either (i) were uploaded to Sellers' electronic data room with R.R. Donnelley (the “Data Room”) prior to the date of this Agreement, with Buyer and its representatives having access to view such document or other materials (it being understood that the ability of certain of Buyer's representatives to view such documents or other materials in the “clean room” folder of the Data Room will be deemed as satisfactory for purposes of this provision), (ii)  were provided to Buyers or their representatives through electronic mail, or (iii) were produced during document review by Buyers or their representatives at Sellers' offices.

ARTICLE II.
PURCHASE AND SALE OF INTERESTS AND ASSETS; CLOSING

2.1    Closing.
The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ropes & Gray LLP located at Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-3600 at 10:00 a.m. Eastern Time by no later than the second (2nd) Business Day following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in ARTICLE VI (Conditions Precedent to Closing) (other than those conditions that, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time or place as Buyers and Sellers may mutually agree in writing.

2.2.    Purchase and Sale of DIIG Equity Interests, DQ Valuation Assets, and Luxco IP Assets.

On the terms and subject to the conditions set forth in this Agreement, and consistent with Schedule PCR, at the Closing:
(a)Stock Seller will sell, assign, convey, transfer, and deliver to Stock Buyer, and Stock Buyer will purchase from Stock Seller, all of the DIIG Equity Interests, free and clear of all Liens;
(b)DQLS will sell, assign, convey, transfer, and deliver, or cause to be delivered, to Stock Buyer, and Stock Buyer will purchase from DQLS and/or its applicable Subsidiaries, all of the right, title, and interest of DQLS and/or its applicable Subsidiaries in and to the DQ Valuation Assets pertaining to DQLS' automated valuation model business, free and clear of all Liens (other than Permitted Liens);
(c)DQLS will sell, assign, convey, transfer, and deliver, or cause to be delivered, to Asset Buyer I, and Asset Buyer I will purchase from DQLS and/or its applicable Subsidiaries, all of the right, title, and interest of DQLS and/or its applicable Subsidiaries in and to the DQ Valuation Assets pertaining to DQLS' credit business, free and clear of all Liens (other than Permitted Liens);
(d)DQLS will sell, assign, convey, transfer, and deliver, or cause to be delivered, to Asset Buyer II, and Asset Buyer II will purchase from DQLS and/or its applicable Subsidiaries, all of the right, title, and interest of DQLS and/or its applicable Subsidiaries in and to the DQ Valuation Assets pertaining to DQLS' flood business, free and clear of all Liens (other than Permitted Liens); and
(e)Luxco will sell, assign, convey, transfer, and deliver to Stock Buyer, and Stock Buyer will purchase from Luxco, all of the right, title, and interest of Luxco in and to the Luxco IP Assets, free and clear of all Liens (other than Permitted Liens).

2.2    Assumption of Liabilities.
On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyers will assume (and, thereafter, pay, perform, discharge, and otherwise satisfy in accordance with their respective terms), and Sellers will irrevocably convey, assign, and transfer to Buyers, all Transferred Liabilities, as set forth in Exhibit A.

2.4    Retained Assets; Retained Liabilities. 2.4.    Retained Assets; Retained Liabilities.
(a)Retained Assets. Notwithstanding anything in this Agreement to the contrary, there will be excluded from the DQ Valuation Assets and the Luxco IP Assets to be sold, assigned, transferred, conveyed, and delivered hereunder to Buyers, and Sellers (as applicable) will retain all of their right, title, and interest in and to, all of the Retained Assets, as set forth in Exhibit A.
(b)Retained Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyers will not assume (or, thereafter, pay, perform, discharge, or otherwise satisfy) any of, and Sellers and/or their Subsidiaries (other than the Transferred Companies) will retain all of, the Retained Liabilities, as set forth in Exhibit A.

2.5    Payment of Purchase Price; Escrow Amount.
(a)The consideration paid by Buyers for the sale, assignment, conveyance, transfer, and delivery of the DIIG Equity Interests, the DQ Valuation Assets, and the Luxco IP Assets pursuant to Section

2.2 (Purchase and Sale of DIIG Equity Interests, DQ Valuation Assets, and Luxco IP Assets) will be (a) the Purchase Price and (b) the assumption of the Transferred Liabilities.
(b)At the Closing, Buyers will, and Buyer Guarantor will cause Buyers to, deliver (i) first, the Initial Escrow Amount and the Special Indemnity Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent in writing at least two (2) Business days prior to the Closing Date (the “Escrow Account”), to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement and (ii) second, the remainder of the Purchase Price less the Initial Escrow Amount and the Special Indemnity Escrow Amount to Sellers (or as directed by Sellers) at Closing by wire transfer of immediately available funds in accordance with Sellers' wire transfer instructions provided to Buyers in writing at least two (2) Business Days prior to the Closing Date. For the avoidance of doubt, and for convenience only, each of the Initial Escrow Amount and the Special Indemnity Escrow Amount (and, if applicable, the Additional Escrow Amount) is to be deducted solely from the portion of the Purchase Price allocated to the DIIG Equity Interests.

2.6    Sellers' Deliveries at Closing.
On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers will deliver, or cause to be delivered, to Buyers and/or the Escrow Agent (where specified below), the following:
(a)certificates representing (i) the DIIG Equity Interests, duly endorsed for transfer and (ii) without duplication, all outstanding Equity Interests in the Transferred Companies;
(b)(i) one or more Bills of Sale, Assignment, and Assumption Agreements in the form of Exhibit C (the Bills of Sale, Assignment, and Assumption Agreements”) and (ii) one or more Patent Assignment Agreements, Trademark Assignment Agreements, Copyright Assignment Agreements, and Domain Name Assignment Agreements in the forms of
(c)Exhibits D-1, D-2, D-3, and D-4, respectively (collectively, the “IP Assignment Agreements”), collectively effecting the transactions contemplated by Sections 2.2(b) and 2.2(c) (Purchase and Sale of DIIG Equity Interests, DQ Valuation Assets, and Luxco IP Assets) and Section 2.3 (Assumption of Liabilities), each duly executed by Sellers and/or their applicable Subsidiaries;
(d)(i) a Transition Services Agreement in the form of Exhibit E (the “Buyer Transition Services Agreement”), duly executed by Sellers and/or their designated Subsidiaries, and (ii) a Transition Services Agreement in the form of Exhibit F (the “Seller Transition Services Agreement”), duly executed by Sellers and/or their designated Subsidiaries;
(e)(i) a Patent License Agreement in the form of Exhibit G (the “Patent License Agreement”), duly executed by Sellers and/or their applicable Subsidiaries, and (ii) a Master Services and License Agreement in the form of Exhibit H (the “Master Services and License Agreement”), duly executed by Sellers and/or their designated Subsidiaries;
(f)the Escrow Agreement (to be delivered to both Buyers and the Escrow Agent);

(g)a certificate, dated as of the Closing Date, signed by appropriate representatives of Sellers to the effect that the conditions in Sections 6.2(a), 6.2(b), and 6.2(c) (Conditions Precedent to Buyers' Obligation to Close), have been satisfied;
(h)certificates substantially in the form provided for in Treasury Regulation sections 1.1445-2(c)(3) and 1.897-2(h) (including notice to the IRS), certifying that interests in DIIG I and New DIIG III are not United States real property interests;
(i)the written resignations, effective as of the Effective Time of Closing, of such of the directors and officers of the Transferred Companies as are designated by Buyers in writing by no later than ten (10) days prior to the Closing Date;
(j)that portion of the third-party consents for the Contractual Obligations set forth on Schedule 2.6(i) that represent (A) seventy-five percent (75%) of aggregate revenues arising out of such Contractual Obligations for the MSB Business for the Business' fiscal year 2012, (B) seventy-five percent (75%) of aggregate revenues arising out of such Contractual Obligations for the DQ Business for the Business' fiscal year 2012, (C) seventy-five percent (75%) of the costs arising out of such Contractual Obligations for the MSB Business for the Business' fiscal year 2012, and (D) seventy-five percent (75%) of the costs arising out of such Contractual Obligations for the DQ Business for the Business' fiscal year 2012;
(k)the Payoff Letters and Lien releases required by Section 5.19 (Repayment of Debt);
(l)the Shareholder Approval;
(m)a certificate, dated as of the Closing Date, signed by an authorized officer of each of the Sellers, attesting to:
(i)the completion of all necessary corporate action by Sellers to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, and including copies of all corporate resolutions with respect thereto; and
(ii)the good standing (or similar) certificates (excluding tax good standing certificates, which are the subject of Section 5.1(b) (Access; Investigation; Cooperation)) of each of the Transferred Companies with respect to such entity's jurisdiction of formation and each other jurisdiction in which it is qualified to do business, and including copies of such good standings dated within ten (10) days of the Closing Date; and
(n)copies of any minute books, stock books, corporate seals, and other material corporate records of the Transferred Companies that are in Sellers' possession and that can be provided with commercially reasonable efforts.

2.7    Buyers' Deliveries at Closing.
On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyers will, and Buyer Guarantor will cause Buyers to, deliver or cause to be delivered to Sellers and/or the Escrow Agent (where specified below), the following:

(a)(i) the Initial Escrow Amount and the Special Indemnity Escrow Amount (to be delivered to the Escrow Agent) in accordance with Section 2.5(b)(i) (Payment of Purchase Price; Escrow Amount) and (ii) the Purchase Price in accordance with Section 2.5(b)(ii) (Payment of Purchase Price; Escrow Amount);
(b)(i) one or more Bills of Sale, Assignment, and Assumption Agreements and (ii) one or more IP Assignment Agreements, collectively effecting the transactions contemplated by Sections 2.2(b) and 2.2(c) (Purchase and Sale of DIIG Equity Interests, DQ Valuation Assets, and Luxco IP Assets) and Section 2.3 (Assumption of Liabilities), each duly executed by Buyers and/or their designated Subsidiaries;
(c)(i) the Buyer Transition Services Agreement, duly executed by Buyers and/or their designated Subsidiaries, and (ii) the Seller Transition Services Agreement, duly executed by Buyers and/or their designated Subsidiaries;
(d)(i) the Patent License Agreement, duly executed by Buyers and/or their applicable Subsidiaries, and (ii) the Master Services and License Agreement, duly executed by Buyers and/or their designated Subsidiaries;
(e)the Escrow Agreement (to be delivered to both Sellers and the Escrow Agent); and
(f)a certificate, dated as of the Closing Date, signed by appropriate representatives of Buyers to the effect that the conditions in Sections 6.3(a) and 6.3(b) (Conditions Precedent to Sellers' Obligation to Close) have been satisfied.
Each document of transfer or assumption referred to in this ARTICLE II (or in any related definition set forth in ARTICLE I (Definitions; Usage)) that is not attached as an Exhibit will be in customary form, and will be reasonably satisfactory in form and substance to the parties hereto.

2.8.    Estimated Working Capital.
No later than two (2) Business Days prior to the date on which the Closing is scheduled to occur, Sellers will prepare and furnish to Buyers a statement, prepared in reasonable detail, reflecting (a) Sellers' good faith estimates of the Closing Working Capital (the “Estimated Working Capital”) and the Closing Net Indebtedness (the “Estimated Closing Net Indebtedness”), each determined in accordance with the definitions in this Agreement applicable thereto and the Accounting Policies applied in a manner consistent with the application of such policies in the calculation of the Target Working Capital (as described in Exhibit B), and (b) Sellers' calculation of the estimated Purchase Price, calculated in accordance with the definition thereof.

2.9.    Closing Working Capital and Closing Net Indebtedness.
(a)Closing Statement. As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyers will cause to be prepared and delivered to Sellers a statement (the “Closing Statement”) setting forth (i) Buyers' calculation of the Closing Working Capital and the Closing Net Indebtedness, each determined in accordance with the definitions in this Agreement applicable thereto and the Accounting Policies applied in a manner consistent with the application of such policies in the calculation of the Target Working Capital (as described in Exhibit B), and (ii) Buyers' calculation of the Purchase Price, calculated in accordance with the definition thereof.
(b)Notice of Disagreement. If Sellers disagree with Buyers' calculation of the Closing Working Capital, the Closing Net Indebtedness, and/or the Purchase Price delivered pursuant to Section 2.9(a), Sellers may, within forty-five (45) days after receipt of the Closing Statement, deliver a written notice to Buyers disagreeing with such calculation and setting forth Sellers' calculation of such amount. Any such notice of disagreement will specify those items or amounts as to which Sellers disagree, and Sellers will be deemed to have agreed with all other items and amounts contained in the Closing Statement. If Sellers fail to deliver such written notice within such forty-five (45)-day period, Buyers' calculation of the Closing Working Capital, the Closing Net Indebtedness, and the Purchase Price will be final and binding upon the parties.
(c)Disputes. If a notice of disagreement is duly delivered pursuant to Section 2.9(b), Sellers and Buyers will, for a period of thirty (30) days following the delivery of such notice (or such longer period as each of Sellers and Buyers may mutually agree in writing), use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Working Capital, the Closing Net Indebtedness, and/or the Purchase Price, as applicable. If, upon the conclusion of such period, or any mutually-agreed extension thereof, Sellers and Buyers are unable to reach such agreement, they will promptly thereafter cause the Independent Accounting Firm to resolve any remaining disagreements. The Independent Accounting Firm will review this Section 2.9, the definitions of Closing Working Capital, Closing Net Indebtedness, and/or the Purchase Price, as applicable, and the defined terms used in this Agreement, and the disputed items or amounts for the purpose of calculating the Closing Working Capital, the Closing Net Indebtedness, and/or the Purchase Price, as applicable. In making such calculation, the Independent Accounting Firm will consider only those items or amounts in Buyers' calculation of the Closing Working Capital and/or the Closing Net Indebtedness, as applicable, subject to dispute. The scope of the disputes to be determined by the Independent Accounting Firm will be limited to (i) whether the calculation of the Closing Working Capital, the Closing Net Indebtedness, and/or the Purchase Price was determined in accordance with the definitions in this Agreement applicable thereto and (with respect to Closing Working Capital and Closing Net Indebtedness) the Accounting Policies applied in a manner consistent with the application of such policies in the calculation of the Target Working Capital (as described in Exhibit B) and (ii) whether there were mathematical errors in calculation of the Closing Working Capital, the Closing Net Indebtedness, and/or the Purchase Price. The Independent Accounting Firm will be instructed to use commercially reasonable efforts to perform its services within thirty (30) days of submission of the dispute to it and, in any case, as promptly as practicable after such submission. The Independent Accounting Firm will deliver to Sellers and Buyers as promptly as practicable, and will be instructed to deliver no later than thirty (30) days after its engagement, a written report setting forth such calculation. Such report will be final and binding upon Sellers and Buyers (absent a manifest error). The fees and expenses of the Independent Accounting Firm will be borne pro rata as between Buyers, on the one hand, and Sellers, on the other hand, based on the proportionate deviation of the respective adjustment amounts proposed by Buyers and Sellers, as set forth in the Closing Statement in the case of Buyers and the notice of disagreement in the case of Sellers, from the determination of the final adjustment amounts made by the Independent Accounting Firm, as determined by the Independent Accounting Firm. “Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided services to either Sellers and their Subsidiaries (including the Transferred Companies)

or Buyers and their Subsidiaries in the preceding two (2) years, or, if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case upon which Buyers and Sellers will have mutually agreed; provided, that if Buyers and Sellers are unable to select such firm or expert within sixty (60) days after delivery of written notice of a disagreement, either Buyers or Sellers may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant arbitration experience related to purchase price adjustment disputes relating to transactions of a similar nature.
(d)Cooperation. Buyers and Sellers agree that they will, and agree to cause their respective Subsidiaries and respective independent accountants to, reasonably cooperate and assist in the preparation and review of the Closing Statement and the calculation of the Closing Working Capital, the Closing Net Indebtedness, and the Purchase Price, including making available books, records, work papers, and personnel as reasonably requested.

2.10    Adjustment to Purchase Price; Payment.
(a)Overstatement of Estimated Working Capital. If the Estimated Working Capital exceeds the Final Working Capital, then the Purchase Price, as estimated pursuant to Section 2.8 (Estimated Working Capital), will be reduced by an amount equal to such excess; provided, that if the Estimated Working Capital is no more than $100,000 greater than the Final Working Capital, there will be no decrease in the Purchase Price pursuant to this Section 2.10(a).
(b)Understatement of Estimated Working Capital. If the Final Working Capital exceeds the Estimated Working Capital, then the Purchase Price, as estimated pursuant to Section 2.8 (Estimated Working Capital), will be increased by an amount equal to such excess; provided, that if the Final Working Capital is no more than $100,000 greater than the Estimated Working Capital, there will be no increase in the Purchase Price pursuant to this Section 2.10(b).
(c)Overstatement of Estimated Closing Net Indebtedness. If the Estimated Closing Net Indebtedness exceeds the Final Closing Net Indebtedness, then the Purchase Price, as estimated pursuant to Section 2.8 (Estimated Working Capital), will be increased by an amount equal to such excess.
(d)Understatement of Estimated Closing Net Indebtedness. If the Final Closing Net Indebtedness exceeds the Estimated Closing Net Indebtedness, then the Purchase Price, as estimated pursuant to Section 2.8 (Estimated Working Capital), will be reduced by an amount equal to such excess.
(e)Purchase Price Adjustment. If the applicable adjustments referred to in Sections 2.10(a) through 2.10(d) above result in a net increase in the Purchase Price, the amount of such increase is referred to in this Agreement as the “Purchase Price Increase”. If the applicable adjustments referred to in Sections 2.10(a) through 2.10(d) above result in a net reduction in the Purchase Price, the amount of such reduction is referred to in this Agreement as the “Purchase Price Reduction”.

(f)Payment of Purchase Price Adjustment. Promptly (and, in any event, no later than five (5) Business Days) following determination of Final Working Capital and the Final Closing Net Indebtedness:
(i)If there exists a Purchase Price Reduction, Sellers will pay, or cause to be paid, to Buyers (or as directed by Buyers) an amount equal to the Purchase Price Reduction, in immediately available funds to an account identified by Buyers in writing to Sellers; provided, that in the event that Sellers fail to pay all or any portion of the Purchase Price Reduction within such five (5)-Business Day period, Buyers will have the right, but not the obligation, to recover such unpaid amount from the Escrow Amount; and
(ii)If there exists a Purchase Price Increase, Buyers will, and Buyer Guarantor will cause Buyers to, pay or cause to be paid to Sellers (or as directed by Sellers) an amount equal to the Purchase Price Increase, in immediately available funds to accounts identified by Sellers in writing to Buyers.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules, Sellers hereby represent and warrant to Buyers that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement and will be true and correct as of the Closing; provided, that any representation or warranty made in this ARTICLE III is made only to the extent related to the Business (except to the extent otherwise specifically noted):

3.1.    Organization; Business.
Each of Sellers (a) is duly organized or incorporated, validly existing, and (in jurisdictions in which such concept is applicable) in good standing under the Laws of its jurisdiction of formation and (b) has all requisite right, authority, and full corporate or limited liability company power to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Documents to be executed and delivered by such Seller, to convey the DIIG Equity Interests, DQ Valuation Assets, and Luxco IP Assets to be conveyed by it to Buyers as set forth in this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby and thereby. Each of the Transferred Companies (a) is duly organized or incorporated, validly existing, and (in jurisdictions in which such concept is applicable) in good standing under the Laws of its jurisdiction of formation, and has full corporate or limited liability company power to own, operate, and lease the properties and assets owned, operated, and leased by it and to conduct the Transferred Companies Business, (b) has full corporate or limited liability company power to execute and deliver and to perform its obligations under any Ancillary Documents to be executed and delivered by such Transferred Company, and (c) is duly licensed or qualified to do business as a foreign corporation or foreign limited liability company, and is (in jurisdictions in which such concept is applicable) in good standing, in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect. True and complete copies of the Transferred Companies' Organizational Documents, in each case as amended and in effect, have been made available by Sellers to Buyers prior to the Closing Date. Schedule 3.1 sets forth each jurisdiction in which each of the Transferred Companies is licensed or qualified to do business.

3.2.    Authorization; Enforceability.
The execution, delivery, and performance of this Agreement and the Ancillary Documents, and transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company action on the part of Sellers. This Agreement is, and the Ancillary Documents required to be executed and delivered by Sellers and any of their applicable Subsidiaries (including the Transferred Companies) will be, when executed and delivered by Sellers and such Subsidiaries, the legal, valid, and binding obligations of Sellers and such Subsidiaries, enforceable against Sellers and such Subsidiaries in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting creditors' rights generally, and by general equitable principles.

The execution, delivery, and performance by Sellers of this Agreement and the Ancillary Documents required to be executed and delivered by Sellers and their applicable Subsidiaries (including the Transferred

Companies), and the consummation by Sellers and such Subsidiaries of the transactions contemplated in this Agreement and the Ancillary Documents will not (with or without notice, lapse of time, or both):
(a)    violate, conflict with, or result in a default under any provision of any of Sellers' or such Subsidiaries' Organizational Documents;
(b)    except as set forth on Schedule 3.3(b), and except with respect to any Material Contracts set forth on Schedule 3.9(a)(i) that are terminable upon ninety (90) days' notice or less (“At Will Material Contracts”), violate, conflict with, or constitute a default under, result in the termination, breach, or impairment of or a loss of benefit under, accelerate the performance required by, require any consent, notice, or action by any Person under, or create in any Person the right to accelerate, terminate, modify, or cancel any term or provision of any Material Contract to which any of Sellers or such Subsidiaries is a party, or by which any of Sellers or such Subsidiaries, or any of the Business's material assets, may be bound or subject, except as to matters that would not reasonably be expected to prevent Sellers from performing their obligations under this Agreement, or prevent Sellers or their applicable Subsidiaries from performing their obligations under any Ancillary Documents required to be executed and delivered by them;
(c)    except for Permitted Liens, result in the creation of any Lien upon any of (i) the DIIG Equity Interests or (ii) the DQ Valuation Assets or Luxco IP Assets;
(d)    assuming compliance with the matters referred to in clause (e) below, will not violate or conflict with any applicable Law; and
(e)    will not require any material authorization, consent, approval, exemption, or other action by, or notice to, any Governmental Authority, except (i) as listed on Schedule 3.3(e), (ii) to the extent applicable, under the requirements of the HSR Act and any other applicable Antitrust Laws, and (iii) as to matters that would not reasonably be expected to prevent Sellers from performing their obligations under this Agreement, or prevent Sellers or their applicable Subsidiaries from performing their obligations under any Ancillary Documents required to be executed and delivered by them.

3.3.    No Violation or Conflict.

The execution, delivery, and performance by Sellers of this Agreement and the Ancillary Documents required to be executed and delivered by Sellers and their applicable Subsidiaries (including the Transferred Companies), and the consummation by Sellers and such Subsidiaries of the transactions contemplated in this Agreement and the Ancillary Documents will not (with or without notice, lapse of time, or both):
(a)    violate, conflict with, or result in a default under any provision of any of Sellers' or such Subsidiaries' Organizational Documents;
(b)    except as set forth on Schedule 3.3(b), and except with respect to any Material Contracts set forth on Schedule 3.9(a)(i) that are terminable upon ninety (90) days' notice or less (“At Will Material Contracts”), violate, conflict with, or constitute a default under, result in the termination, breach, or impairment of or a loss of benefit under, accelerate the performance required by, require any consent, notice, or action by any Person under, or create in any Person the right to accelerate, terminate, modify, or cancel any term or provision of any Material Contract to which any of Sellers or such Subsidiaries is a party, or by which any of Sellers or such Subsidiaries, or any of the Business's material assets, may be bound or subject, except as to matters that would not reasonably be expected to prevent Sellers from performing their obligations under this Agreement, or prevent Sellers or their applicable Subsidiaries from performing their obligations under any Ancillary Documents required to be executed and delivered by them;
(c)    except for Permitted Liens, result in the creation of any Lien upon any of (i) the DIIG Equity Interests or (ii) the DQ Valuation Assets or Luxco IP Assets;
(d)    assuming compliance with the matters referred to in clause (e) below, will not violate or conflict with any applicable Law; and
(e)    will not require any material authorization, consent, approval, exemption, or other action by, or notice to, any Governmental Authority, except (i) as listed on Schedule 3.3(e), (ii) to the extent applicable, under the requirements of the HSR Act and any other applicable Antitrust Laws, and (iii) as to matters that would not reasonably be expected to prevent Sellers from performing their obligations under this Agreement, or prevent Sellers or their applicable Subsidiaries from performing their obligations under any Ancillary Documents required to be executed and delivered by them.

3.4.    Capitalization.
(a)Transferred Companies Capitalization. Schedule 3.4(a)(i) sets forth a complete and accurate list of (i) the authorized and outstanding Equity Interests of each of the Transferred Companies and (ii) the holders thereof. The Equity Interests of the Transferred Companies (i) have been duly authorized and validly issued, and are fully paid and non-assessable and (ii) have not been issued in violation of any pre-emptive rights or rights of first refusal. There are no outstanding options, warrants, calls, convertible securities, stock appreciation rights, redemption rights, repurchase rights, “tag along” or “drag along” rights, arrangements, commitments, or other agreements relating to the issued or unissued Equity Interests of the Transferred Companies that gives any Person the right to purchase or receive an Equity Interest in the Transferred Companies, and there are no agreements or commitments of any kind granted by Sellers or any of their Subsidiaries (including the Transferred Companies) obligating any of the Transferred Companies to purchase or redeem any such Equity Interests. All holders of the Equity Interests of the Transferred Companies set forth on Schedule 3.4(a)(i) are the record and beneficial holders of such Equity Interests, with good and marketable title to such Equity Interests, free and clear of all Liens, and have the full right, power, and authority to transfer and deliver valid title to such Equity Interests. Except as set forth on Schedule 3.4(a)(ii), none of Sellers or their Subsidiaries (including the Transferred Companies) has any outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for any Equity Interest of the Transferred Companies. Except as set forth on Schedule 3.4(a)(ii), none of the Equity Interests of the Transferred Companies is subject to any voting trust agreement or other Contractual Obligation or Seller Plan restricting or otherwise relating to the voting, dividend rights, or disposition of such Equity Interest. Except as set forth on Schedule 3.4(a)(ii),there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to any of the Equity Interests of the Transferred Companies, and there are no voting trusts, proxies, or other agreements, restrictions, or understandings with respect to such Equity Interests.
(b)Non-Subsidiary Equity Interests.
(i) Schedule 3.4(b)(i)(A) sets forth a complete and accurate list of all Equity Interests held by the Transferred Companies in entities other than Subsidiaries of such Transferred

Companies, including the Equity Interests in Symbility (the “Non-Subsidiary Shares”). To Sellers' Knowledge, the Non-Subsidiary Shares (A) have been duly authorized and validly issued, and are fully paid and non-assessable and (B) have not been issued in violation of any pre-emptive rights or rights of first refusal or any applicable Law. DIIG III is the record and beneficial owner of the Equity Interests in Symbility set forth on Schedule 3.4(b)(i)(A), with good and marketable title free and clear of all Liens, and has the full right, power, and authority to indirectly transfer and deliver valid title to Stock Buyer to such Equity Interests pursuant to this Agreement. Except as set forth on Schedule 3.4(b)(i)(B), none of Sellers or their Subsidiaries (including the Transferred Companies) has any outstanding Indebtedness that could convey to any Person the right to vote the Non-Subsidiary Shares. Except as set forth on Schedule 3.4(b)(i)(B), none of Sellers and their Subsidiaries (including the Transferred Companies) has caused the Non-Subsidiary Shares to be subject to any voting trust agreement or other Contractual Obligation or Seller Plan restricting or otherwise relating to the voting, dividend rights, or disposition of such Non-Subsidiary Shares, and there are no voting trusts, proxies, or any other agreements, restrictions, or understandings with respect to such Non-Subsidiary Shares. Sellers and their Subsidiaries have complied in all material respects with applicable Law in connection with their acquisition and holding of the Non-Subsidiary Shares, including requirements of Canadian Securities Laws applicable to Sellers and their Subsidiaries as a “control person” of Symbility.
(ii)To Sellers' Knowledge (excluding, for purposes of this sentence, any individuals included in the definition of “Sellers' Knowledge” who have served or are currently serving as members of the board of directors of Symbility and are bound by fiduciary or other obligations of confidentiality), none of Sellers or their Subsidiaries has received any notice regarding (A) any actual or proposed bankruptcy, insolvency, moratorium, or other reorganization of Symbility, (B) any proposed material merger, consolidation, or other business combination of, or material acquisition or disposition of the assets or equity of, Symbility or its business, other than in connection with the transactions contemplated by this Agreement or as may be disclosed in Symbility's public disclosure records, or (C) as of the date of this Agreement, any change or event that would have a Symbility Material Adverse Effect, other than as may be disclosed in Symbility's public disclosure records.

3.5.    Title to and Sufficiency of Assets.
Except as set forth on Schedule 3.5, DQLS has sole and exclusive, good and valid title to (or, in the case of any DQ Valuation Assets that are leased or licensed by it, valid leasehold interests or licenses in) the DQ Valuation Assets, in each case free and clear of all Liens, other than Permitted Liens. The DQ Valuation Assets constitute all of the assets, properties, and rights necessary to operate the DQ Valuation Business in all material respects by DQLS and its Subsidiaries, other than the Retained Assets. Each of the Transferred Companies has sole and exclusive, good and valid title to (or in the case of any assets that are leased or licensed by it, valid leasehold interest or licenses in) all of its assets, in each case free and clear of all Liens, other than Permitted Liens. The assets of the Transferred Companies constitute all of the assets, properties, and rights necessary to operate the Transferred Companies Business in all material respects by the Transferred Companies, except for the assets, properties, and rights being provided to Buyers pursuant to the Ancillary Documents and the Retained Assets. This Section 3.5 will not apply to any Business Intellectual Property Rights, which are addressed exclusively in Section 3.12 (Intellectual Property).

3.6.    Financial Statements.
(a)Financial Statements. Attached hereto as Schedule 3.6(a) are complete and correct copies of the audited combined carve-out balance sheet of the Business as of December 31, 2012 (the “Most Recent Balance Sheet Date”), and the related audited combined carve-out statement of operations and parent company investment, and cash flows of the Business for the fiscal year then-ended, accompanied by any notes thereto and the reports of Sellers' independent accountants with respect thereto (the “Financial Statements”).
(b)Compliance with GAAP. The Financial Statements (including any notes thereto) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated. The Financial Statements are based on the books and records of the Business, and fairly present, in all material aspects, the combined carve-out financial position and results of the operations of the Business, as of the date thereof, and its consolidated results of operations and cash flow for the periods then-ended in accordance with GAAP.
(c)Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6(c), Sellers and their Subsidiaries (other than the Transferred Companies) do not have any Liabilities in connection with the Business, and the Transferred Companies do not have any Liabilities, in each case that are of a nature required to be reflected in a balance sheet of the Business prepared in accordance with GAAP except for (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date or contemplated by this Agreement or with respect thereto, and (iii) obligations of future performance under contracts set forth on a Schedule hereto, or contracts entered into after the date of this Agreement without violating or breaching Section 5.2 (Operation of the Business) or Section 5.3 (Negative Covenants).
(d)Accounts Receivable. Schedule 3.6(d) sets forth a complete and accurate list of (i) all accounts receivable of the Transferred Companies, including the account debtors, and (ii) the account debtors of all accounts receivable of the DQ Valuation Business, each, as of May 31, 2013. All accounts receivable of the Business included in the Financial Statements, or arising since the Most Recent Balance Sheet Date, represent sales actually made in the Ordinary Course of Business, and are not subject to any pledge, dispute, defense, setoff, or other claim, other than as required under the Credit Facilities, and are collectable in the Ordinary Course of Business, net of reserves shown on the Financial Statements.

3.7.    Absence of Certain Changes.
From the Most Recent Balance Sheet Date through the date of this Agreement (a) there has not been any Effect that constitutes, individually or in the aggregate, a Material Adverse Effect, disregarding for this purpose the effect or results of any matter that is disclosed in any Schedule, (b) the Business has been conducted in all material respects in the Ordinary Course of Business (aside from actions contemplated by this Agreement, the Ancillary Documents, and the Pre-Closing Reorganization), and (c) except as set forth on Schedule 3.7, none of Sellers or their Subsidiaries (including the Transferred Companies) has taken any action that would have required the prior written consent of Buyers under Section 5.2 (Operation of the Business) or Section 5.3 (Negative Covenants) if such action had been taken after the date of this Agreement and prior to the Closing (aside from actions contemplated by the Pre-Closing Reorganization).
3.8.    Indebtedness.

As of the date of this Agreement, all of the Transferred Companies' Indebtedness is listed on Schedule 3.8. For each item of Indebtedness, as of the date of this Agreement, Schedule 3.8 correctly sets forth the debtor, the Contractual Obligations governing the Indebtedness, the principal amount of the Indebtedness, and any accrued and unpaid interest as of May 31, 2013. Except as set forth on Schedule 3.8, the Transferred Companies have no liability in respect of a guarantee of any Indebtedness or other liability of any other Person (other than of another Transferred Company).

3.9.    Contracts.
(a)Material Contracts. Schedule 3.9(a) lists, as of the date of this Agreement, each of the following contracts to which or by which (x) DQLS in respect of the DQ Valuation Business, (y) Luxco in respect of the Luxco IP Assets, and (z) each of the Transferred Companies, as applicable, is a party or bound (each, a “Material Contract”):
(i)any Contractual Obligation (or group of related Contractual Obligations) (A) with respect to the MSB Business, for (x) the sale of products or services requiring aggregate annual consideration of $250,000 or more, (y) the purchase of products or services requiring annual consideration of $150,000 or more, and (z) without duplication of the immediately preceding clauses (x) and (y), the sale of products or services to, and the purchase of products or services from, the customers and suppliers set forth on Schedule 3.22 with respect to the MSB Business, and (B) with respect to the DQ Business, for (x) the sale of products or services requiring aggregate annual consideration of $150,000 or more, (y) the purchase of products or services requiring annual consideration of $100,000 or more, and (z) without duplication of the immediately preceding clauses (x) and (y), the sale of products or services to, and the purchase of products or services from, the customers and suppliers set forth on Schedule 3.22 with respect to the DQ Business;
(ii)any partnership or joint venture agreement;
(iii)any material agreement with a Governmental Authority;
(iv)any Contractual Obligation under which any of them has created, incurred, assumed, or guaranteed any outstanding Indebtedness, or any Contractual Obligation under which any of them has granted a Lien (other than a Permitted Lien) on the Business or any of the DIIG Equity Interests, the DQ Valuation Assets, or the Luxco IP Assets;
(v)any Contractual Obligation that (A) prohibits any of them from competing in any line of business, or with any Person, or in any market or geographic area, (B) contains any so called “most favored nation” provisions or any similar provision requiring any of them to offer a Person terms or concessions at least as favorable as those offered to one or more other Persons, except for any such provisions that do not materially restrict the Business or (C) contains any “exclusivity” or similar provisions under which any of them is restricted with respect to distribution, licensing, marketing, co-marketing, or development, except, with respect to clause (C) only for any such provisions as are offered in the Ordinary Course of Business;
(vi)any employment-related Contractual Obligation, plan, or program pursuant to which material payments are required to be paid upon a change of control of any of them;
(vii)any Contractual Obligation that is a written employment or consulting agreement with an employee, independent contractor, or consultant (A) whose annual base compensation in 2012 exceeded $150,000 per year or (B) that is not terminable upon ninety (90) days' notice or less without the payment of severance or other termination-related payments that exceed $150,000;

(viii)any collective bargaining agreement;
(ix)any Contractual Obligation relating to the licensing of Intellectual Property Rights (A) involving annual payments in excess of $100,000, except for generally available commercial software licensed on shrink wrap, click wrap, or other standard terms, or (B) that is not cancellable without material penalty or without more than ninety (90) days' notice;
(x)any Contractual Obligation governing, or any material Contractual Obligation relating to, the acquisition or disposition of the Equity Interests of any Person, any business, or any material amount of assets outside of the Ordinary Course of Business, in each case, whether by merger, sale of stock, sale of assets, or otherwise;
(xi)any Contractual Obligation pursuant to which any of them has an existing obligation pursuant to any claims made to pay any amount in excess of $100,000 with respect to indemnification obligations or purchase price adjustments, in connection with any merger, consolidation, or other business combination, or any acquisition or disposition of a business;
(xii)any Contractual Obligation that provides for the sale, assignment, lease, license, or other disposition of any asset or assets of any of them with a value in excess of $100,000 in the aggregate for such asset or assets, except in the Ordinary Course of Business;
(xiii)any powers of attorney granted by any of the Transferred Companies;
(xiv)any Contractual Obligation the benefits of which will be increased or accelerated by, or which are contingent or materially altered by, the occurrence of the transactions contemplated by this Agreement;
(xv)any Contractual Obligation that provides for the assumption of any environmental or other material Liability of any Person;
(xvi)each of the Real Property Leases; or
(xvii)any other Contractual Obligation under which the consequences of a default or termination would have a Material Adverse Effect.
(b)Enforceability of Material Contracts. Each Material Contract is valid, binding, and, as of the date of this Agreement, enforceable against Sellers and their Subsidiaries (including the Transferred Companies) party thereto and, to Sellers' Knowledge, each other party thereto in accordance with such Material Contract's terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws in effect which affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a Proceeding at law or in equity. None of (A) DQLS in respect of the DQ Valuation Business, (B) Luxco in respect of the Luxco IP Assets, or (C) the Transferred Companies is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Contract. To Sellers' Knowledge, as of the date of this Agreement, no other party to any Material Contract is, in material breach or violation of, or default under, or has repudiated any material provision of, any Material Contract. Complete and correct copies of the Material Contracts (including all modifications, amendments, and supplements thereto), other than any Terminating Agreements, have been made available to Buyer. Except as set forth on Schedule 3.9(b), Sellers and their Subsidiaries (including the Transferred Companies) have not received any written, notice regarding any actual or possible violation or breach of, or default under, or intention to cancel or materially modify, any Material Contract, or, to Sellers' Knowledge, any oral notice regarding any intention to cancel or materially modify any Material Contract.
3.10.    Employees and Labor Matters.
(a)Employees. Schedule 3.10(a) contains, as of the day immediately preceding the date of this Agreement, an accurate and complete list of the names of (i) all of the employees of the Transferred Companies and (ii) all of the Solicited DQ Valuation Business Employees, and sets forth for each such individual, to the extent permitted by applicable Law, the following: (A) name, (B) title or position (including whether full or part time), (C) hire date, (D) current annual base compensation rate, and (E) commission, target bonus, or other cash incentive compensation, if any. Except as set forth on Schedule 3.10(a), as of the date of this Agreement, each employee of the Transferred Companies and each Solicited DQ Valuation Business Employee is currently devoting substantially all of his or her business time to the Business.
(b)Labor Practices. As of the date of this Agreement, there are no material claims or Proceedings pending, or to Sellers' Knowledge, threatened, against the Transferred Companies asserting that any Transferred Company has committed an unfair labor practice, and no such claims are pending or, to Sellers' Knowledge, threatened with respect to the Solicited DQ Valuation Business Employees (in each case in connection with such employee's employment with any of the Transferred Companies or DQLS). As of the date of this Agreement and since January 4, 2011, there has been no work slowdown, lockout, stoppage, picketing, or strike pending or, to Sellers' Knowledge, threatened by or with respect to any employees of the Transferred Companies or the Solicited DQ Valuation Business Employees. No employee of the Transferred Companies, and no Solicited DQ Valuation Business Employee, is, or during the period since January 4, 2011 has been, represented by a labor union, works council, or similar labor organization in connection with such employee's employment with any Transferred Company or DQLS, and no Transferred Company is, or since January 4, 2011 has been, party to, or otherwise subject to, any collective bargaining agreement or other similar labor union contract. There are no labor unions, works councils, or similar labor organizations that have, since January 4, 2011, filed a petition with a Governmental Authority seeking certification as the collective bargaining representative of any employees of the Transferred Companies or any Solicited DQ Valuation Business Employees (in each case, in connection with such employee's employment with any Transferred Company or DQLS), and, to Sellers' Knowledge, no labor union, works council, or similar labor organization is currently engaged in any organizing activity with respect to any employees of the Transferred Companies or any Solicited DQ Valuation Business Employees.
(c)No Layoffs. Except as set forth on Schedule 3.10(c), since January 4, 2011, no Transferred Company has effectuated (i) a “plant closing” or substantially similar action as defined in any Worker Notification Law or (ii) a “mass layoff” or substantially similar action as defined in any Worker Notification Law.
(d)Compliance. Since January 4, 2011, each Transferred Company has complied in all material respects with all applicable Law relating to employment, equal employment opportunity, non-discrimination, immigration (including the employment of undocumented workers), exemption status, wages, hours, overtime, working conditions, breaks, collective bargaining, unlawful retirement or termination, occupational safety and health, and plant closing or mass layoffs. The employees and independent contractors of the Transferred Companies and the Solicited DQ Valuation Business Employees are properly classified as such in all material respects under applicable Law.

3.11.    Employee Benefit Plans.
(a)Benefit Plans. Schedule 3.11(a) sets forth an accurate and complete list of each Benefit Plan sponsored, maintained, or contributed to by any of Sellers or their Subsidiaries or the Transferred Companies for the benefit of any employees of the Transferred Companies or the Solicited DQ Valuation Business Employees, or pursuant to which any of Sellers or their Subsidiaries or the Transferred Companies has any liability, contingent or otherwise in respect of employees of the Transferred Companies or the Solicited DQ Valuation Business Employees (individually, a “Seller Plan”, and collectively, the “Seller Plans”) (such list to indicate those Seller Plans sponsored or maintained by the Transferred Companies, which plans will be known as the “Transferred Companies Plans”).
(b)Seller Plans. With respect to each Seller Plan that is a Transferred Companies Plan, Sellers have made available to Buyers current, accurate, and complete copies of all material plan documents, including any amendments or written interpretations thereto, or, if no written plan document exists, a complete written description of such Transferred Companies Plan. With respect to each Seller Plan that is not a Transferred Companies Plan, Sellers have made available either a current, accurate, and complete copy of the relevant plan document or a written summary thereof. In addition, Sellers have made available to Buyers with respect to each Transferred Companies Plan: (i) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (ii) the most recent annual actuarial valuation, if any, (iii) the most recent IRS determination, opinion, or advisory letter, (iv) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, (v) all material correspondence to or from any Governmental Authority received since January 4, 2011, and (v) all trust agreements, administrative service agreements, group annuity contracts, and group insurance contracts.
(c)Plan Qualification; Plan Administration. (i) Each Transferred Companies Plan that is intended to be qualified under section 401(a) of the Code has received or filed for a favorable determination or opinion letter to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired, and Sellers and the Transferred Companies have not taken any action, or failed to take any action, where such action or failure would be reasonably expected to result in the revocation of such letter or the failure to obtain such qualification, (ii) each Transferred Companies Plan has been administered in compliance in all material respects in accordance with its terms and all applicable Law, and (iii) the requirements of Part 6 of Subtitle B of Title I of ERISA and of section 4980B of the Code have been met in all material respects with respect to each Transferred Companies Plan that is a welfare benefit plan within the meaning of section 3(1) of ERISA and is subject to such provisions. As of the date of this Agreement, there is no pending or, to Sellers' Knowledge, threatened material claim or action (including any audit from a Governmental Authority) relating to a Transferred Companies Plan, except routine claims in the Ordinary Course of Business for benefits provided for by the Transferred Companies Plans.
(d)All Contributions and Premiums Paid. In all material respects, all required contributions, assessments, and premium payments on account of each Seller Plan have been timely paid by the applicable due date or accrued in accordance with GAAP.
(e)No Liability. None of Sellers, the Transferred Companies, or their ERISA Affiliates have, within the preceding six (6) years, maintained or contributed to a plan subject to Title IV of ERISA or section 412 or 413 of the Code, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
(f)Retiree Benefits; Certain Welfare Plans. Except as required under section 601 et seq. of ERISA or section 4980B of the Code, or any analogous state Law, no Seller Plan that is a welfare benefit plan within the meaning of section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment.
(g)Transaction-Based Compensation. Except as set forth on Schedule 3.11(g)(i), there is no existing contract, plan, or arrangement that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that (i) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code to any Solicited DQ Valuation Business Employees or any current or former employees of the Transferred Companies or (ii) would not be deductible by the Transferred Companies or Buyers by reason of Section 280G of the Code. Except as set forth on Schedule 3.11(g)(ii), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any current or former employees of the Transferred Companies or the Solicited DQ Valuation Business Employees to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Seller Plan, (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Transferred Companies Plan, or (iii) trigger any obligation to fund any Transferred Companies Plan.
(h)Section 409A. Each Transferred Companies Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(i)Non-U.S. Plans. Except as set forth on Schedule 3.11(i), no Transferred Companies Plan is maintained outside the jurisdiction of the United States, or covers any employees of the Transferred Companies or Solicited DQ Valuation Business Employees who primarily reside or work outside the United States (any such Transferred Companies Plan, a “Non-U.S. Plan”). With respect to the Non-U.S. Plans, (A) all Non-U.S. Plans have been established, maintained, and administered in compliance in all material respects with their terms and all applicable Law and (B) all Non-U.S. Plans that are required to be funded are fully funded in all material respects, and with respect to all other Non-U.S. Plans, except as would not result in material liability to Buyers, adequate reserves have been established therefor, and (C) no material liability or obligation of the Transferred Companies exists with respect to such Non U.S. Plans that have not been disclosed on Schedule 3.11(i).
3.12.    Intellectual Property.
(a)Scheduled Intellectual Property. Schedule 3.12(a)(i) sets forth a complete and accurate list of all registered Patents, registered Copyrights, registered Trademarks, registered Domain Names, and all applications for the foregoing owned or purported to be owned by the Transferred Companies (the “Transferred Companies Scheduled Intellectual Property Rights”). Schedule 3.12(a)(ii) sets forth a complete and accurate list of all registered Patents, registered Copyrights, registered Trademarks, registered Domain Names, and all applications for the foregoing included in the Transferred DQ Valuation Business Intellectual Property Rights (the “DQ Valuation Business Scheduled Intellectual Property Rights”). Schedule 3.12(a)(iii) sets forth a complete and accurate list of all registered Patents, registered Copyrights, registered Trademarks, registered Domain Names, and all applications for the foregoing included in the Luxco IP Assets (the “Luxco Scheduled Intellectual Property Rights” and, collectively with the Transferred Companies Scheduled Intellectual Property Rights and DQ Valuation Business Scheduled Intellectual Property Rights, the “Scheduled Intellectual Property Rights”). Each of Schedules 3.12(a)(i), 3.12(a)(ii), and 3.12(a)(iii) sets forth for each item of Scheduled Intellectual Property Rights the name of the owner, the applicable jurisdiction, status, application or registration number, and, other than in the case of Copyrights for which public record information is available, date of application, registration, or issuance, as applicable, and (ii) for all Scheduled Intellectual Property Rights, all upcoming due dates (including for office responses, payment of fees or other office actions with respect to the relevant Governmental Authority) and filing deadlines in the one-hundred eighty (180)-day period following the date of this Agreement. Sellers and the Transferred Companies have complied in all material respects with all applicable Law and the requirements of all applicable Governmental Authorities to prosecute, file, and maintain all material Scheduled Intellectual Property Rights in full force and effect, including payment of all required maintenance and renewal fees and the filing of all office actions when due in respect thereof. Except as otherwise set forth on Schedule 3.12(a)(iv), each of Sellers and the Transferred Companies, as applicable, has filed with the appropriate U.S. Governmental Authority documents that would be sufficient to establish, once such documents are duly and timely recorded by the appropriate Governmental Agency, that such Seller or Transferred Company is the recorded owner of each U.S. Patent, each material U.S. Copyright (which, for the avoidance of doubt, are listed on Schedule 3.12(a)(iv)), and each material U.S. Trademark (which, for the avoidance of doubt, are listed on Schedule 3.12(a)(iv)) included within the Scheduled Intellectual Property Rights. To Sellers' Knowledge each material item in the issued Scheduled Intellectual Property Rights is valid and enforceable.
(b)Status of Intellectual Property Rights. Except as set forth on Schedule 3.12(b), each item of the Business Intellectual Property Rights is either (i) exclusively owned by Sellers or one of the Transferred Companies free and clear of any Liens, other than Permitted Liens, or (ii) rightfully used and authorized for use by Sellers or the Transferred Companies pursuant to a valid and enforceable written license. The Business Intellectual Property Rights together with the Intellectual Property Rights licensed under the Business License Agreements, the Seller Transition Services Agreement, the Master Services and License Agreement, and the Patent License Agreement constitute all of the material Intellectual Property Rights used in or necessary to conduct the Business as of the date of this Agreement. None of Sellers or the Transferred Companies has granted any exclusive license with respect to any Business Intellectual Property Rights.
(c)Business License Agreements. Schedule 3.12(c) sets forth a complete and accurate list of all contracts and licenses to which Sellers and the Transferred Companies are bound pursuant to which (i) Sellers or any of the Transferred Companies are granted a license or other right to use the Intellectual Property Rights of a third Person (except for generally available commercial software licensed on shrink wrap, click wrap, or other non-negotiated standard terms, including licenses for Shrink Wrap Code) for use in and that is material to the operation of the Business and (ii) other than (A) non-disclosure agreements, and (B) non-exclusive licenses with respect to Business Products granted to customers in the Ordinary Course of Business, Sellers or the Transferred Companies have granted, licensed, or provided any material Business Intellectual Property Rights to third Persons (all such contracts and licenses set forth in Schedule 3.12(c) collectively referred to as the “Business License Agreements”). None of Sellers or the Transferred Companies has entered into any Contractual Obligation with respect to any material Business Intellectual Property Rights that prevents, or, after the Closing Date, would prevent, such Business Intellectual Property Rights from being, fully transferable, alienable, and licensable by Buyers or the Transferred Companies without restriction and without payment of any kind to any third Person. Immediately following the Closing Date, Buyers and the Transferred Companies will be permitted to exercise all of their respective rights under the Business License Agreements that constitute Material Contracts, except as otherwise set forth on Schedule 3.9(b).
(d)Absence of Infringement Claims. Except as set forth on Schedule 3.12(d), the operation of the Business by Sellers or any of the Transferred Companies, including the sale, licensing or distribution of Business Products, has not and does not infringe or misappropriate any material Intellectual Property Rights of any Person in any material respect or constitute unfair competition or trade practices under the applicable Law of any jurisdiction. Except as set forth on Schedule 3.12(d), since January 4, 2011, neither Sellers nor any of the Transferred Companies have received written notice from any Person (i) requesting that Sellers or any of the Transferred Companies take a license under the Intellectual Property Rights of a third Person or (ii) claiming that the operation of the Business by Sellers or any of the Transferred Companies, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the applicable Law of any jurisdiction.
(e)Absence of Validity Challenges. No Business Product or material Business Intellectual Property Rights are subject to any Proceeding or outstanding decree, judicial order, judgment, settlement agreement, or stipulation that restricts in any manner the use, provision, transfer, assignment, or licensing thereof by any of Sellers or the Transferred Companies or, to Sellers' Knowledge, that may affect the validity, use, or enforceability thereof. To Sellers' Knowledge, there is no governmental prohibition or restriction on the use of any Business Intellectual Property Rights in any jurisdiction in which Sellers or any of the Transferred Companies currently conduct or have conducted the Business. Since January 4, 2011, none of Sellers or any of the Transferred Companies has received any written notice from any Person alleging any legal claim or Proceeding challenging the validity, enforceability, ownership, scope, or right of Sellers or any of the Transferred Companies to use any material Business Intellectual Property Rights.
(f)Absence of Third-Party Infringement. To the Sellers' Knowledge, except as set forth on Schedule 3.12(f)(i), no Person is infringing or misappropriating any material Business Intellectual Property Rights. Except as set forth on Schedule 3.12(f)(ii), since January 4, 2011, neither Sellers nor any of the Transferred Companies have sent any written notices to any third-parties alleging infringement, violation, or any misappropriation of any Business Intellectual Property Rights.
(g)Invention Assignments. Since January 4, 2011, all current and former employees, officers, and directors of Sellers and the Transferred Companies, and independent contractors of Sellers and the Transferred Companies, in each case who have created or developed any material Business Intellectual Property Rights, have executed written agreements with one or more of Sellers or the Transferred Companies, assigning to one or more of Sellers or the Transferred Companies, as applicable, all right, title, and interest in and to any and all work product, including all Intellectual Property Rights relating thereto. Sellers and the Transferred Companies have each taken commercially reasonable measures to protect its ownership of, and rights in, all Business Intellectual Property Rights, including all confidential information and Trade Secrets pertaining thereto, that are material to the operation of the Business.
(h)Disclosure of Source Code. Except as set forth in Schedule 3.12(h), neither any of Sellers nor any of the Transferred Companies has disclosed or delivered to any escrow agent or any other Person any of the Source Code relating to any Business Intellectual Property or Business Product. No Person other than employees or contractors of Sellers and the Transferred Companies under binding written obligations of confidentiality has any access or rights to any such Source Code. To Sellers' Knowledge, no circumstance or condition currently exists that, with or without notice, lapse of time, or both will, or would reasonably be expected to, result in the delivery or disclosure of any such Source Code to any such Person.
(i)Absence of Contaminants. Sellers and the Transferred Companies have taken commercially reasonable steps and use commercially reasonable efforts designed to ensure that all Software in the Business Intellectual Property Rights, including commercially reasonable efforts designed to ensure that any such Software in any Business Products, is free of any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus”, or other Software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Software or data or other Software of users (“Contaminants”), and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage, or disable in any material respect any of the internal computer systems of Sellers and the Transferred Companies.

(j)Open Source Software. Schedule 3.12(j) sets forth all Software that is distributed as Open Source Software that has been (i) incorporated into any Business Product or (ii) distributed or otherwise hosted by the Sellers or any Transferred Companies for use by third Persons. Except as set forth in Schedule 3.12(j), neither any of Sellers nor any of the Transferred Companies is distributing or hosting any Publicly Available Software. With respect to any Open Source Software that is or has been incorporated in any Business Product by Sellers or any of the Transferred Companies, each of Sellers and the Transferred Companies has been and is in material compliance with all applicable license conditions and covenants with respect thereto.
(k)IT Systems. Since January 4, 2011, Sellers and the Transferred Companies have used commercially reasonable efforts consistent with industry practice to protect the information technology systems used in connection with the operation of the Business (“IT Systems”) from Contaminants. The IT Systems, as a whole, are commercially reasonable in all material respects for the conduct of the Business. Since January 4, 2011, the IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects. Since January 4, 2011, there have been no material unauthorized intrusions or material breaches of the security of any of Sellers' or the Transferred Companies' IT Systems. Sellers and the Transferred Companies have commercially reasonable disaster recovery and business continuity plans, procedures and facilities for a business of its nature and have taken commercially reasonable steps consistent with industry standard practices to safeguard the IT Systems utilized in the operation of the Business.
(l)No Government Funding. No funding, facilities, or personnel of any educational institution or Governmental Authority have been used to develop or create, in whole or in part, any Business Intellectual Property Rights, including any Business Product. None of Sellers or the Transferred Companies is or has been a member or promoter of, or a contributor to, any industry standards body or similar organization which, as a result thereof, has a legal right to compel any of Sellers or the Transferred Companies to grant or offer to any third Person any license or right to any Business Intellectual Property Rights.
(m)Data Privacy. Sellers and the Transferred Companies have at all times since January 4, 2011 provided complete and accurate notice of their respective privacy, data protection, and data security practices on all of their respective websites, and Sellers' and the Transferred Companies' privacy practices have at all times since January 4, 2011 complied in all material respects with such privacy notices. Copies of the current privacy policies of Sellers and the Transferred Companies have been made available to Buyers. Since January 4, 2011, there has not been any Proceeding pending or, to Sellers' Knowledge, threatened against any of Sellers with respect to the Business or the Transferred Companies alleging a violation of any Person's privacy, data protection, or data security rights.
This Section 3.12 contains the sole and exclusive representations and warranties of Sellers in this Agreement with respect to Intellectual Property Rights, and no other representations and warranties of Sellers elsewhere in this ARTICLE III will be deemed to apply to Intellectual Property Rights.
3.13.    Compliance with Laws.
(a)    Compliance. Each of Sellers and their Subsidiaries (excluding the Transferred Companies) with respect to the Business, and each of the Transferred Companies, is and has been since January 4, 2011, in compliance in all material respects with all Laws applicable to the Business, including all properties and assets of the Business.
(b)    Permits. Sellers and the Transferred Companies have all material Permits required under Laws applicable to the Business (including all properties and assets of the Business), or that are otherwise necessary for Sellers or the Transferred Companies to carry on the Business, and all such material Permits are, to Sellers' Knowledge, (i) valid and in full force and effect, (ii) in material compliance with the respective requirements of such Permits, and (iii) current in payment of all fees and charges with respect to such Permits. None of Sellers or their Subsidiaries (including the Transferred Companies) has received, since January 4, 2011, any written notice from any Governmental Authority regarding any material adverse change in any such material Permit or any actual or possible material violation of any such material Permit. No event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to result in the revocation, suspension, cancellation, lapse, termination, or limitation of any such material Permit.
(c)    Anti-Corruption. None of Sellers or any of their Subsidiaries (including the Transferred Companies), or any of their respective directors, officers, employees, agents, or representatives, has, directly or indirectly, since January 4, 2011, with respect to the Business (i) offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback, or illegal or improper payment to assist in obtaining or retaining business or (ii) taken any other action, in each case, in violation of the Foreign Corrupt Practices Act of the United States of America, as amended, or any other applicable similar anti-corruption Laws.

3.14.    Real Property.

(a)    Owned Real Property. Schedule 3.14(a) sets forth each parcel of real property necessary for the conduct of the Business or otherwise held by a Transferred Company, and the name of the Person that owns each such parcel of real property (the “Owned Real Property”). Except as set forth on Schedule 3.14(a), the owners of all Owned Real Property have good and valid title in and to the Owned Real Property, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 3.14(a), there are no written or oral leases, subleases, licenses, concessions, occupancy agreements, or other Contractual Obligations granting any other Person the right of use or occupancy of any Owned Real Property, and there is no Person (other than any of the Transferred Companies) in possession of any of the Owned Real Property. There is no pending or, to Sellers' Knowledge, threatened eminent domain taking affecting any of the Owned Real Property.
(b)    Leased Real Property. Schedule 3.14(b) sets forth the leases (the “Real Property Leases”) relating to each parcel of real property necessary for the conduct of the Business or otherwise held by a Transferred Company (the “Leased Real Properties”). Sellers have made available to Buyers true and complete copies of the Real Property Leases, and all extensions, amendments, and other modifications, if any, thereof, and any material subordination and non-disturbance agreements relating thereto, and, other than the Real Property Leases, none of the Transferred Companies is a party to any other agreement that includes any option to purchase or lease any real property or interest therein. The Transferred Companies have valid, binding, and enforceable leasehold interests in the Leased Real Property. None of the Leased Real Property is occupied by any Transferred Company pursuant to a sublease. There is no pending or, to Sellers' Knowledge, threatened eminent domain taking affecting any of the Leased Real Property. With respect to each Real Property Lease: (i) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease and (ii) the applicable Transferred Company has not assigned, transferred, subleased, conveyed, mortgaged, deeded in trust, or encumbered any interest in the lease.
(d)    Improvements. To Sellers' Knowledge, all buildings, structures, fixtures, building systems and equipment, improvements and appurtenances, and all components thereof on the Owned Real Property and the Leased Real Property (“Improvements”) are in good condition and repair in all material respects and sufficient for the operation of the Business. To Sellers' Knowledge there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.
(e)    Utilities. To Sellers' Knowledge, all applicable water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm, and waste water systems and other utility services or systems for the Owned Real Property and the Leased Real Property have been installed and are operational and sufficient for the operation of the Business using such services or systems.
(f)    Easements. To Sellers' Knowledge, the current use and occupancy of the Owned Real Property and the Leased Real Property, and the conduct of the Business thereon, does not violate in any material respect any easement, covenant, condition, restriction, or similar provision any instrument of record affecting such Owned Real Property or Leased Real Property.

3.15.    Brokers.

Except for the fee payable by DIIG I to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BAML”), which fee will be borne by Stock Seller or one or more of its Affiliates (excluding the Transferred Companies), no agent, broker, finder, or investment or commercial banker engaged by or acting on behalf of Sellers and their Affiliates in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's, finder's, or similar fees, commissions or expenses as a result of this Agreement or the transactions contemplated by this Agreement.
3.16.    Taxes.
(a)Payment of Taxes. Except as disclosed on Schedule 3.16(a), (i) all income and other material Tax Returns that were required to have been filed by each of the Transferred Companies have been duly and timely filed with the appropriate Taxing Authority, taking into account all extensions of time, (ii) all such Tax Returns have been prepared in all material respects in compliance with Applicable Law, and (iii) all material Taxes owed by each of the Transferred Companies, whether or not shown on such Tax Returns, have been paid or accrued in full on the books or records of such Transferred Companies.
(b)Withholding. All Taxes that each of the Transferred Companies has been required to deduct or withhold in connection with amounts paid or owing to any employee, director, independent contractor, creditor, or stockholder, have been deducted or withheld and have been paid to the appropriate Taxing Authority.
(c)Tax Proceedings. Except as disclosed on Schedule 3.16(c), (i) no Tax Return referred to in Section 3.16(a) (for a period with respect to which the statute of limitations period has not expired) has been the subject of a Tax Proceeding by a Taxing Authority with jurisdiction over one or more of the Transferred Companies, (ii) no outstanding deficiencies have been asserted in writing, or assessments have been made in writing, as a result of any examination of a Tax Return referred to in Section 3.16(a) by a Taxing Authority with jurisdiction over one or more of the Transferred Companies, (iii) there are no Tax Proceedings in progress or pending or, to Sellers' Knowledge, threatened, related to Taxes of any of the Transferred Companies, and (iv) there are no extensions or waivers of the statutes of limitations with respect to Taxes of any of the Transferred Companies that remain in effect (except for ordinary course extensions of time within which to file Tax Returns).

(d)No Change in Accounting Method. None of the Transferred Companies has agreed to, or is required to, make any adjustment for any period pursuant to Section 481(a) of the Code by reason of any change in any accounting method for Tax purposes. There is no application currently pending with any Taxing Authority requesting permission for any such change in any accounting method of any of the Transferred Companies, and the IRS has not issued in writing any proposal regarding any such adjustment or change in accounting method.
(e)Tax Liens. Except as disclosed on Schedule 3.16(e), other than Permitted Liens, there are no Liens for Taxes on any assets of any of the Transferred Companies.
(f)Copies of Tax Returns. Sellers have made available to Buyers complete and accurate copies of (i) all U.S. federal and material state Tax Returns, and any amendments thereto, filed by any of the Transferred Companies for any Tax period in which such Transferred Company was a direct or indirect Subsidiary of Stock Seller and (ii) all audit reports and statements of deficiency relating to any U.S. federal and material state Tax Return filed by any of the Transferred Companies.
(g)No Tax Sharing Agreements. None of the Transferred Companies is party to or bound by any contract to allocate, share or indemnify another party for Taxes. None of the Transferred Companies has any liability for the Taxes of any third party whether under Treasury Regulation § 1.1502-6 (or similar provision of state or local law), as a transferee, successor, by contract or otherwise.
(h)No Taxing Authority Claims. Except as set forth on Schedule 3.16(h), in the past five (5) years, no written claim has been made by any Taxing Authority in a jurisdiction where none of the Transferred Companies files a Tax Return that the relevant Transferred Company is or may be subject to Taxation by that jurisdiction.
(i)Listed Transactions. None of the Transferred Companies has been a party to a listed transaction described in Treasury Regulations section 1.6011-4.
(j)Net Operating Losses.  As of the Closing Date, DIIG I and New DIIG III will have the cumulative U.S. federal net operating loss carry forwards set forth on Schedule 3.16(j), when taking into account the tax period ended on December 31, 2011, the tax period ended on December 31, 2012, and any subsequent tax years ending on or before the Closing Date.
Nothing in this Section 3.16, with the exception of Section 3.16(j), will be construed as providing a representation or warranty with respect to the existence, amount, expiration date, or limitation on (or availability of) any Tax attribute of any of the Transferred Companies. This Section 3.16 contains the sole and exclusive representations and warranties of Sellers in this Agreement with respect to Taxes, and no other representations and warranties of Sellers elsewhere in this ARTICLE III will be deemed to apply to Taxes.
3.17.    Litigation.

Except as set forth on Schedule 3.17, as of the date of this Agreement, there is no material Proceeding pending or, to Sellers' Knowledge, threatened against any of (a) Sellers or (to Sellers' Knowledge) their respective members, partners, managers, directors, or officers, in each case, with respect to the Business, (b) the Transferred Companies (to Sellers' Knowledge) their respective members, partners, managers, directors, or officers, in each case, with respect to the Business, (c) the DQ Valuation Assets, or (d) the Luxco IP Assets before any Governmental Authority, arbitrator, or mediator. There is no judgment, decree, injunction, rule, or order of any Governmental Authority, arbitrator, or mediator outstanding against any of (a) Sellers or (to Sellers' Knowledge) their respective members, partners, managers, directors, or officers, in each case, with respect to the Business, (b) the Transferred Companies, (c) the DQ Valuation Assets, or (d) the Luxco IP Assets before any Governmental Authority, arbitrator, or mediator that reasonably could be expected to prevent, prohibit, impair, hinder, or delay the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.17, none of Sellers or the Transferred Companies has brought any Proceeding with respect to the Business since January 4, 2011, excluding collection of receivables in the Ordinary Course of Business.
3.18.    Environmental Matters.
(a)Environmental Law. (i) Sellers and their Subsidiaries (including the Transferred Companies) are in material compliance with all Environmental Laws applicable to the Business (including the Owned Real Property and the Leased Real Property), (ii) Sellers and their Subsidiaries (including the Transferred Companies) have all material Permits required under Environmental Laws applicable to the Business, and are in material compliance with the respective requirements of such Permits, and (iii) there is not now pending or, to Sellers' Knowledge, threatened, any material Proceeding against any of Sellers or the Transferred Companies in connection with any past or present noncompliance with such Environmental Laws applicable to the Business.
(b)Hazardous Materials. To Sellers' Knowledge, (i) there are no Hazardous Materials present on or in the Environment at any of the Owned Real Property or Leased Real Properties, (ii) no Person has permitted or conducted any Hazardous Activity with respect to the Owned Real Property or Leased Real Properties, and (iii) there has been no Release or Threat of Release of any Hazardous Materials at or from any of the Owned Real Property or Leased Real Properties.
(c)Other Environmental Matters. To Sellers' Knowledge, there are no underground storage tanks located on or underneath, nor have any underground storage tanks been removed from, any Owned Real Property or Leased Real Property, except in compliance with applicable Environmental Laws. To Sellers' Knowledge, no Owned Real Property or Leased Real Property contains any dump, landfill, wetlands, or toxic mold. None of Sellers or the Transferred Companies has, by Contractual Obligation or, to Sellers' Knowledge, by operation of Law, assumed any obligations or liabilities of any other Person (other than any assumption of obligations or liabilities of any predecessors of Sellers and the Transferred Companies) arising under any Environmental Law.

3.19.    Insurance.

Sellers have made available to Buyers a list or copies of all currently effective insurance policies and fidelity bonds relating to the Business, including all property and casualty, general liability, product liability, business interruption, directors and officers, errors and omissions, and other professional liability policies. Schedule 3.19(a) sets forth, as of the date of this Agreement, for each insurance policy maintained for the Business: (i) the type of coverage, (ii) the insurer, (iii) the policy holder, (iv) the policy period, (v) the per claim/occurrence and aggregate coverage provided thereunder, and (vi) the policy number. There are no material claims by any of Sellers or their Subsidiaries (including the Transferred Companies) with respect to the Business pending under any such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds, or in respect of which such underwriters have reserved their rights. As of the date of this Agreement, all such policies and bonds (x) are in full force and effect, (y) are provided by carriers who, to Sellers' Knowledge, are financially solvent, and (z) have not been subject to any lapse in coverage. As of the date of this Agreement, none of Sellers or their Subsidiaries (including the Transferred Companies) has received any written notice of cancellation, termination, or nonrenewal with respect to any material insurance policy covering the Business. None of Sellers or their Subsidiaries (including the Transferred Companies) is in default in any material aspect under any insurance policy maintained by it covering the Business, and all premiums due and payable under all such policies have been timely paid.
3.20.    Related Party Transactions.\

Except as set forth on Schedule 3.20, no Related Person (a) is, directly or indirectly, a counterparty to any Material Contract or Transferred DQ Valuation Business Contract, other than any Material Contracts or Transferred DQ Valuation Business Contracts with any portfolio companies owned by funds affiliated with the general partner of Parent LP that were entered into in the Ordinary Course of Business on arm's-length terms, (b) has any outstanding loan or advance with respect to the Business from any of Sellers or their Subsidiaries (including the Transferred Companies), (c)  except as disclosed on Schedule 3.20, owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property used by the Business or the use of which is material to the Business taken as a whole or (d) to Sellers' Knowledge, holds a direct or indirect ownership interest of more than five percent (5%) of any of the voting Equity Interests of any firm or corporation that competes with the Business.

3.21.    Tangible Personal Property.

Asset Sellers and the Transferred Companies have good and valid title to, or a valid leasehold interest in, the material tangible personal property used in the conduct of the Business, reflected on the Financial Statements or acquired since the Most Recent Balance Sheet Date, free and clear of all Liens (except Permitted Liens), except assets disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date. The material tangible personal property owned or used by Asset Sellers and the Transferred Companies is in good operating condition and repair, ordinary wear and tear excepted.

3.22.    Customers and Suppliers.

Schedule 3.22 sets forth (a) a list of the top twenty-five (25) customers and top twenty-five (25) suppliers for (i) fiscal year 2012 and (ii) the five (5) months ended May 31, 2013, of each of (A) the MSB Business and (B) the DQ Business, including the dollar amounts and percentages attributed to each such supplier or customer for such periods, (b) a description of any written or, to Sellers' Knowledge, oral notice from any such customer or supplier that such customer or supplier will not continue as a customer or supplier of the Business, or that such customer or supplier intends to terminate or materially modify any Contractual Obligation with the Business, and (c) a description of (i) any material disputes concerning any products or services with any such customer or supplier or (ii) to Sellers' Knowledge, any ongoing audit or other investigation of the Business by any customer or supplier, or such Person's representatives, other than audits or investigations by customers or suppliers, or such Persons' representatives, in the Ordinary Course of Business, and (iii) since January 4, 2011, any historical audit or investigation of the Business by any customer or supplier, or such Person's representatives, that required remediation (with a description of the required remediation and the required remediation's completion date).
3.23.    Excluded Businesses.

Except (a) for the activities set forth on Schedule 3.23 and (b) for the activities provided for by the Transition Agreements, the Excluded Businesses do not conduct any activities that qualify as Competing Activities as of the date of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represent and warrant to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing:
4.1.    Organization.

Each of Buyers (a) is duly incorporated, validly existing, and (in jurisdictions in which such concept is applicable) in good standing under the Laws of its jurisdiction of formation, and (b) has all requisite right, authority, and full corporate power to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Documents to be executed and delivered by such Buyer, to purchase the DIIG Equity Interests, the DQ Valuation Assets, and the Luxco IP Assets to be purchased by it as set forth in this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.
4.2.    Authorization; Enforceability.

The execution, delivery, and performance by Buyers of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyers. This Agreement is, and the Ancillary Documents required to be executed and delivered by Buyers and their applicable Subsidiaries will be, when executed and delivered by Buyers and such Subsidiaries, the legal, valid, and binding obligations of Buyers and such Subsidiaries, enforceable against Buyers and such Subsidiaries in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally, and by general equitable principles.

4.3.    No Violation or Conflict.
The execution, delivery, and performance by Buyers of this Agreement and the Ancillary Documents required to be executed and delivered by Buyers and their applicable Subsidiaries, and the consummation by Buyers and such Subsidiaries of the transactions contemplated in this Agreement and the Ancillary Documents will not (with or without notice, lapse of time, or both):
(a) violate, conflict with, or result in a default under any provision of any of Buyers' or such Subsidiaries' Organizational Documents;
(b) violate, conflict with, or constitute a default under, result in the termination, breach, or impairment of or loss of any benefit under, accelerate the performance required by, require any consent, notice, or action by any Person under, or create in any Person the right to accelerate, terminate, modify, or cancel any term or provision of any contract, commitment, understanding, arrangement, or agreement, or restriction of any kind or character, to which any of Buyers or such Subsidiaries is a party, or by which any of Buyers or such Subsidiaries, or any of their respective assets, may be bound or subject, except as to matters that would not reasonably be expected to prevent any of Buyers or their applicable Subsidiaries from performing its obligations under this Agreement or the Ancillary Documents required to be executed and delivered by them;
(c) result in the creation of any Lien upon any of any of Buyers' assets;
(d) assuming compliance with the matters referred to in clause (e) below, will not violate or conflict with any applicable Law; and
(e) will not require any authorization, consent, approval, exemption, or other action by, or notice to, any Governmental Authority, except (i) to the extent applicable, under the requirements of the HSR Act and any other applicable Antitrust Laws and (ii) as to matters that would not reasonably be expected to prevent any of Buyers or their applicable Subsidiaries from performing its obligations under this Agreement or the Ancillary Documents required to be executed and delivered by them.

4.4.    Brokers.

Except the fee payable to Evercore Group L.L.C., which fee will be borne by Buyers or one or more of their Affiliates, no agent, broker, finder, or investment or commercial banker engaged by or acting on behalf of Buyers and their Affiliates in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's, finder's, or similar fees, commissions or expenses as a result of this Agreement or the transactions contemplated by this Agreement.
4.5.    Litigation.
As of the date of this Agreement, there is no action pending or, to Buyers' knowledge, threatened against any of Buyers or their Affiliates before any Governmental Authority or arbitrator that in any manner challenges, or seeks to prevent, enjoin, alter, or materially delay, the transactions contemplated by this Agreement.

4.6.    Payment of Purchase Price.

The obligations of Buyers under this Agreement are not contingent on the availability of financing. Buyers have and will have sufficient cash, available lines of credit, or other sources of immediately available funds to enable them to pay the Purchase Price and the fees and expenses of Buyers related to the transactions contemplated by this Agreement in full at Closing.

4.7.     Canadian Securities Law Matters.
(a)Accredited Investor. Stock Buyer is an “accredited investor” as such term is defined in National Instrument 45-106 - Prospectus and Registration Exemptions and is resident in Delaware.
(b)Purchase as Principal. Stock Buyer is acquiring, indirectly, the Non-Subsidiary Shares as principal for its own account and not for the account or benefit of any other Person, for investment purposes only, and not with a view to the resale or distribution of the Non-Subsidiary Shares.
(c)No Solicitation. Except with respect to its offer to acquire beneficial ownership of the Non-Subsidiary Shares in accordance with the terms of this Agreement, neither Stock Buyer nor any of its Affiliates has made any solicitation or offer to purchase common shares of Symbility (“Symbility Common Shares”) generally to holders of Symbility Common Shares. Except for Stock Buyer's rights under this Agreement and the Ancillary Documents, neither Buyers nor any of their Affiliates have any written or oral agreement, or any right or privilege (whether by Law or by contract) capable of becoming such, for the purchase or acquisition of any Symbility Common Shares or any securities convertible into, or exchangeable for, Symbility Common Shares.
(d)Prospectus and Registration Exemption. Buyers acknowledge that (i) the sale, indirectly, of the Non-Subsidiary Shares under this Agreement is exempt from the prospectus and registration requirements under applicable Canadian Securities Laws and (ii) Buyers have not received or been provided with a prospectus or an offering memorandum, within the meaning of Canadian Securities Laws.
(e)Holding of Symbility Common Shares. Neither Buyers nor any of their Affiliates are, or were previously, the beneficial owners of, or exercise, or previously exercised, control or direction over, any Symbility Common Shares or any securities convertible into, or exchangeable for, Symbility Common Shares, excluding the Non-Subsidiary Shares to be acquired, indirectly, by Stock Buyer pursuant to this Agreement.
(f)Hold Period. Buyers acknowledge that no representation has been made respecting the applicable hold periods imposed by Canadian Securities Laws or other resale restrictions applicable to such Non-Subsidiary Shares which restrict the ability of Buyers to resell such Non-Subsidiary Shares, that Buyers are solely responsible to find out what these restrictions are, and that Buyers are aware that they may not be able to resell such Non-Subsidiary Shares except in accordance with Canadian Securities Laws and other applicable securities Laws.
(g)Legend. Buyers acknowledge and consent to the existence and placement of the following legend on the certificate evidencing the Non-Subsidiary Shares:
“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <INSERT THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE>.”
(h)Acknowledgment (General Solicitation). Buyers acknowledge that the sale, indirectly, of the Non-Subsidiary Shares under this Agreement has not been made through or as a result of, and the distribution thereof is not being accompanied by, any advertisement, including printed public media, radio, television, or telecommunications, including electronic display, or as part of a general solicitation.
(i)Acknowledgment (Risks). Buyers acknowledge that there are risks associated with the purchase of and investment in the Non-Subsidiary Shares. Buyers are knowledgeable and experienced in business and financial matters, and are capable of evaluating the merits and risks of an investment in the Non-Subsidiary Shares, and fully understand the restrictions on resale of the Non-Subsidiary Shares and are capable of bearing the economic risk of the investment.
4.8. NO OTHER REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT: (A) THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III (REPRESENTATIONS AND WARRANTIES OF SELLERS), IN THE CERTIFICATE REFERRED TO IN SECTION 2.6(F) (SELLERS' DELIVERIES AT CLOSING), AND IN ANY OF THE ANCILLARY DOCUMENTS ARE AND WILL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYERS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN THE IMMEDIATELY PRECEDING CLAUSE (A), NONE OF Sellers, the Transferred Companies, any of the foregoing Persons' respective Affiliates, or any of the foregoing Persons' respective officers, directors, managers, equityholders, employees, representativEs, or agents has made or makes any express or implied representation or warranty (including any implied warranty or representation as to the value, condition, QUANTITY, QUALITY, merchantability, suitability, OR FITNESS FOR ANY PARTICULAR PURPOSE as to any of the Transferred Companies, the

DQ Valuation Assets, or the Luxco IP Assets), STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO any of Sellers, the Transferred Companies, the DIIG Equity Interests, the DQ Valuation Assets, the Luxco IP Assets, the Transferred Liabilities, the employees of the Transferred Companies and Solicited DQ Valuation Business Employees, or the Business, or with respect to any other information provided, or made available to, BuyerS or any of THEIR Affiliates, agents, or representatives in connection with the transactions contemplated by this Agreement, whether written or oral, including any such information made available to BuyerS or THEIR counsel, accountants, or advisors in any data room, confidential information memorandum, presentation by management, due diligence discussion, or otherwise, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYERS HEREBY REPRESENT, WARRANT, COVENANT, AND AGREE, ON BEHALF OF THEMSELVES AND THEIR AFFILIATES, THAT, IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYERS ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS AS EXPRESSLY SET FORTH IN ARTICLE III (REPRESENTATIONS AND WARRANTIES OF SELLERS), IN THE CERTIFICATE REFERRED TO IN SECTION 2.6(F) (SELLERS' DELIVERIES AT CLOSING), AND IN ANY OF THE ANCILLARY DOCUMENTS, AND THAT BUYERS WILL ACQUIRE the Transferred Companies, the DQ Valuation Assets, AND the Luxco IP Assets WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION, ON A “WHERE IS” BASIS, AND “WITH ALL FAULTS”.

4.9.     Sophisticated Purchaser.

Each of Buyers is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of businesses such as the Business to be purchased as contemplated hereunder. Buyers acknowledge and agree, on behalf of themselves and their Affiliates, that Buyers have been furnished with, or given access to, such documents and information about Sellers, the Transferred Companies, the DIIG Equity Interests, the DQ Valuation Assets, the Luxco IP Assets, the Transferred Liabilities, the employees of the Transferred Companies, the Solicited DQ Valuation Business Employees, and the Business to enable Buyers to make an informed decision with respect to the execution, delivery, and performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.

ARTICLE V.
COVENANTS

5.1.    Access; Investigation; Cooperation.
(a)Access and Investigation Provision by Sellers. Subject to the terms of the Confidentiality Agreement, from the date of this Agreement until the earlier of the Closing and the date on which this Agreement is terminated in accordance with Section 7.1 (Termination Events), Sellers will, and will cause their representatives, Subsidiaries, and Subsidiaries' representatives to, (a) upon reasonable advance notice, give Buyers and their counsel, financial advisors, auditors, and other authorized representatives reasonable access to the offices, properties, books, and records of Sellers and the Transferred

Companies to the extent related to the Business or the Pre-Closing Reorganization and (b) upon reasonable advance notice, furnish to Buyers and their counsel, financial advisors, auditors, and other authorized representatives such financial, Tax, operating data, and other information to the extent relating to the Business or the Pre-Closing Reorganization as the foregoing Persons may reasonably request; provided, that any access or furnishing of information must be conducted at Buyers' expense during normal business hours, under the supervision of Sellers' personnel, and in such a manner as to not unreasonably interfere with the normal operations of Sellers, the Transferred Companies, or the Business. Notwithstanding anything in this Agreement to the contrary, (x) none of Buyers nor any of their counsel, financial advisors, auditors, and other authorized representatives will have access (i) to personnel records of any of Sellers or their Subsidiaries relating to individual performance or evaluation records, medical histories, or other information in personnel records to the extent that providing such access would constitute a breach of Law by any of Sellers or their Subsidiaries, or (ii) for purposes of conducting any environmental sampling or testing and (y) none of Sellers or their Subsidiaries will be required to disclose to Buyers, or their counsel, financial advisors, auditors, or other authorized representatives, any information (i) if doing so would (A) violate any contract or applicable Law to which any of Sellers or their Subsidiaries is a party or is subject; provided, that Sellers will use their commercially reasonable efforts to resolve any such contractual conflicts, or (B) violate or prejudice the rights of the customers of any of Sellers or their Subsidiaries or (ii) if Sellers believe in good faith based on advice of counsel that doing so would jeopardize the ability to assert a claim of privilege (including the attorney-client and work product privileges).
(b)Cooperation by Sellers in Providing Good Standings. Sellers will use commercially reasonable efforts to provide to Buyers, at or prior to the Closing, tax good standings of each of the Transferred Companies with respect to such entity's U.S. jurisdiction of formation and each other U.S. jurisdiction in which it is registered to do business, dated as of a date between the date of this Agreement and the Closing Date.

5.2.    Operation of the Business.
Except as disclosed on Schedule 5.2, as required by applicable Law, as required, permitted, contemplated, or otherwise provided for by this Agreement, or as approved with the prior written consent of Buyers (which consent may not be unreasonably withheld, delayed, or conditioned), between the date of this Agreement and the earlier of the Closing and the date on which this Agreement is terminated in accordance with Section 7.1 (Termination Events), Sellers will, and will cause the Transferred Companies to, use commercially reasonable efforts to:
(a)conduct the Business (i) in the Ordinary Course of Business and (ii) in all material respects in compliance with all applicable Law; and
(b)preserve intact the Business, keep available the services of the employees of the Transferred Companies and the Solicited DQ Valuation Business Employees, and preserve the existing relationships with the Business' customers and suppliers.

5.3.    Negative Covenants.
Except as disclosed on Schedule 5.3, as required by applicable Law, as required, permitted, contemplated, or otherwise provided for by this Agreement (including as expressly contemplated by the Pre-Closing Reorganization), or as approved with the prior written consent of Buyers (which consent may not be unreasonably withheld, delayed, or conditioned), between the date of this Agreement and the earlier of the Closing and the date on which this Agreement is terminated in accordance with Section 7.1 (Termination Events), Sellers will not, and will not permit any of their Subsidiaries, in each case with respect to the Business, to:
(a)sell, assign, lease, license, transfer, abandon, mortgage, pledge, or otherwise dispose of, encumber, or subject to any Lien (other than Permitted Liens) any material assets of the Business, except (i) pursuant to existing contracts disclosed on Schedule 5.3, (ii) disposition of obsolete equipment, or (iii) otherwise in the Ordinary Course of Business;
(b)grant, issue, sell, or deliver, or authorize the issuance, sale, or delivery of, any Equity Interests in the Transferred Companies, or pledge or encumber any Equity Interests of the Transferred Companies (except for Liens under the Credit Facilities that will be released at or prior to Closing);
(c)(i) purchase or redeem any Equity Interests of the Transferred Companies, (ii) adjust, split, combine, or reclassify any Equity Interests of the Transferred Companies, or (iii) declare, authorize, set aside, pay, or make any dividend or other distribution (whether in cash, stock, or other property) with respect to any Equity Interests of the Transferred Companies;
(d)amend the Organizational Documents of the Transferred Companies;
(e)create, incur, assume, or guarantee any Indebtedness, other than (i) pursuant to intercompany arrangements among or between the Transferred Companies either that are set forth on Schedule 5.3 or that will be repaid prior the Closing, (ii) borrowings (or incurrence of repayment obligations in respect of letters of credit) permitted under the Credit Facilities, (iii) pursuant to a refinancing of amounts outstanding under the Credit Facilities, or (iv) other Indebtedness of the types described in subsections (c) and (d) of the definition of “Indebtedness” in an amount not to exceed $50,000 in the aggregate at any one time outstanding;
(f)create, assume, or otherwise incur any Lien (other than Permitted Liens) on any DIIG Equity Interests or material properties or assets of the Transferred Companies, material DQ Valuation Assets, or material Luxco IP Assets, except in the Ordinary Course of Business;
(g)allow the Transferred Companies to make any loans, advances, or capital contributions to, or investments in, any other Person, except (i) as required by applicable Law or (ii) by a Contractual Obligation existing on the date of this Agreement; provided, that this Section 5.3(g) is not intended to preclude employees from taking vacation in advance of the date on which it is accrued in accordance with the vacation policy of the Transferred Companies;
(h)allow the Transferred Companies to acquire any third party or its business (whether by merger, sale of stock, sale of assets, or otherwise);
(i)enter into, amend, modify in any material respect, terminate, release, or fail to enforce, assign, or waive any material rights under any Contractual Obligation that (i) is, or, if entered into as of or prior to the date of this Agreement, would have been, a Material Contract or (ii) that is with a Related Person and is or would be a Transferred DQ Valuation Business Contract or a contract of any of the Transferred Companies, except (A) in each case, as required by applicable Law or by an existing Contractual Obligation disclosed on Schedule 5.3, (B) in the case of (i), the renewal of Contractual Obligations in the Ordinary Course of Business of any Contract that is (1) within sixty (60) days of its stated renewal or termination date and (2) renewed on terms and conditions that are not materially less favorable than previously existing, including terms that do not alter pricing of any Contractual Obligation by greater that 10%, or (C) entering into new Contractual Obligations that are entered into in the Ordinary Course of Business consistent with Sellers' existing lines of business as of the date hereof;
(j)allow the Transferred Companies, or DQLS with respect to any capital expenditures that would be considered a Transferred Liability, to incur any capital expenditure, commitment for capital expenditures, or obligations or liabilities thereof, in excess of $100,000 individually or $500,000 in the aggregate;
(k)materially change any of the Transferred Companies' financial or Tax accounting policies, principles, practices, or methods (except as required by changes in GAAP or applicable Law);
(l)either (i) grant, announce, or increase any bonuses, salaries, benefits, or other compensation to any employees of the Transferred Companies or Solicited DQ Valuation Business Employees, except as required by applicable Law or an existing Contractual Obligation, (ii) hire any employee that would be an employee of the Transferred Companies or Solicited DQ Valuation Business Employee if hired as of or prior to the date of this Agreement, except in the Ordinary Course of Business with respect to employees with annual compensation that does not exceed $100,000, (iii) amend, modify in any material respect, or terminate any Transferred Companies Plan, or enter into any new Benefit Plan that would be a Transferred Companies Plan if in effect on the date of this Agreement, except, in each case, as required by applicable Law, or (iv) enter into or adopt any collective bargaining agreement or other Contractual Obligation with a labor union or other labor organization concerning the employees of the Transferred Companies or the Solicited DQ Valuation Business Employees, except as required by applicable Law;
(m)cancel, settle, release, or waive any claims, debts, rights, or Proceedings of the Business for a value in excess of $50,000 individually or $200,000 in the aggregate or by entering into any consent decree, injunction, or other similar form of equitable relief;
(n)with respect to the Transferred Companies, make or revise any Tax election (other than as contemplated in this Agreement), file or cause to be filed any amended Tax Return, enter into any Tax allocation, sharing, or indemnity agreement, or settle any Tax Proceedings;
(o)permit any of the Transferred Companies to enter into any new line of business;
(p)permit any lapse to occur, fail to take any actions to protect, or suffer any adverse change in respect of any of the Business Intellectual Property Rights, the result of which would have a material impact on the Business;
(q)delay, postpone, or accelerate the payment of accounts payable or other liability or the receipt of any accounts receivable of the Transferred Companies or the Transferred DQ Valuation Business Accounts receivable, except in the Ordinary Course of Business by no greater than five (5) Business Days in any instance;
(r)sell, transfer, abandon or otherwise dispose of the Licensed Patent; or
(s)agree, authorize, or commit to do any of the foregoing.
Other than the right to consent or withhold consent with respect to the foregoing matters (which consent may not be unreasonably withheld, delayed, or conditioned), nothing contained in this Agreement gives, or will be deemed to give, any of Buyers, directly or indirectly, any right to control or direct the operation of the Business prior to the Closing.

5.4.    Exclusivity.

From the date of this Agreement until the earlier of the Closing or any termination of this Agreement, each of Parent LP, Sellers, and their Subsidiaries will not, and will not permit any of their officers, directors, employees, stockholders, or any of the foregoing Persons' respective Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers, consultants, or accountants), or other representatives to, directly or indirectly: (a) solicit, initiate, facilitate, or encourage any Acquisition Proposal, (b) discuss, negotiate, or furnish any information to any Person relating to any Acquisition Proposal, or (c) adopt, approve, endorse, recommend, or execute, enter into, or become bound by any letter of intent, memorandum of understanding, or similar document or any Contractual Obligation that provides for, contemplates, concerns, or otherwise relates to, any Acquisition Proposal. If Sellers, their Affiliates, or any of the foregoing Persons' respective officers, directors, employees, stockholders, agents, advisors (including any attorneys, financial advisors, investment bankers, consultants, or accountants), or other representatives hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, they will promptly, and in any event within two (2) Business Days, give notice thereof (including the material terms thereof) to Buyers.

5.5.    Notices and Consents.
(a)Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement to sell, assign, transfer, or convey any Transferred DQ Valuation Business Contract or other DQ Valuation Business Asset or Luxco IP Asset, or any claim, right, or benefit arising under, or resulting from, such Transferred DQ Valuation Business Contract or other DQ Valuation Business Asset or Luxco IP Asset, to Buyers, if a sale, assignment, transfer, or conveyance thereof to Buyers would constitute a material breach or contravention of the rights of a third party thereunder (such assets being collectively referred to in this Agreement as “Restricted Assets”, and such contracts being collectively referred to in this Agreement as “Restricted Contracts”).
(b)Notwithstanding anything in this Agreement to the contrary, unless and until the applicable consents with respect to any Restricted Asset or Restricted Contract are obtained, such Restricted Asset or Restricted Contract will not constitute a DQ Valuation Business Asset or IP Asset, and any Liability with respect to such Restricted Asset or Restricted Contract will not constitute a Transferred Liability, for any purpose under this Agreement. Prior to the Closing, the parties hereto will use commercially reasonable efforts to obtain, all requisite consents (the “Required Consents”) to (i) the sale, transfer, and assignment on the Closing Date of the Restricted Assets and Restricted Contracts, and (ii) the transactions contemplated by this Agreement under any contracts to which the Transferred Companies are party or under which the Transferred Companies or their assets may be bound that require consent in connection with such transactions; provided, that neither Sellers, nor Buyers, nor any of their respective Affiliates will be required to grant any additional consideration to any third party, provide additional material security (including a guaranty, other than a guaranty from Buyers or their Affiliates replacing an existing guaranty by any of Sellers or their Affiliates), or incur any additional costs in order to obtain any Required Consent (except, in each case, for reasonable out-of-pocket expenses to the extent incurred in performing the actions and procedures set forth in this Section 5.5(b)).
(c)In the event that Sellers determine to seek novation with respect to any Transferred DQ Valuation Business Contract to be assigned hereunder, Buyers will reasonably cooperate with Sellers (including, where necessary, entering into appropriate instruments of assumption) to cause such novation to be obtained and to have Sellers released from all liability to third parties with respect to such Transferred

DQ Valuation Business Contract. Additionally, Sellers and Buyers will use their respective commercially reasonable efforts to obtain, prior to the Closing, novation of each of the guarantees by Stock Seller of (i) the Transferred Companies' obligations under the Contractual Obligations set forth on Schedule 5.5(c) and (ii) the obligations under the Transferred DQ Valuation Business Contracts set forth on Schedule 5.5(c).
(d)If any Required Consent with respect to a Restricted Asset or Restricted Contract is not obtained prior to the Closing, for a period of three (3) months after the Closing Date, the parties hereto will use commercially reasonable efforts to cooperate with each other to obtain promptly the Required Consents; provided, that neither Sellers, nor Buyers, nor any of their respective Affiliates will be required to grant any additional consideration to any third party, provide additional material security (including a guaranty, other than a guaranty from Buyers or their Affiliates replacing an existing guaranty by any of Sellers or their Affiliates), or incur any additional costs in order to obtain any Required Consent (except, in each case, for reasonable out-of-pocket expenses to the extent incurred in performing the actions and procedures set forth in this Section 5.5(d)). Pending the earlier of obtaining such Required Consents and the expiration of such three (3)-month period, the parties hereto will use commercially reasonable efforts to cooperate with each other with respect to the underlying rights and obligations in any reasonable and lawful arrangements designed to permit Buyers to perform the obligations of Sellers thereunder, as a subcontractor, supplier, customer, or otherwise, and as will permit Buyers to obtain the benefit thereof (the “Subcontracted Work”). Buyers agree to diligently perform and discharge the obligations of Sellers in connection with the Subcontracted Work, directly or indirectly, as applicable, through Sellers, and Sellers agree to enforce, at Buyers' request and for Buyers' account, any and all rights arising under any such Restricted Contract or Restricted Asset. To the extent that Required Consents with respect to a particular Restricted Asset or Restricted Contract are obtained after the Closing, Sellers and Buyers hereby agree that such obligations will no longer be considered to be Subcontracted Work at such time, the Restricted Asset or Restricted Contract will be deemed a DQ Valuation Business Asset or IP Asset, as applicable, hereunder and will automatically be assigned to Buyers upon the receipt of the applicable consent without any further action by the parties hereto. If any Required Consent with respect to a particular Restricted Asset or Restricted Covenant is not obtained after such three (3)-month period, the parties hereto will use commercially reasonable efforts to cooperate with each other to amend the Transition Services Agreement to provide such Restricted Asset or Restricted Contract at the expiration of the three (3)-month period.
(e)Notwithstanding anything in this Agreement to the contrary, so long as Buyers are obtaining the benefit of any Restricted Asset or Restricted Contract in accordance with Section 5.5(d), the failure to obtain any consent, release, or transfer with respect to such Restricted Asset or Restricted Contract, the failure of such Restricted Asset or Restricted Contract to constitute a Transferred Asset, or any circumstances resulting therefrom, will not (i) constitute a Material Adverse Effect or a breach by any of Sellers of any representation, warranty, covenant, or agreement under this Agreement or by any of Sellers and their applicable Subsidiaries of the Ancillary Documents or (ii) constitute a failure of any condition under this Agreement or the Ancillary Documents.
5.6.    Identification of At Will Material Contracts Requiring Consent.

Sellers will use their commercially reasonable efforts to provide to Buyers, by no later than ten (10) Business Days after the date of this Agreement, a schedule setting forth all At Will Material Contracts with respect to which the execution, delivery, and performance by Sellers of this Agreement and the Ancillary Documents required to be executed and delivered by Sellers and their applicable Subsidiaries (including the Transferred Companies), and the consummation by Sellers and such Subsidiaries of the transactions contemplated in this Agreement and the Ancillary Documents would (with or without notice, lapse of time, or both) violate, conflict with, or constitute a default under, result in the termination, breach, or impairment of or a loss of benefit under, accelerate the performance required by, require any consent, notice, or action by any Person under, or create in any Person the right to accelerate, terminate, modify, or cancel any term or provision of such At Will Material Contract to which any of Sellers or such Subsidiaries is a party, or by which any of Sellers or such Subsidiaries, or any of the Business's material assets, may be bound or subject.

5.7.    Post-Closing Access; Confidentiality; Non-Solicitation; Non-Competition.
(a)Access to Sellers. Following the Closing, upon reasonable advance notice, Buyers will allow Sellers and their counsel, financial advisors, auditors, and other authorized representatives reasonable access to the Transferred DQ Valuation Business Records and the books and records of the Transferred Companies, and to personnel having knowledge of the whereabouts and/or contents of the Transferred DQ Valuation Business Records and the books and records of the Transferred Companies, for legitimate and specified business reasons, such as the preparation of financial statements or Tax Returns or the defense of litigation, in each case to the extent relating to the Business prior to the Closing; provided, that any access or furnishing of information must be conducted at Sellers' expense during normal business hours, under the supervision of Buyers' personnel, and in such a manner as to not unreasonably interfere with the normal operations of Buyers, their Subsidiaries, and their business. Notwithstanding anything in this Agreement to the contrary, (i) none of Sellers, nor any of their counsel, financial advisors, auditors, or other authorized representatives, may have access to personnel records included in the Transferred DQ Valuation Business Records or the books and records of the Transferred Companies relating to individual performance or evaluation records, medical histories, or other information in personnel records to the extent that providing such access would constitute a breach of Law by any of Buyers or their Affiliates, and (ii) Buyers will not be required to disclose to Sellers or their counsel, financial advisors, auditors, or other authorized representatives reasonable access, any information (A) if doing so would violate any Contractual Obligation or applicable Law to which any of Buyers or their Affiliates is a party or is subject or (B) if Buyers believe in good faith based on advice of counsel that doing so would jeopardize the ability to assert a claim of privilege (including the attorney-client and work product privileges); provided, that in the case of each of clauses (i) and (ii)(A) immediately above, Buyers must use commercially reasonable efforts to provide for the maximum access possible without violation of the applicable Contractual Obligation or Law. Buyers will be entitled to recover from Sellers their reasonable out-of-pocket costs (including copying costs) incurred in providing such books and records and/or personnel to Sellers. In furtherance of Sellers' rights under this Section 5.7(a), for a period of one (1) year after the Closing Date, Buyers will preserve the Transferred DQ Valuation Business Records, and the material books and records of the Transferred Companies as in existence at the Closing.
(b)Access to Buyers. Following the Closing, upon reasonable advance notice, Sellers will, and will cause their Subsidiaries to, allow Buyers and their counsel, financial advisors, auditors, and other authorized representatives reasonable access to all books, documents, and records of Sellers that relate primarily to the Business and to personnel having knowledge of the whereabouts and/or contents of such books and records, for legitimate and specified business reasons, such as the preparation of financial statements or Tax Returns or the defense of litigation, in each case to the extent relating to the Business after the Closing; provided, that any access or furnishing of information must be conducted at Buyers' expense during normal business hours, under the supervision of Sellers' personnel, and in such a manner as to not unreasonably interfere with the normal operations of Sellers, their Subsidiaries, and their businesses. Notwithstanding anything in this Agreement to the contrary, (i) neither any of Buyers nor any of their counsel, financial advisors, auditors, or other authorized representatives reasonable access may have access to personnel records included in such books and records relating to individual performance or evaluation records, medical histories, or other information in personnel records to the extent that providing such access would constitute a breach of Law by any of Sellers or their Affiliates, and (ii) none of Sellers will be required to disclose to Buyers, or their counsel, financial advisors, auditors, or other authorized representatives reasonable access, any information (A) if doing so would violate any contract or applicable Law to which any of Sellers or their Affiliates is a party or is subject or (B) any of Sellers believes in good faith based on advice of counsel that doing so would jeopardize the ability to assert a claim of privilege (including the attorney-client and work product privileges); provided, that in the case of each of clauses (i) and (ii)(A) immediately above, Sellers must use commercially reasonable efforts to provide for the maximum access possible without violation of the applicable Contractual Obligation or Law. Sellers will be entitled to recover from Buyers their reasonable out-of-pocket costs (including copying costs) incurred in providing such books and records and/or personnel to Buyers.
(c)Confidentiality Obligation of Sellers and Parent LP. For a period of three (3) years after the Closing Date, Sellers and Parent LP will, and will cause their Subsidiaries, officers, directors, employees, and representatives to, treat and hold as confidential any information to the extent concerning the Business (the “Confidential Information”), and refrain from using or disclosing any of the Confidential Information (i) except as required in performing its obligations under this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby, enforcing their rights in respect hereof or thereof, preparing and filing financial statements or Tax Returns, reporting to lenders or investors, or as reasonably necessary with respect to the prosecution or defense of any audit or other legal or regulatory Proceeding that is then pending or threatened, and (ii) unless, and only to the extent that, such disclosure is, on the advice of Sellers' legal counsel, required by applicable Law. In the event that any of Sellers, Parent LP, or any of their Subsidiaries is requested or required (by oral question or request for information or documents in any Proceeding) to disclose any Confidential Information, it will notify Buyers promptly of the request or requirement so that Buyers may seek an appropriate protective order or waive compliance with the provisions of this Section 5.7(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers, Parent LP, or any of their Subsidiaries is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or tribunal, then such Seller, Parent LP, or such Subsidiary may disclose the minimum amount of Confidential Information necessary to satisfy the mandates of such the Governmental Authority or tribunal. The limitations upon disclosure set forth in this Section 5.7(c) do not apply to information that is publicly known at the Closing, or becomes publicly known or available after the Closing, in each case except by means in violation of this Agreement, the Confidentiality Agreement, or any other duty owed to Buyers by Sellers or their Affiliates. For the avoidance of doubt, this Section 5.7(c) will not apply to any information shared by the parties to an Ancillary Document pursuant to, and that is the subject of the confidentiality provisions of, such Ancillary Document.
(d)Confidentiality Obligation of Buyers and Buyer Guarantor. Buyers and Buyer Guarantor will, and will cause their Subsidiaries, directors, officers, employees, and representatives to, treat all non-public information obtained in connection with this Agreement and the transactions contemplated by this Agreement as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference, and will continue in full force and effect for a period of three (3) years after the Closing Date; provided, that the applicability of the Confidentiality Agreement to non-public information to the extent concerning exclusively the Business will terminate at the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect as provided in Section 7.2 (Effect of Termination) in accordance with the Confidentiality Agreement's terms. For the avoidance of doubt, this Section 5.7(d) will not apply to any information shared by the parties to an Ancillary Document pursuant to, and that is the subject of the confidentiality provisions of, such Ancillary Document.
(e)Non-Solicitation Obligation of Sellers and Parent LP. For a period of two (2) years after the Closing Date, Sellers and Parent LP will not, and will not cause or permit their respective Subsidiaries to, either directly or indirectly, (i) hire any employee of the Transferred Companies or any Hired DQ Valuation Business Employee or (ii) solicit, influence, entice, or encourage, or assist any other Person in the solicitation, influencing, enticement, or encouraging of, any employee of the Transferred Companies or any Hired DQ Valuation Business Employee to cease or curtail his or her relationship with any of Buyers or their Affiliates; provided, that nothing in this Section 5.7(e) will restrict or preclude any of Sellers, Parent LP, or their respective Subsidiaries from (i) making generalized searches for, and hiring, employees by the use of advertisements in the media (including trade media) or (ii) soliciting and hiring any employee of the Transferred Companies or any Hired DQ Valuation Business Employee at any time on or after ninety (90) days from the date on which he or she has left employment with any of Buyers or their Affiliates (other than as a result of a breach by Sellers or Parent LP of this Section 5.7(e)).
(f)Non-Solicitation Obligation of Buyers and Buyer Guarantor. For a period of two (2) years after the Closing Date, Buyers and Buyer Guarantor will not, and will not cause or permit their respective Subsidiaries to, either directly or indirectly, (i) hire any employee of any of the Excluded Businesses set forth on Schedule 5.7(f) or (ii) solicit, influence, entice, or encourage, or assist any other Person in the solicitation, influencing, enticement, or encouraging of, any such employee to cease or curtail his or her relationship with any of Sellers, Parent LP, or their respective Affiliates; provided, that nothing in this Section 5.7(f) will restrict or preclude any of Buyers, Buyer Guarantor or their respective Subsidiaries from (i) making generalized searches for, and hiring, employees by the use of advertisements in the media (including trade media) or (ii) soliciting and hiring any such employee at any time on or after ninety (90) days from the date on which he or she has left employment with any of Sellers or their respective Affiliates (other than as a result of a breach by Buyers or Buyer Guarantor of this Section 5.7(f)).
(g)Non-Competition Obligation of Sellers and Parent LP.  For a period of three (3) years after the Closing Date, Sellers and Parent LP will not, and will not cause or permit their Subsidiaries to, directly or indirectly, engage in, carry on, provide services in connection with, or otherwise assist with any Competing Activities within the Restricted Territory, including by (i) agreeing to provide, or causing any of their officers, directors, or employees to provide, advisory services to any Person that engages in any Competing Activities, (ii) having any interest (as an owner, consultant, partner, principal, agent, representative, or otherwise), in any Person that engages, directly or indirectly, in any Competing Activities, (iii) causing, inducing, encouraging, or assisting any other Person in the inducement or encouragement of, any client, customer, supplier, or licensor of the Business, or any other Person who has a material business relationship with the Business, to terminate or materially modify to the detriment of the Business any such actual relationship, or (iv) making active preparations for any Competing Activities; provided, that none of the following will be deemed to constitute a violation of this Section 5.7(g):  (A) ownership of less than 2% of the outstanding equity interests of any publicly-traded company, (B) performance by any of Sellers, Parent LP or their respective Subsidiaries, agents, or representatives of its obligations under the Ancillary Documents in accordance with the terms thereof, (C) conduct of the Excluded Businesses as they are conducted on the date of this Agreement, or (D) conduct by any purchaser of the Excluded Businesses of any activities that (x) are within the lines of business of such purchaser as they are conducted prior to the purchase of the Excluded Businesses and/or (y) are within the lines of business of the Excluded Businesses as they are conducted on the date of this Agreement (including any activities that are within lines of business that arise from the ordinary course combination or integration of the lines of business of such purchaser's businesses as they are conducted prior to the purchase of the Excluded Businesses and the lines of business of the Excluded Businesses as they are conducted on the date of this Agreement).
(h)Special Remedies. Each of Sellers and Parent LP, on the one hand, and each of Buyers and Buyer Guarantor, on the other hand, agrees that any breach or threatened breach of this Section 5.7 would give rise to irreparable harm to Buyers or Sellers, respectively, for which monetary damages would not be an adequate remedy. Each of Sellers and Parent LP, on the one hand, and Buyers and Buyer Guarantor, on the other hand, hereby agrees that in the event of a breach or threatened breach by any of them or their respective Subsidiaries of any of their obligations under this Section 5.7, the other party will be, in addition to any and all other rights and remedies that may be available to the other party in respect of such breach, entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). The parties to this Agreement agree that the restrictions set forth in this Section 5.7 are reasonable, appropriate, and narrowly-tailored, but that if a court of competent jurisdiction finds this Section 5.7 more restrictive than permitted by the Laws of any jurisdiction in which any of Buyers or any of Sellers seeks enforcement hereof, this Section 5.7 will be limited to the extent required to permit maximum enforcement thereof under such Laws. In particular, the parties intend that the covenants contained in the previous portions of this Section 5.7 will be construed as a series of separate covenants, including one for each county in each state or territory in the Restricted Territory. Except for geographic coverage, each such separate covenant will be deemed identical in terms. If, in any Proceeding, a court of competent jurisdiction refuses to enforce any of the separate covenants deemed included in this Section 5.7, then only such unenforceable covenant will be deemed eliminated from these provisions for the purposes of the Proceeding to the extent necessary to permit the remaining separate covenants to be enforced. In addition, if a court of competent jurisdiction refuses to enforce any of the covenants throughout the full length of the applicable covenant's term, the parties agree that such covenant's term will be deemed amended to the longest period that is permissible. This Section 5.7(h) is in addition to, and not in limitation of, Section 9.1 (Specific Performance).
5.8.    Solicited DQ Valuation Business Employees.

Schedule 5.8 lists all DQ Valuation Business Employees who will be offered employment by any of Buyers or their Affiliates, as provided in this Agreement (such persons, the “Solicited DQ Valuation Business Employees”). At least five (5) Business Days prior to the Closing Date, any of Buyer or their Affiliates will make an offer of employment, to be effective as of the Closing, subject to each employee's successful completion of Buyers' customary pre-employment screening requirements, to the extent permitted by applicable Law, to each Solicited DQ Valuation Business Employee, and such Solicited DQ Valuation Business Employee may either accept such offers of employment (any Solicited DQ Valuation Business Employee who accepts such offer and becomes employed by any of Buyer or their Affiliates is referred to in this Agreement as a “Hired DQ Valuation Business Employee”), or reject such offer of employment, in the Solicited DQ Valuation Business Employee's sole discretion. Sellers will be responsible for (a) all obligations and liabilities from and after the Closing that relate to the Solicited DQ Valuation Business Employees who do not become Hired DQ Valuation Business Employees pursuant to this Section 5.8 and (b) terminating the employment of all Hired DQ Valuation Business Employees immediately prior to the Closing in accordance with all applicable Law. Sellers will use their commercially reasonable efforts to assist any of Buyers or their Affiliates in its efforts to secure employment arrangements reasonably satisfactory to Buyers with the Solicited DQ Valuation Business Employees, provided such employment arrangements are consistent with the requirements of this Agreement.

5.9.    Post-Closing Employee Covenants.
(a)Employment Terms and Benefits. Effective as of the Closing, each Hired DQ Valuation Business Employee will cease to be a DQ Valuation Business Employee, and will cease to actively participate in any employee benefit plan, program, or arrangement maintained by any of Sellers or their Subsidiaries. From the Closing through the date that is nine (9) months after the Closing Date, or an earlier date of termination of employment, if applicable, Buyers will, or will cause their Subsidiaries to, provide each Continuing Employee with a base salary or wage level, bonus opportunity, and benefits, perquisites, and other terms and conditions of employment that are substantially similar in the aggregate than those to which he or she was entitled as of the date of this Agreement (but, in the case of each, excluding equity-based compensation and benefits); provided, that nothing contained in this Agreement precludes, or may be construed as precluding, any of Buyers or their Affiliates, in their sole discretion, from (i) changing the title, compensation, or benefits of any Continuing Employees (or any other Person) (so long as the comparability standard contained in this Section 5.9(a) is otherwise met) or (ii) terminating, at any time after the Closing, any Continuing Employees (or any other Person); provided, further, that Buyers or their Affiliates, as applicable, will provide each Continuing Employee with terms and conditions of employment sufficient to avoid Seller, or any of its Affiliates, from incurring liability under any Worker Notification Law as a result of any loss of employment (whether actual or constructive) experienced by the Continuing Employee.
(b)Transferred Companies Plans. Buyers agree to honor, and to cause their Affiliates to honor, the obligations of the Transferred Companies under the provisions of each Transferred Companies Plan set forth in Section 3.11; provided, that nothing in this Agreement will require Buyers to continue to maintain the Transferred Companies Plans for any specific period of time, or will prevent Buyers from amending or terminating any such Transferred Companies Plans at any time.
(c)Buyer Benefit Plans. Buyers will, or will cause their Affiliates to, credit all service of the Continuing Employees with any of Sellers or the Transferred Companies, or any predecessor entities thereto, prior to the Closing for purposes of participation, level of benefits, coverage, and vesting, but not for purposes of benefit accrual under any defined benefit plan) under the employee benefit plans of Buyers or their Affiliates (collectively, the “Buyer Benefit Plans”) in which the Continuing Employees may be eligible to participate after the Closing; provided, that no such past service credit will be granted to the extent it would result in duplication of benefits for the same period of service. On or before the Closing, Sellers will provide Buyers with a schedule of the time of service to be credited to each of the Continuing Employees. Buyers will use commercially reasonable efforts (subject to any required consent of any insurance provider with respect to any fully-insured plans) to cause such Buyer Benefit Plans to provide credit for any co-payments or deductibles and maximum out-of-pocket payments made by the Continuing Employees under the corresponding Seller Plan during the plan year in which the Closing occurs and waive all pre-existing condition exclusions and waiting periods, other than to the extent of limitations or waiting periods that had not been satisfied under the corresponding Seller Plan. On or before the Closing Date, Sellers will provide Buyers with a schedule with the amount of co-payments, deductibles, and out-of-pocket payments to be credited to each of the Continuing Employees.
(d)Paid Time Off. Effective as of the Closing, Buyers will, or will cause their Affiliates to, assume or retain, as the case may be, in accordance with, and to the extent permitted by, applicable Law, all obligations of Sellers for the accrued, unused paid time off of the Hired DQ Valuation Business Employees. If any accrued, unused paid time off of the Hired DQ Valuation Business Employees may not be assumed or retained under applicable Law, Sellers will be responsible for paying any such accrued and unused paid time off in accordance with the amounts set forth on Schedule 5.9(d), as updated through the Closing Date, and any such amounts paid by Sellers will be promptly (and, in any case, within five (5) Business Days of the payment thereof) reimbursed by Buyers to Sellers.
(e)Seller Benefit Plans. Except for the Transferred Companies Plans, none of Buyers nor any of their Affiliates (i) will contribute to any Benefit Plan or other compensation or benefit plan or agreement of Sellers or (ii) will assume sponsorship of, nor will they adopt as a participating company in, any Benefit Plan or other compensation or benefit plan or agreement of Sellers or any part thereof. Following the Closing, Sellers agree to remove each of the Transferred Companies as a participating employer in any benefit plan or agreement of Sellers.

(f)No Amendments or Third Party Beneficiaries. No provision of this Section 5.9 will (i) create any third party beneficiary rights in any Continuing Employee or any beneficiary or dependents thereof with respect to the compensation, terms, and conditions of employment and benefits that may be provided to any Continuing Employee by any of Buyers or their Affiliates or under any Buyer Benefit Plans or otherwise, or (ii) be construed as in any way modifying or amending the provisions of any Benefit Plan.

5.10.    Worker Notification Laws.
(a)Buyers will be exclusively responsible for providing any notices or payments due to any Continuing Employee, and any notices, payments, fines, or assessments due to any Governmental Authority, pursuant to any legal requirement, including Worker Notification Law, arising out of the employment, discharge, or layoff of any Continuing Employees from and after the Closing. Sellers will be exclusively responsible for providing any notices or payments due to any employee of the Transferred Companies or any Solicited DQ Valuation Business Employee, and any notices, payments, fines, or assessments due to any Governmental Authority, pursuant to any legal requirement, including Worker Notification Law, arising out of the employment, discharge, or layoff of any employees of the Transferred Companies or Solicited DQ Valuation Business Employees prior to the Closing.
(b)On or before the Closing Date, subject to applicable Law, Sellers will provide to Buyers the number of employees, if any, located at each site owned or leased by any of Sellers or their Affiliates prior to the Closing where Continuing Employees are anticipated to be located after the Closing Date, who have experienced, or will experience, an employment loss or layoff (as defined under Worker Notification Law) within ninety (90) days prior to the Closing Date, along with the date of the employment loss or layoff.
(c)280G Matters. Prior to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Section 7.1 (Termination Events), Sellers will take, following Buyers' provision of all information reasonably required from Buyers therefor, all actions necessary to conduct a shareholder vote in accordance with the requirements of Section 280G(b)(5) of the Code and Treasury Regulations section 1.280G-1, Q&A 7 with respect to any excess parachute payments that may be made or provided to any Solicited DQ Valuation Business Employee or employee of the Transferred Companies who is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code), if such payments reasonably would be expected to result in the imposition of an excise tax imposed under Section 4999 of the Code on account of the transactions contemplated by this Agreement (the “Shareholder Approval”). Prior to the initiation of the shareholder vote described above, Sellers will obtain, following Buyers' provision of all information reasonably required from Buyers therefor, a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and the regulations promulgated thereunder from each Solicited DQ Valuation Business Employee or employee of the Transferred Companies who is a “disqualified individual” to the extent that such payments reasonably would be expected to result in the imposition of an excise tax imposed under Section 4999 of the Code on account of the transactions contemplated by this Agreement, and Sellers will deliver a copy of each such waiver to Buyers on or before the Closing. Sellers will permit Buyers reasonable opportunity to review and comment on any proposed shareholder disclosure or waivers of benefits prior to sending such documents to shareholders or employees and will promptly notify Buyers upon completion of such vote.

5.11.    Regulatory Matters.
(a)The parties hereto will cooperate with each other and, as soon as reasonably practicable after the date of this Agreement, will prepare and file (i) required or necessary notification and report forms under the HSR Act and the rules and regulations promulgated thereunder with the U.S. Federal Trade

Commission and the U.S. Department of Justice (in no event later than five (5) Business Days after the date of this Agreement) and (ii) notifications, filings, registrations and other materials required or necessary under any other applicable Antitrust Laws, and will respond as promptly as practicable to all requests or inquiries received from any Governmental Authority for additional documentation or information. The parties hereto will also cooperate with each other and will make such other filings as are necessary, if any, in other jurisdictions in order to comply with all applicable Law and will promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto. Sellers and Buyers will bear their own costs and expenses incurred in connection with such filings; provided, that Buyers will pay all filing fees in connection therewith.
(b)Each party hereto, to the extent permitted by applicable Law, will promptly notify the other parties in writing of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement, and permit the other parties to review in advance, to the extent permitted by Law, any proposed material communication by such party to any Governmental Authority. Each party hereto will agree to participate in any material meeting with any Governmental Authority in respect of any filings, investigations, or other inquiries unless the party consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Law, the parties hereto will coordinate and cooperate fully and promptly with one another in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act and any other applicable Antitrust Laws. Subject to the Confidentiality Agreement and applicable Law, the parties hereto will provide one another with copies of all material correspondence, filings, or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
(c)Buyers will use commercially reasonable efforts to obtain any required approval from any Governmental Authority and to prevent the initiation of any lawsuit by any Governmental Authority under any Antitrust Laws or the entry of any decree, judgment, injunction, or order that would otherwise make the transactions contemplated by this Agreement unlawful.
(d)From the date of this Agreement through the date of termination of the required waiting periods under the HSR Act and under any other applicable Antitrust Laws, Buyers and their Affiliates will not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting periods under the HSR Act and such other applicable Antitrust Laws.

5.12.    Closing Efforts.

Subject to the terms and conditions of this Agreement (and not in limitation of Section 5.11 (Regulatory Matters)), each of Sellers and Buyers will use commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper, or advisable to cause the conditions to the obligations of the parties under this Agreement to be satisfied, and to consummate the transactions contemplated by this Agreement. Each of Sellers and Buyers agrees to execute and deliver such other documents, certificates, agreements, and other writings, and to take such other actions, as may be necessary, proper, or advisable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding the foregoing in this Section 5.12, none of Sellers, Buyers, or any of their respective Affiliates will be obligated to make any payments, or otherwise pay any consideration to, any third party to obtain any applicable consent, waiver, or approval.

5.13.    Public Announcements.

Prior to the Closing, neither Sellers nor Buyers, without the consent of the other (which consent may not be unreasonably withheld, delayed, or conditioned), will issue or make any report, statement, or release to the public (including employees, customers, and suppliers of the parties) with respect to this Agreement or the transactions contemplated by this Agreement, except for any SEC filings, any early warning reporting and news releases required under applicable Canadian Securities Laws, or any other filings required by applicable Law, Governmental Authority, or listing agreement with any national securities exchange; provided, that the party required to make any such filing must afford the other party, for a reasonable period prior to the making of such filing, a reasonable opportunity to review and comment upon the intended form and substance of such filing.
5.14.    Tax Matters.
(a)Purchase Price Allocation. The Purchase Price will be allocated among the DIIG Equity Interests (and, specifically, among the Equity Interests of DIIG I, New DIIG III, and Symbility), the DQ Valuation Assets, and the Luxco IP Assets in the manner set forth in Exhibit I, with (i) the amounts of the allocations for the DIIG Equity Interests (other than with respect to the Equity Interests of Symbility), the DQ Valuation Assets, and the Luxco IP Assets to be determined, prior the Closing, in good faith by Buyers after consulting with Sellers and considering in good faith any changes reasonably requested by Sellers and (ii) the amount of the allocation for the Equity Interests of Symbility to be as set forth on Schedule 5.14(a) (the “Allocation”). For purposes of determining the Allocation, the amount of any Closing Net Indebtedness that results in a Purchase Price Reduction under Section 2.10(e) (Purchase Price Adjustment) will reduce the portion of the Purchase Price allocated to the DIIG Equity Interests (other than the Equity Interests of Symbility). For the avoidance of doubt, the Allocation (including any revision thereof) will be made in a manner consistent with the principles of section 1060 of the Code and will reflect an allocation of the consideration paid under this Agreement (as determined for U.S. federal income tax purposes) among the various properties and assets acquired and the licenses and other rights granted (as determined for U.S. federal income tax purposes). In the event that there is any adjustment to the consideration paid under this Agreement (as determined for U.S. federal income tax purposes), the parties will cooperate in good faith to reach an agreement to revise the Allocation to reflect any such adjustment. Except as may be required by applicable Tax Law or by a “determination” (within the meaning of section 1313(a) of the Code or any similar foreign, state, or local Tax provision), neither Sellers nor any of their Affiliates, nor Buyers or any of their Affiliates, will file any Tax Return or take any position with any Taxing Authority that is inconsistent with the Allocation. If the Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute will promptly notify the other parties hereto. Sellers, Buyers, and their respective Affiliates will cooperate in good faith in responding to any such challenge to preserve the effectiveness of the Allocation.
(b)Withholding. Buyers will make no withholding of any Tax on the Purchase Price, or on any adjustment to the Purchase Price in connection with the sale of the DIIG Equity Interests, the DQ Valuation Assets, or the Luxco IP Assets, as applicable. If either Buyers or Sellers become aware of any potential obligation under applicable Tax Law (other than the Code and the Treasury Regulations promulgated thereunder) to make any withholding of Tax on the Purchase Price or on any adjustment to the Purchase Price, whichever of Buyers or Sellers becomes so aware will promptly notify the other parties hereto in writing prior to making any such withholding, and Buyers and Sellers will, in good faith, (i) promptly resolve disputes (if any) regarding whether and the extent to which withholding of any such Tax may be required and (ii) cooperate with each other in order to minimize any such potential withholding of Tax (or obtain any applicable Tax refunds or credits). Subject to the first two sentences of this Section 5.14(b), Buyers will be entitled to make any withholding of Tax, to the extent required by applicable Tax Law, on the Purchase Price and on any adjustment to the Purchase Price, and any amounts so withheld will be paid over to or deposited with the relevant Taxing Authority, and such amounts will be treated for all purposes of this Agreement as having been paid to Sellers.
(c)Transfer Taxes. All Transfer Taxes, and all expenses of preparing and filing Tax Returns with respect thereto, will be borne fifty percent (50%) by Buyers and fifty percent (50%) by Sellers.
(d)Closing Date Ordinary Course of Business. Buyers will not cause or permit any of the Transferred Companies to take any actions out of the Ordinary Course of Business on the Closing Date after the Closing that would result in any income or gain being attributed or recognized on any Tax Return of any of the Transferred Companies for any Tax period ending on or prior the Closing Date. Buyers will indemnify each of Sellers and their Affiliates for any Liability for Taxes attributable to or relating to any such actions that are outside of the Ordinary Course of Business on the Closing Date.
(e)Tax Returns.
(i)Sellers will prepare or cause to be prepared all Tax Returns of the Transferred Companies, the DQ Valuation Assets or the Luxco Assets for Taxable periods ending on or prior to the Closing Date (including any income Tax Returns ending on the Closing Date as a result of the transactions contemplated in this Agreement). Such Tax Returns will be prepared in a manner consistent with past practice, except as required by applicable Tax Law. Buyers will cooperate and cause its Affiliates (including after the Closing, the Transferred Companies) to cooperate (including by providing relevant books and records) with Sellers in connection with the preparation of such Tax Returns. Copies of such Tax Returns will be provided to Buyers at least twenty (20) days prior to the due date for filing any such Tax Return (including extensions of time) and Sellers will consider in good faith any comments reasonably requested by Buyers on such Tax Returns prior to filing, but Sellers will not be required to incorporate any such comments. Such Tax Returns will be filed in the manner determined by Sellers. Buyers and their Affiliates (including after the Closing, the Transferred Companies) will not, and Buyers will not permit any of the foregoing to, file, amend, refile or modify any Tax Return described in this Section 5.14(e)(i) or any Tax Return of any Transferred Companies, the DQ Valuation Assets or the Luxco Assets relating to any Taxable period ending on or prior to the Closing Date without the consent of Stock Seller (which consent may not be unreasonably withheld, delayed, or conditioned).
(ii)Buyers will be responsible for causing the preparation and filing of all Tax Returns required to be filed by the Transferred Companies or with respect to the operations of the DQ Valuation Business or Luxco IP Assets related to a Straddle Period or any Taxable period beginning after the Closing Date. Such Tax Returns will be prepared in a manner consistent with the Allocation and with the past practice of the Transferred Companies and Sellers, and, except as provided in Section 5.14(e)(iii), no position will be taken, elections made, or method adopted without the Stock Seller's written consent (which consent may not be unreasonably withheld, delayed, or conditioned) that is inconsistent with positions taken, elections made, or methods used in preparing and filing similar Tax Returns in prior Taxable periods. Buyers will cause to be delivered a copy of each such Tax Return related to a Straddle Period to Stock Seller together with a statement setting forth the Pre-Closing Date Share for Sellers' review and comment at least twenty (20) days prior to the due date for the filing of such Tax Return (including extensions), and Buyers will incorporate any comments reasonably requested by Stock Seller, to the extent such comment affects the portion of the Straddle Period on or before the Closing Date or the determination of the Pre-Closing Date Share, on such Tax Return prior to filing. Buyers and their Affiliates (including after the Closing, the Transferred Companies) will not, and Buyers will not permit any of the foregoing to file, amend, refile, or modify any Tax Return related to a Straddle Period, without the consent of the Stock Seller (which consent may not be unreasonably withheld, delayed, or conditioned).
(iii)Notwithstanding anything to the contrary in this Section 5.14, Buyers may submit or cause to be submitted, applications or other requests for participation in voluntary disclosure programs relating to sales and use taxes of the Transferred Companies (the “Applications”) in such jurisdictions and for such Taxable periods that Buyers determine, in their prudent and commercially reasonable discretion, are necessary (including those jurisdictions and for the Taxable years or other periods set forth on Schedule 5.14(e)(iii)) (the “Local Taxes”, and such Applications and Tax Returns, the “Local Tax Filings”). Stock Seller will, and will cause its necessary Subsidiaries to, provide Buyers with all reasonable cooperation requested by Buyers in connection with the preparation and filing of such Local Tax Filings. The Local Taxes (if any) determined to be payable pursuant to this Section 5.14(e)(iii) will be borne by Sellers and payable in accordance with Section 8.2(a)(iv), but only to the extent that such Taxes are Pre-Closing Taxes. Buyers will submit the Local Tax Filings to Stock Seller for review not less than fifteen (15) Business Days prior to the filing thereof, and will consider and discuss in good faith any comments provided by Stock Seller with respect thereto prior to filing; provided that, in no event, is Stock Seller's consent required in connection with Buyers' filing of any such Local Tax Filing in accordance with this Section 5.14(e)(iii).
(f)Tax Refunds. Any refund of Pre-Closing Taxes (or any election to apply the right to such a refund as a payment of, or a credit against, future Taxes) that in each case exceeds the amount of such refund of Taxes taken into account in the computation of the Final Closing Working Capital (a “Pre-Closing Tax Refund”), will be credited to Sellers. Buyers will promptly pay, or cause to be paid, the amount of any such Pre-Closing Tax Refund, including the amount of interest actually received thereon and reduced by the amount of any Taxes required to be paid by the Transferred Companies or any of their Affiliates with respect to such Pre-Closing Tax Refund or interest, to Sellers upon receipt (or use) of such Pre-Closing Tax Refund by the Transferred Companies or any of their Affiliates (it being understood that in the case of an election to use any such refund as a payment of, or a credit against, future Taxes, such refund will be considered to be used at the time such election is made).
(g)Payment of Taxes. Sellers will pay (or cause to be paid) to Buyers (or, at Buyers' direction, to an Affiliate of Buyers) the amount of any Pre-Closing Taxes shown as due on a Tax Return prepared pursuant to Section 5.14(e)(i) for a Tax period ending on or before the Closing Date and the amount of the Pre-Closing Date Share of any Taxes shown as due on a Tax Return prepared pursuant to Section 5.14(e)(ii) with respect to a Straddle Period no later than the later of (i) five (5) Business Days before the due date for the payment of such Taxes or (ii) five (5) Business Days after the resolution of any dispute with respect to such Tax Return. For the avoidance of doubt, any amounts paid by Sellers to Buyers pursuant to this Section 5.14(g) prior to the computation and resolution of the Closing Working Capital in accordance with Section 2.9 will be properly reflected in such computation. In the event that an adjustment by a Taxing Authority gives rise to an increase in Pre-Closing Taxes and, as a result of such adjustment, other Taxes of the Transferred Companies are or will be decreased, Buyers will promptly pay the amount of such decrease to the Stock Seller.
(h)Tax Proceedings. Buyers and their Affiliates will promptly (and in any event, within ten (10) days) notify the Stock Seller in writing upon receipt by any of the foregoing of any inquiries, claims, assessments, audits, examinations, or similar events with respect to Tax Returns or Taxes of any the Transferred Companies for any Tax period ending on or before the Closing Date or with respect to Taxes which could be required to be paid by Sellers under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Sellers will be entitled to control the defense of any such Tax Matter that relates to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Matter”) before any Governmental Authority. Notwithstanding anything to the contrary contained herein, for any Pre-Closing Tax Matter the resolution of which by any Governmental Authority would reasonably be expected to adversely affect either Buyers or any of the Transferred Companies, Buyers will be entitled to participate in the defense of any such Pre-Closing Tax Matter. With respect to any Tax Matter other than a Pre-Closing Tax Matter, Buyers and Sellers will be entitled to jointly control the defense.
(i)If Sellers assume and control the defense of any Pre-Closing Tax Matter, Buyers will cooperate with Sellers in pursuing such Pre-Closing Tax Matter and Sellers will keep Buyers reasonably informed of all material developments and events relating to such Pre-Closing Tax Matter, including, without limitation, promptly forwarding to Buyers all material correspondence related to such Pre-Closing Tax Matter; provided that if a proposed settlement or compromise of such Pre-Closing Tax Matter would adversely affect either any of Buyers or any of the Transferred Companies, then Sellers will not enter into such settlement or compromise of such Pre-Closing Tax Matter without the prior written consent of Buyers (which consent may not be unreasonably withheld, delayed, or conditioned).
(ii)If Sellers do not elect to control or participate in the defense of any Tax Matter, Buyers will control the defense of such Tax Matter but will keep the Stock Seller informed of the progress of such Tax Matter including, without limitation, promptly forwarding to the Stock Seller all correspondence related to such Tax Matter. None of Buyers or any of their Affiliates may enter into any settlement or compromise of any Tax Matter, without the prior written consent of the Stock Seller (which consent may not be unreasonably withheld, delayed, or conditioned).
(iii)In the case of any Tax Matter jointly controlled by the parties, each party will (A) promptly provide the other party with a copy of all documents relating to such Tax Matter, (B) jointly prepare any written submissions in connection with such audit, examination or Tax Proceeding, (C) jointly attend any conference with any Governmental Authority regarding such audit, examination or Tax Proceeding, and (D) not settle or compromise any such audit, examination or Tax Proceeding without the prior written consent of the other party (which consent will not be unreasonably withheld, delayed, or conditioned).
(iv)If there will be any conflicts or disparities between the provisions of this Section 5.14(h) and other provisions in this Agreement, the provisions of this Section 5.14(h) will control with respect to Tax Matters.
It is understood that, for purposes of this Section 5.14, the incurrence of additional Taxes, other than de minimus Taxes, for which a party is responsible as a matter of Law or pursuant to this Agreement constitutes a reasonable basis for such party to withhold consent.

5.15.    Schedules.
(a)Updating Schedules. Sellers must, from time to time, prior to the Closing Date, provide to Buyer a supplement or amendment to the Schedules in writing (a “Schedules Notice”) to disclose any information, with respect to any circumstance or event, that otherwise would render any representation or warranty of Sellers contained in ARTICLE III (Representations and Warranties of Sellers), if made on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of that date), untrue or inaccurate in any material respect; provided, that any such Schedules Notice will not be taken into account in determining the existence of a breach of any representation or warranty for purposes of ARTICLE VIII (Indemnification). If Sellers deliver a Schedules Notice (which may contain additional Schedules that are not in existence as of the date of this Agreement relating to any of the provisions contained in ARTICLE III (Representations and Warranties of Sellers)) pursuant to this Section 5.15 and disclose information that makes it impossible for Sellers to satisfy the condition set forth in Section 6.2(a) (Conditions Precedent to Buyers' Obligation to Close), then Buyers will have the right to terminate this Agreement by providing written notice of such termination to Sellers within seven (7) Business Days of Buyers' receipt of the final Schedules Notice; provided, for the avoidance of doubt, the delivery of a Schedules Notice will not constitute an action set forth in subsection (b)(vii) of the definition of “Material Adverse Effect”, and any items and/or actions set forth in a Schedules Notice may be taken into account when assessing whether there has been a Material Adverse Effect for purposes of this sentence. In assessing the existence of a breach of any representation or warranty for purposes of ARTICLE VIII (Indemnification), the accuracy of such representation or warranty will be assessed without reference to any Schedules Notice.
(b)Construction of Schedules. The headings, if any, of the individual sections of the Schedules are inserted for convenience only, and will not be deemed to constitute a part thereof or of the Agreement. The Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to any particular representation, warranty, covenant, or agreement will be deemed adequately disclosed as an exception with respect to all other representations, warranties, covenants, and agreements to the extent that the relevance of such item to such other representations, warranties, covenants, and agreements is reasonably apparent upon its face (notwithstanding the presence or absence of a section number of the Schedules that corresponds to the section number of such other representations, warranties, covenants, and agreements or a cross-reference thereto). The mere inclusion of an item on the Schedules will not be deemed an admission or acknowledgment, in and of itself, and exclusively by virtue of the inclusion of such item on the Schedules, that (i) such item is required to be listed on the Schedules, (ii) such item, or any non-disclosed item or information of comparable or greater significance, represents a material exception or fact, event, or circumstance, (iii) such item is material, or has had, or is expected to result in, a Material Adverse Effect, or (iv) such item actually constitutes noncompliance with, or a violation of, any applicable Law, permit, or contract, or other topic to which such disclosure is applicable.

5.16.    Post-Closing Matters.
(a)To the extent permitted by applicable Law, Sellers authorize and empower Buyers on and after the Closing Date to receive and open all mail and other communications received by Buyers to the extent relating to the Business (as determined in good faith by Buyers) and to deal with the contents of such communications in good faith and in a proper manner. Sellers will promptly deliver to Buyers any mail or other communication received by Sellers after the Closing Date if pertaining to the Business. Sellers agree that Buyers have the right and authority to endorse any check or other evidence of indebtedness received by Buyers in respect of any account receivable transferred to Buyers pursuant to this Agreement and Sellers will furnish Buyers such evidence of this authority as Buyers may reasonably request.
(b)Subject to the Transition Services Agreement, Sellers will, or will cause their Subsidiaries to, promptly, but in no case later than five (5) Business Days from the date of identification of the amount of funds required to be paid or delivered to Buyers, pay or deliver to Buyers any monies or checks transferred to Buyers pursuant to this Agreement that are received by Sellers subsequent to the Closing Date.
(c)In the event that, following the Closing, Buyers or Sellers discover that (i) a Retained Liability was transferred to Buyers prior to or at the Closing, then Sellers will assume such Retained Liability from Buyers and will execute such further documents and instruments reasonably requested and necessary to give effect to and evidence such assumption or (ii) a DQ Valuation Business Asset or IP Asset was not transferred to Buyers pursuant to the terms of this Agreement at the Closing, then Sellers will assign, transfer, and convey such DQ Valuation Business Asset or IP Asset to Buyers, and will execute such further documents and instruments reasonably requested and necessary to give effect to and evidence such assignment, transfer and conveyance.
(d)In the event that, following the Closing, Buyers or Sellers discover that (i) a Transferred Liability was not transferred to Buyers prior to or at the Closing, then Buyers will assume such Transferred Liability from Sellers and will execute such further documents and instruments reasonably requested necessary to give effect to and evidence such assumption or (ii) a Retained Asset was transferred to Buyers, then Buyers will assign, transfer, and convey such Retained Asset to Sellers, and will execute such further documents and instruments reasonably requested and necessary to give effect to and evidence such assignment, transfer and conveyance.

5.17.    Further Licenses.

It is the intention of the Parties to ensure that the DQ Valuation Business and the Excluded Businesses each retain the ability to operate in their customary manner prior to the Closing, subject to and on the terms set forth in the Buyer Transition Services Agreement, Seller Transition Services Agreement, Master Services and License Agreement, and Patent License Agreement (the “Transition Agreements”). Therefore, to the extent there exists, as of immediately following the Closing, any Intellectual Property Right (other than Trademarks) (a) owned by any of Sellers or their Subsidiaries that was used in the DQ Valuation Business as of the Closing that is not available for use in the DQ Valuation Business, including pursuant to the Transition Agreements, or (b) any Business Intellectual Property Rights (other than Trademarks) owned by any of Buyers or their Affiliates pursuant to this Agreement that was used in the Excluded Businesses as of the Closing that is not available for use in the Excluded Businesses, including pursuant to the Transition Agreements, each Party hereby agrees to use commercially reasonable efforts (i) to identify such Intellectual Property Rights and (ii) to negotiate in good faith the addition of such services to the applicable Transition Agreements.
5.18.    Director and Officer Liability and Indemnification.

From the Closing through the sixth (6th) anniversary of the Closing Date, Buyers will not, and Buyer Guarantor will not permit any of Buyers or the Transferred Companies to, amend, repeal, or otherwise modify any provision in any of the Transferred Companies' Organizational Documents relating to the exculpation, indemnification, or advancement of expenses of any current or former officers or directors with respect to acts or omissions prior to the Closing, unless required to do so by applicable Law, it being the intent of the parties hereto that such Persons will continue to be entitled to such exculpation, indemnification, and advancement of expenses to the full extent of applicable Law and as otherwise provided for in the provisions of such Organizational Documents. In addition, Buyers, at their sole expense, will, and Buyer Guarantor will cause Buyers and the Transferred Companies to, maintain in effect, from the Closing through the sixth (6th) anniversary of the Closing Date, directors' and officers' liability insurance covering those Persons who either (a) are covered by the Transferred Companies' liability insurance policies as of date of this Agreement and (b) are hired after the date of this Agreement in accordance with Section 5.3 (Negative Covenants) and are covered by the Transferred Companies' liability insurance policies as of immediately prior to the Closing, with coverage limits not lower in any respect than, and otherwise on terms no less favorable to the insured parties than, the Transferred Companies' insurance coverage as in effect on the date of this Agreement; provided, that in no event will Buyers or Buyer Guarantor be required to expend on such insurance an amount in excess of two hundred fifty percent (250%) of the annual premium of such insurance coverage paid by or on behalf of the Transferred Companies as of the date of this Agreement. If any of Buyers or any of the Transferred Companies, or any of their respective successors or assigns, consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys substantially all of its properties or assets to any Person, then, in each case, proper provision will be made, and Buyer Guarantor will cause proper provision to be made, so that the successors and assigns of such Buyer or such Transferred Company, as the case may be, will readily assume the obligations set forth in this Section 5.18.
5.19.    Pre-Closing Reorganization.

Sellers will effect the Pre-Closing Reorganization prior to the Closing, and provide Buyers with written evidence that the Pre-Closing Reorganization has been completed. In completing the Pre-Closing Reorganization, Sellers will not materially modify or materially deviate from the steps set forth on Schedule PCR without the prior written consent of Buyers (which consent may not be unreasonably withheld, delayed, or conditioned).

5.20.    Repayment of Debt.
(a)Payoff Letters. By no later than one (1) day prior to the Closing Date, Sellers will (a) arrange for the release of all Liens (other than Permitted Liens) on the properties and assets of the Transferred Companies, the DQ Valuation Assets, and the Luxco IP Assets at or prior to the Closing and (b) deliver to Buyers a copy of a payoff letter, in commercially reasonable form and substance, with respect to each Credit Facility (collectively, the “Payoff Letters”), stating that, upon payment and receipt of the amounts provided in such Payoff Letter (in respect of each Payoff Letter, the “Payoff Amount”), (i) Sellers and/or the Transferred Companies, as applicable, will have paid in full all amounts outstanding under such Credit Facility, (ii) the agreements evidencing such Credit Facility will be of no further force and effect (other than provisions that, by their terms, survive termination), and (iii) in the case of Credit Facility I, the lenders under such Credit Facility agree to execute and file all documents necessary to release all Liens, if any, held by them in the Transferred Companies, the DQ Valuation Assets, and the Luxco IP Assets, which Lien releases will be delivered at and filed concurrent with the Closing. At or prior to the Closing, Buyers will, and Sellers will use commercially reasonable efforts to cooperate with Buyers to, execute and deliver such documents and complete such tasks as are necessary to provide for the replacement of any outstanding letters of credit issued by or on behalf of the Transferred Companies with new, replacement letters of credit.
(b)Payment of Payoff Amounts. Sellers and Buyers each agree that the Payoff Amounts will be paid at the Closing, out of the Purchase Price, as provided for in the Payoff Letters.

5.21.    Financing Efforts; Cooperation.
(a)Efforts to Obtain Financing. The obligations of Buyers under this Agreement are not contingent on the availability of financing. Buyers will, if necessary to fulfill their obligations under this Agreement, use their reasonable best efforts to arrange financing for the transactions contemplated by this Agreement on customary terms and conditions, including (i) negotiating and entering into definitive agreements for such financing as soon as reasonably practicable, (ii) satisfying on a timely basis all conditions and covenants applicable to Buyers in such definitive agreements, (iii) consummating Buyers' financing at or prior to the Closing if all conditions to closing contained in ARTICLE VII are satisfied, waived, or would be satisfied if the Closing had occurred, and (iv) enforcing its rights under such definitive documents or any other contractual commitment to provide such financing obtained by Buyers. Buyers will give prompt notice to Sellers if for any reason the Buyers believe in good faith that it will not be able to obtain all or any portion of the financing contemplated to be arranged by it. As soon as reasonably practicable, but in any event within five (5) Business Days after Sellers deliver a written request, Buyers will provide any information reasonably requested by Sellers relating to any financing being arranged by Buyers.
(b)Assistance with Financing. From the date of this Agreement until the earlier of the Closing and the date on which this Agreement is terminated in accordance with Section 7.1 (Termination Events), Sellers will, will cause each of their Subsidiaries to, and will use their commercially reasonable efforts to cause each of their and their Subsidiaries' agents and representatives to, use their respective commercially reasonable efforts to provide Buyers with all reasonable cooperation requested by Buyers that is customary in connection with the arrangement of debt financing reasonably proposed by Buyers, including (i) making senior management of the Transferred Companies reasonably available for a reasonable number of  customary meetings or conference calls with lenders or rating agencies at times and locations as are mutually agreed, (ii) furnishing, to the extent reasonably available, (A) all financial statements and financial and other material information that are reasonably required and requested in connection with the financing and (B) all documentation and other information with respect to the Transferred Companies reasonably required and requested in connection with the financing under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least ten (10) Business Days in advance of the Closing, (iv) assisting Buyers and their financing sources in the preparation of all customary information memoranda, lender presentations, rating agency presentations, and similar documents reasonably required in connection with the financing, (v) reasonably cooperating with the marketing efforts of Buyers and their financing sources for the financing, and (vi) reasonably cooperating with and assisting Buyers in connection with the execution and delivery of, as of the Effective Time of Closing, any pledge and security documents, other definitive financing documents, or other customary certificates or documents required to be delivered in connection with the financing on such date as may be reasonably requested by Buyers and otherwise reasonably facilitating the pledging of collateral required in connection with the financing; provided, that (x) such requested cooperation does not unreasonably interfere with the ongoing operations of Sellers or their Subsidiaries, (y) all costs incurred by or on behalf of Sellers and their Subsidiaries in connection with such cooperation will be at Buyers' sole cost and expense, and (z) none of Sellers, their Subsidiaries, or Sellers' or their Subsidiaries' respective agents or representatives will be required to pay any commitment or other similar fee, or incur any Liability, in connection with Buyers' financing. Buyers will (i) promptly, upon request by Sellers, reimburse Sellers, their Subsidiaries, and their respective agents and representatives for all out-of-pocket costs (including reasonable attorneys' fees) incurred by Sellers, their Subsidiaries, and their respective agents and representatives in connection with any cooperation contemplated by this Section 5.21(b) and (ii) indemnify and hold harmless each of Sellers, their Subsidiaries, and Sellers' and their Subsidiaries' respective agents and representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of Buyers' financing.

5.22.    Adjustments to Transition Agreements.

From the date of this Agreement until the earlier of the Closing and the date on which this Agreement is terminated in accordance with Section 7.1 (Termination Events), each of Sellers and Buyers will use their respective commercially reasonable efforts (a) to identify any required services not covered in the forms of Transition Agreements included as Exhibit E, Exhibit F, Exhibit G, and Exhibit H and (b) to negotiate the addition of such services to the applicable Transition Agreements.

5.23.    Termination of Agreements.

Sellers will cause to be terminated, effective as of the Closing, each of the Contractual Obligations set forth on Schedule 5.23 (the “Terminating Agreements”) with respect to each of the Transferred

Companies, the DQ Valuation Assets, and the Luxco IP Assets, including, for the avoidance of doubt, with respect to all rights and Liabilities of the Transferred Companies and with respect to the DQ Valuation Assets and the Luxco IP Assets arising thereunder, except for any continuing rights and Liabilities expressly provided for in this Agreement.

5.24.    Delivery of Additional Escrow Amount.

Sellers will deliver by wire transfer of immediately available funds to an account designated by the Escrow Agent in accordance with the Escrow Agreement, the Additional Escrow Amount (to be held and disbursed in accordance with the terms of the Escrow Agreement) upon the consummation, at any time prior to the end of the Indemnity Period, in any one or more transactions, of (a) a sale of a majority of the consolidated assets or equity interests of DIIG U.K. (or any of its successors or assigns), or a majority of the consolidated assets or equity interests of the Subsidiaries of DIIG U.K. (or any of their respective successors or assigns), or (b) any merger, consolidation, business combination, or similar transaction involving DIIG U.K. or any of its Subsidiaries wherein DIIG U.K. or such Subsidiary is not the surviving corporation, other than a merger, consolidation, business combination, or similar transaction purely for accounting purposes or otherwise with respect to internal restructurings between or among Stock Seller and/or any of its Subsidiaries (any such event, a “DIIG U.K. Sale Event”).

5.25.    Scheduled Intellectual Property Rights.

Prior to the Closing, and at Sellers' sole cost and expense, Sellers will, and will cause their Affiliates to, as applicable, file with the appropriate Governmental Agency documents that would be sufficient to establish, once such documents are duly and timely recorded by the appropriate Governmental Agency, that the applicable Seller or Transferred Company is the recorded owner of each item of Scheduled Intellectual Property Rights listed on Schedule 3.12(a)(iv).

5.26.    Straddle Contracts.

From the date of this Agreement until the earlier of the Closing and the date on which this Agreement is terminated in accordance with Section 7.1 (Termination Events), each of Buyers and Sellers will, and will cause their respective representatives, Subsidiaries, and Subsidiaries' representatives to, use their commercially reasonable efforts to seek novation of each Contractual Obligation of Sellers and their Subsidiaries pursuant to which Sellers and their Subsidiaries sell products or services of both the DQ Business and one or more of the Excluded Businesses to one or more of the customers set forth on Schedule 5.26 (the “Straddle Contracts”); provided, that none of Sellers, Buyers, or their respective representatives, Subsidiaries, or Subsidiaries' representatives will be required to grant any additional consideration to any third party, provide additional material security (including a guaranty, other than a guaranty from Buyers or their Affiliates replacing an existing guaranty by any of Sellers or their Affiliates), or incur any additional costs in order to obtain novation of any of the Straddle Contracts (except, in each case, for reasonable out-of-pocket expenses to the extent incurred in performing the actions and procedures set forth in this Section 5.26). If a novation of a Straddle Contract is not obtained prior to the Closing, from and after the Closing, each of Sellers and Buyers will, and will cause their respective representatives and Subsidiaries to, use commercially reasonable efforts to cooperate with each other to enter into one or more additional Services Schedules under Section 1.5 of the Seller Transition Services Agreement or the Buyer Transition Services Agreement, as applicable (as the term “Service Schedules” is defined therein), to provide Buyers or Sellers with the benefit of their entitlement to such Straddle Contract.

5.27.    Additional Financial Statements.

Sellers will use their reasonable best efforts to deliver to Buyers by no later than August 15, 2013: (a) combined carve-out balance sheets of the Business as of June 30, 2012 and 2013, and the related combined carve-out statements of operations and parent company investment in the Business for the six (6)-month periods ended June 30, 2012 and 2013, each of which will be reviewed by Sellers' independent accountants, and (b) an unaudited combined carve-out balance sheet of the Business as of December 31, 2011, and the related unaudited combined carve-out statement of operations and parent company investment of the Business for the fiscal year ended December 31, 2011 (collectively, the “Additional Financial Statements”).

5.28.    Contract Management System.

Beginning promptly after the date of this Agreement, until the earlier of completion of the applicable duplication and separation process and the date on which this Agreement is terminated in accordance with Section 7.1 (Termination Events), Sellers will use commercially reasonable best efforts to create a duplicate and separate copy of Sellers' contract management system known as “Synergy” (“Synergy”) in accordance with the specification set forth in this Section 5.28. Sellers will, at their sole cost and expense, promptly begin removing all confidential information pertaining to customers of the Excluded Businesses, if any, from Synergy in order to be able to provide the original copy of Synergy and its related source code to Buyers as soon as practicable following the Closing. When the duplication and separation process is completed, the original copy of Synergy will be included in the Transferred DQ Valuation Assets and a duplicate copy of Synergy will be retained by Sellers as a Retained Asset. Following the transfer of the original copy of Synergy to Buyers following the Closing, each party will have a free and unrestricted right to use its respective copy of Synergy. Following the Closing, during the duplication and separation process prior to the transfer of the original copy of Synergy to Buyers, Buyers will continue to have access to, and an ability to operate, Synergy in accordance with the terms and conditions set forth in the Buyer Transition Services Agreement schedule entitled “Contract Management System (Synergy)”.

5.29.    Transfer Pricing Study.

Beginning promptly after the date of this Agreement, until the earlier of completion of the applicable transfer pricing study and the date on which this Agreement is terminated in accordance with Section 7.1 (Termination Events), Sellers will use commercially reasonable efforts to complete, with the assistance of an independent accounting firm that is mutually agreeable to Sellers and Buyers, acting reasonably, a transfer pricing study with respect to intercompany transactions between (a) DIIG Luxco and each of the Transferred Companies and (b) MSB Canada and each of the other Transferred Companies (the “Transfer Pricing Study”) by no later than September 12, 2013; provided, that the final report documenting the conclusions of the Transfer Pricing Study may be provided later than September 12, 2013, so long as the Transfer Pricing Study is completed on or before September 12, 2013.  Sellers will consult with Buyers, including providing Buyers with a draft of the Transfer Pricing Study, and consider in good faith any comments reasonably requested by Buyers with respect to the assumptions and/or methodology of the Transfer Pricing Study.  In no event will any content of the Transfer Pricing Study be deemed to evidence any breach of any of any representations and warranties or covenants of Sellers under this Agreement for purposes of Sections 6.2(a) and 6.2(b) (Conditions Precedent to Buyers' Obligations to Close).

ARTICLE VI.

CONDITIONS PRECEDENT TO CLOSING
6.1.    Conditions Precedent to the Parties' Obligation to Close.
The obligations of each of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions:
(a)any applicable waiting period under the HSR Act and any other applicable Antitrust Laws relating to the transactions contemplated by this Agreement will have expired or been terminated or, if applicable, the appropriate clearance will have been received prior to such expiration; and
(b)no provision of any applicable Law prohibiting the consummation of the transactions contemplated by this Agreement will be in effect; provided, that the parties will use commercially reasonable efforts (including by way of appeal) to have any order, injunction, or judgment vacated, reversed, lifted, or otherwise rendered ineffective.

6.2.    Conditions Precedent to Buyers' Obligation to Close.
Buyers' obligation to purchase the DIIG Equity Interests, the DQ Valuation Assets, and the Luxco IP Assets, to assume the Transferred Liabilities, and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers in writing, in whole or in part):
(a)(i) Except with respect to the representations and warranties set forth in the Specified Sections and Section 3.16 (Taxes), the representations and warranties of Sellers set forth in ARTICLE III (Representations and Warranties of Sellers), taking into account any and all Schedules Notices provided with respect to such representations and warranties, will be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (without regard as to any qualifications as to “material”, “materiality”, or “Material Adverse Effect”), except for such failures to be true and correct as would not have a Material Adverse Effect, and (ii) the representations and warranties of Sellers set forth in the Specified Sections and Section 3.16 (Taxes), taking into account any and all Schedules Notices provided with respect to such representations and warranties, will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date; provided, that with respect to each of clauses (i) and (ii) above, representations and warranties that are made as of a specific date, will be true and correct only at and as of such specific date (in the manner set forth in clause (i) or (ii), as applicable);
(b)Sellers will have performed in all material respects all of their obligations hereunder required to be performed at or prior to the Closing;
(c)Since the date of this Agreement, there will not have been any Effect that has had a Material Adverse Effect; and
(d)Buyers will have received each of the deliveries contemplated by Sections 2.6(a) through 2.6(k) (Sellers' Deliveries at Closing).

ARTICLE VII. TERMINATION

7.1.    Termination Events.
By written notice given prior to the Closing, subject to Section 7.2, this Agreement may be terminated as follows:
(a)by Buyers, if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Sellers contained in ARTICLE III (Representations and Warranties of Sellers) or (ii) Sellers have breached or violated any covenant of Sellers contained in this Agreement, in each case, which breach, inaccuracy, or violation (A) would result in the failure to satisfy a condition set forth in Section 6.1 (Conditions Precedent to the Parties' Obligations to Close) or Section 6.2 (Conditions Precedent to Buyers' Obligation to Close) and (B) cannot be, or has not been, cured by the date that is thirty (30) days after Buyers notify Sellers in writing of the breach, inaccuracy, or violation; provided, that Buyers will not be permitted to terminate this Agreement under this Section 7.1(a) if any of Buyers is then in material breach of its obligations under this Agreement;
(b)by Sellers if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Buyers contained in ARTICLE IV (Representations and Warranties of Buyers) of this Agreement or (ii) Buyers have breached or violated any covenant of Buyers contained in this Agreement, in each case, which breach, inaccuracy, or violation (A) would result in the failure to satisfy a condition set forth in Section 6.1 (Conditions Precedent to the Parties' Obligations to Close) or Section 6.3 (Conditions Precedent to Sellers' Obligation to Close) and (B) cannot be, or has not been, cured by the date that is thirty (30) days after Sellers notify Buyers in writing of such breach, inaccuracy, or violation; provided, that Sellers will not be permitted to terminate this Agreement under this Section 7.1(b) if any of Sellers is then in material breach of its obligations under this Agreement;
(c)by either Sellers or Buyers if consummation of transactions contemplated by this Agreement would violate any non-appealable final order, decree, or judgment of any Governmental Authority having competent jurisdiction; provided, that Sellers, on the one hand, and Buyers, on the other hand, will not be permitted to terminate this Agreement under this Section 7.1(c) if such party's failure to fulfill any obligation under this Agreement has been a material cause of such order, decree, or judgment;
(d)by either Sellers or Buyers if the Closing has not occurred on or before December 31, 2013; provided, that this date will be extended to March 31, 2014, if the Closing has not occurred on or before December 31, 2013 and as of December 31, 2013, each condition set forth in ARICLE VI (Conditions Precedent to Closing), other than the condition set forth in Section 6.1(a) (Conditions Precedent to the Parties' Obligation to Close), has been (or by its terms will be at the Closing) satisfied or (if permitted by applicable Law) waived by the party for whose benefit such condition exists (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause (d) will not be available to any party whose material breach of any representation, warranty, covenant, or agreement made in this Agreement by such party results in the failure of the Closing to be consummated by such date; or
(e)by mutual consent of Sellers and Buyers.
The party desiring to terminate this Agreement pursuant to clauses (a), (b), (c), or (d) above must give written notice of such termination to the other party.

7.2.    Effect of Termination.

If this Agreement is terminated as permitted by Section 7.1 (Termination Events), (a) all filings, applications, and other submissions made pursuant to this Agreement will be withdrawn, to the extent practicable, from the Governmental Authority, agency, or other Person to which made, (b) this Agreement will thereafter become void and have no effect, and the transactions contemplated by this Agreement will be abandoned, except that (i) this Section 7.2, (ii) ARTICLE I (Definitions; Usage), (iii) ARTICLE IX (Miscellaneous) (other than Section 9.15 (Waiver of Conflicts)), (iv) the proviso in the penultimate sentence and the final sentence of Section 5.21(b) (Financing Efforts; Cooperation), and (v) the Confidentiality Agreement each will survive termination of this Agreement and remain legal, valid, and binding obligations of the parties hereto and (c) subject to the terms and conditions of the surviving provisions of this Agreement, there will be no liability or obligation on the part of any of the parties hereto. Notwithstanding the immediately preceding sentence of this Section 7.2, termination of this Agreement pursuant to Section 7.1 (Termination Events) will not release any party hereto from any liability (i) pursuant to the surviving provisions specified in this Section 7.2, (ii) for Losses arising out of fraud, or (iii) for any breach by a party of its covenants and agreements under this Agreement, in each case that occurred prior to such termination. Notwithstanding anything in this Agreement to the contrary, if a court grants an award of damages in connection with any breach by Buyers of the terms and conditions set forth in this Agreement, Sellers may enforce such award and accept damages for such breach, and Buyers agree that such damages will include (if so awarded by the court) all Losses by Sellers (taking into consideration all relevant matters, including other combination opportunities and the time value of money); provided, that Sellers will use commercially reasonable efforts to mitigate such damages, which mitigation efforts will not be required to include taking or refraining from taking any action that is contrary to applicable Law binding on Sellers or their Affiliates or initiating litigation. The parties hereto agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE VIII
INDEMNIFICATION

8.1.    Survival.

If the transactions contemplated by this Agreement are consummated, each of (i) the representations and warranties of Sellers contained in ARTICLE III (Representations and Warranties of Sellers) and the certificate delivered pursuant to Section 2.6(f) and (ii) the representations and warranties of Buyers contained in ARTICLE IV (Representations and Warranties of Buyers) and the certificate delivered pursuant to Section 2.7(f) will survive the Closing for the Indemnity Period, after which such representations and warranties will terminate, subject to the final sentence of this Section 8.1; provided, that the representations of Sellers contained in each of Sections 3.11 (Employee Benefit Plans) and 3.16 (Taxes) will survive for the full period of all applicable statutes of limitations plus sixty (60) days, after which such representations and warranties will terminate, subject to the final sentence of this Section 8.1, and; provided, further, that the representations of Sellers contained in each of the Specified Sections, and the representations of Buyers contained in Sections 4.1 (Organization), 4.2 (Authorization; Enforceability), and 4.4 (Brokers) will survive in perpetuity. If the transactions contemplated by this Agreement are consummated, the covenants and agreements contained in this Agreement that by their nature are required to be performed prior to the Closing will survive the Closing for the Indemnity Period, and the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing will survive the Closing in accordance with their respective terms, in each case, subject to the final sentence of this Section 8.1. Notwithstanding the foregoing in this Section 8.1, to the extent that an Indemnity Notice or a notice regarding a Tax Matter is given in accordance with the terms of Section 8.4 or Section 5.14(h), respectively, within the applicable survival period provided above, the claims specifically set forth in the Indemnity Notice or the notice regarding a Tax Matter, as the case may be, will survive until such time as they are finally resolved.

8.2.    Agreement to Indemnify.
(a)Indemnification by Sellers. Subject to the limitations set forth in this ARTICLE VIII and Section 5.14 (Tax Matters), from and after the Closing, Sellers will jointly and severally indemnify, defend, and hold harmless each of the Buyer Indemnified Parties against all Losses suffered by or asserted against any of the Buyer Indemnified Parties arising from, or in connection with, any of the following:
(i)any breach of any of the representations and warranties of Sellers contained in ARTICLE III (Representations and Warranties of Sellers) or the certificate delivered pursuant to Section 2.6(f);
(ii)any breach of any of the covenants and agreements by Sellers contained in this Agreement that by their nature are required to be performed after the Closing;
(iii)any Indebtedness of the Transferred Companies as of the Closing, except to the extent that any such Indebtedness that is included in the amount of Final Closing Net Indebtedness;
(iv)any and all Pre-Closing Taxes and Local Taxes payable in accordance with Section 5.14(e)(iii); provided, that the indemnity contained in this Section 8.2(a)(iv) will be the exclusive remedy of the Buyer Indemnified Parties against Sellers for any Losses in respect of Taxes relating to any Person or period;
(v)any Retained Liabilities (not including agreements entered into before, at, or after the Closing between any of Buyers or their Affiliates, on the one hand, and any of Sellers or their Affiliates, on the other hand, but subject to the rights and obligations under this Agreement); and
(vi)the matters set forth on Schedule 8.2(a)(vi).
(b)Indemnification by Buyers. Subject to the limitations set forth in this ARTICLE VIII and Section 5.14 (Tax Matters), from and after the Closing, Buyers will, and Buyer Guarantor will cause Buyers to, indemnify, defend, and hold harmless each of the Seller Indemnified Parties against all Losses suffered by or asserted against any of the Seller Indemnified Parties arising from, or in connection with, any of the following:
(i)any breach of the representations and warranties of Buyers contained in ARTICLE IV (Representations and Warranties of Buyers) or the certificate delivered pursuant to Section 2.7(f);
(ii)any breach of any of the covenants and agreements by Buyers contained in this Agreement that by their nature are required to be performed after the Closing;
(iii)the operation of the Business (not including (A) agreements entered into before, at, or after the Closing between any of Sellers or their Affiliates, on the one hand, and any of Buyers or their Affiliates, on the other hand, but subject to the rights and obligations under this Agreement, or (B) Losses for which Buyers are entitled to indemnification pursuant to ARTICLE VIII (Indemnification)) and, without duplication, from the Transferred Liabilities; and
(iv)(A) the guarantee by Stock Seller, at any time after the Closing Date subject to such guarantee's terms, solely to the extent relating to any Transferred Companies obligations and DQ Valuation Business obligations under the Contractual Obligations set forth on Schedule 8.2(b)(iv), and (B) any guarantees by Stock Seller, at any time after the Closing Date subject to such guarantees' respective terms, solely to the extent relating to any Transferred Companies obligations and DQ Valuation Business obligations under the Contractual Obligations set forth on Schedule 5.5(c) for which the parties do not receive novations prior to the Closing pursuant to Section 5.5(c); provided, that no Seller Indemnified Party will be entitled to any indemnification with respect to any such guarantees for Losses resulting from any acts of fraud, gross negligence, or intentional misconduct by Stock Seller or any of its Subsidiaries (including the Transferred Companies prior to the Closing, but excluding the Transferred Companies from and after the Closing).

8.3.    Procedures for Non-Third-Party Claims
(a)Delivery of Indemnity Notice. With respect to indemnification sought pursuant to this ARTICLE VIII by a Buyer Indemnified Party or a Seller Indemnified Party (as applicable, the “Indemnified Party”) against another party (the “Indemnifying Party”) that does not involve a Third-Party Claim, the Indemnified Party will deliver to the Indemnifying Party, promptly upon the Indemnified Party's discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder, a written notice of such claim, describing in reasonable detail (i) the nature of such claim, (ii) the amount, or the Indemnified Party's best estimate of the amount, of the Losses attributable to such claim, and (iii) the basis of the Indemnified Party's request for indemnification under this ARTICLE VIII (an “Indemnity Notice”); provided, that the failure of an Indemnified Party to promptly notify the Indemnifying Party will not relieve the Indemnified Party for liability for the applicable claim, except to the extent that the Indemnifying Party was actually prejudiced by such delay. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party, and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records, and documents relating to such matters, furnishing employees to assist in the investigation, defense, and resolution of such matters, and providing legal and business assistance with respect to such matters.
(b)Delivery of Dispute Notice. If the Indemnifying Party notifies the Indemnified Party within fifteen (15) Business Days from the Indemnifying Party's receipt of the Indemnity Notice that the Indemnifying Party disputes all or a portion of the Losses set forth in such Indemnity Notice (a “Dispute Notice”), some or all of the claims for Losses, as applicable, under such Indemnity Notice will be resolved in accordance with Section 9.7 (Jurisdiction), and any such amount of Losses finally determined to be owed to the Indemnified Party by the Indemnifying Party will be referred to as a “Resolved Amount”. If the Indemnifying Party does not deliver a Dispute Notice, or delivers a Dispute Notice that accepts a portion of the Losses set forth in an Indemnity Notice, the Indemnifying Party will be deemed to have agreed with all or a portion of such Losses, as applicable, specified in such Indemnity Notice, and any such amount of Losses will be referred to as an “Unobjected Amount”.

8.4.    Procedures For Third-Party Claims.
(a)Delivery of Indemnity Notice. With respect to indemnification sought pursuant to this ARTICLE VIII by an Indemnified Party against an Indemnifying Party that involves a Third-Party Claim, the Indemnified Party will deliver to the Indemnifying Party, promptly upon the Indemnified Party's receipt of written notice of the assertion of such Third-Party Claim, an Indemnity Notice and copies of all papers served with respect to such Third-Party Claim (if any); provided, that the failure of an Indemnified Party to promptly notify the Indemnifying Party will not relieve the Indemnified Party for liability for the applicable claim, except to the extent that the Indemnifying Party was actually prejudiced by such delay.
(b)Control by Indemnifying Party. The Indemnifying Party will have fifteen (15) Business Days from the date on which the Indemnifying Party received the Indemnity Notice to notify the Indemnified Party in writing that the Indemnifying Party (i) will indemnify the Indemnified Party for all Losses that are properly indemnifiable under this Agreement arising out of the Third-Party Claim and (ii) desires to assume the defense or prosecution of the Third-Party Claim and any litigation resulting therefrom with counsel of its choice that is reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party rather than the Indemnifying Party will control any Third-Party Claim involving criminal allegations, a Governmental Authority other than with respect to Tax Proceedings, and claims for equitable relief other than equitable relief that is immaterial and merely incidental to a primary claim for monetary damages, in each of which cases the Indemnifying Party will be entitled to participate in defense of the Third-Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless, in the written opinion of counsel for the Indemnified Party, the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnified Party and the Indemnifying Party, in which case the Indemnifying Party will be liable to the Indemnified Party for the fees and expenses of one counsel and, if necessary, local counsel. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in defense thereof, and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party will be liable for the fees and expenses of one counsel and, if necessary, local counsel, employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Third-Party Claim, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof. Whether or not the Indemnifying Party has assumed the defense of a Third-Party Claim, the Indemnified Party will not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld, delayed, or conditioned). The Indemnifying Party may pay, settle or compromise a Third-Party Claim without the written consent of the Indemnified Party, so long as such settlement (i) includes an unconditional release of the Indemnified Party from all Liability in respect of such Third-Party Claim, (ii) does not subject the Indemnified Party to any criminal liability or injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
(c)Control by Indemnified Party. If (i) the Indemnifying Party fails to notify the Indemnified Party, within fifteen (15) Business Days after the Indemnifying Party's receipt of the Indemnity Notice, that the Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with Section 8.4(b) or (ii) upon petition by the Indemnified Party, a court of competent jurisdiction rules that the Indemnifying Party has failed to diligently defend a Third-Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate Proceedings (subject to the limitations set forth in Section 8.4(b)), upon delivery of written notice to such effect to the Indemnifying Party. With respect to any Third-Party Claim described the immediately preceding sentence, the Indemnifying Party will have the right to participate in, but not control, the defense thereof, and to employ counsel, at its own expense, separate from the counsel employed by the Indemnified Party.
(d)Cooperation. The Indemnified Party will, and will cause its Subsidiaries to, provide reasonable cooperation to the Indemnifying Party in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, and discharge of any claim in respect of which the Indemnified Party seeks indemnification pursuant to this ARTICLE VIII that the Indemnifying Party has elected to control, including, but not limited to, providing the Indemnifying Party with reasonable access to books, records, and employees of the Indemnified Company and its Subsidiaries.
(e)Tax Matters. Any and all claims for indemnification with respect to Tax Matters will be governed by Section 5.14(h) and not by this Section 8.4.

8.5.    Limitations.
(a)Deductible; Cap. Notwithstanding anything to the contrary contained in this Agreement, the Indemnified Parties will not be entitled to indemnification pursuant to Section 8.2(a)(i) or 8.2(b)(i) (Agreement to Indemnify), (i) unless and until the aggregate amount of all indemnifiable Losses of such Indemnified Parties equals or exceeds $1,000,000 (the “Deductible”), in which case the Indemnified Parties may make claims for indemnification for all Losses in excess of the Deductible or (ii) in excess of, in the aggregate, $30,000,000 (the “Cap”); provided, that the Deductible and Cap will not apply with respect to (A) any claims involving fraud by Sellers (with respect to claims for indemnification pursuant to Section 8.2(a)(i)) or Buyers (with respect to claims for indemnification pursuant to Section 8.2(b)(i)) or (B) any claims involving a breach of any of the Specified Sections (with respect to claims for indemnification pursuant to Section 8.2(a)(i)), or involving a breach of any of Sections 4.1 (Organization), 4.2 (Authorization; Enforceability), and 4.4 (Brokers) (with respect to claims for indemnification pursuant to Section 8.2(b)(i)).
(b)Determination of Losses. For purposes of determining the amount of any Losses arising out of, relating to, or resulting any breach of a representation or warranty, but not for purposes of determining whether or not such failure has occurred, such representation and warranty will be considered without giving effect to any limitation or qualifications as to “materiality,” “Material Adverse Effect”, or any other derivation of the word “material”.
(c)Insurance; Tax Benefits. The amount of any Losses for which indemnification is provided to an Indemnified Party under this ARTICLE VIII will be reduced by (i) any amounts actually recovered by such Indemnified Party under insurance policies with respect to such Losses, less the aggregate amount of all reasonable costs and expenses incurred by such Indemnified Party in connection with the recovery of such proceeds (including payment of deductibles and self-insured retention amounts), and less the present value of all insurance policy premium increases resulting therefrom and (ii) any Tax benefit actually recognized on a “with” or “without” basis by any Indemnified Party, any of its Affiliates, or any consolidated, combined or unitary group of which any such Indemnified Party or Affiliate is a member in connection with the accrual, incurrence, or payment of such Losses, or any correlative adjustment that makes allowable to any such Indemnified Party group any deduction, amortization, exclusion from income, or other allowance. Each Indemnified Party will use its commercially reasonable efforts to pursue such insurance policies and Tax benefits, and in the event an Indemnified Party receives any recovery, the amount of such recovery will be applied, first, to refund any payments made by the Indemnifying Party in respect of indemnification claims pursuant to this ARTICLE VIII which would not have been so paid had such recovery been obtained prior to such payment, and second, any excess to such Indemnified Party.
(d)Mitigation. An Indemnified Party seeking indemnification will use commercially reasonable efforts to mitigate any Loss that forms the basis of an indemnification claim under this ARTICLE VIII, including by seeking and pursuing any available insurance coverage or other claims against third parties that such Indemnified Parties may have in respect of such Losses; provided, that no Indemnified Party will be required to take or refrain from taking any action that is contrary to any applicable Law binding on such Indemnified Party or any of its Affiliates or that requires the initiation of litigation.
(e)No Double Recovery. To the extent that an Indemnified Party is otherwise indemnified or compensated for any claim for which indemnification may be asserted under this ARTICLE VIII or any other provision in this Agreement (including pursuant to Section 2.10 (Adjustment to Purchase Price; Payment)), then the Indemnified Party will not be entitled to any duplicative recovery for that matter as an indemnification claim pursuant to this ARTICLE VIII.

8.6.    Tax Consequences of Indemnification Payments.

All payments (if any) made to a Buyer Indemnified Party pursuant to any indemnification obligations under this ARTICLE VIII will be treated as adjustments to the purchase price for Tax purposes, and the Allocation will be adjusted in accordance with Section 5.14(a) (Tax Matters), and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Law.

8.7. Application of Escrow Amount; Release of Escrow Amount.
(a)If there is determined to be any Unobjected Amount or Resolved Amount other than with respect to a Special Indemnity Claim owing to a Buyer Indemnified Party pursuant to Section 8.3(b), or if there is otherwise determined to be any amount other than with respect to a Special Indemnity Claim owing to a Buyer Indemnified Party as a result of indemnification under this ARTICLE VIII at any time at which there is any Indemnity Escrow Amount then remaining in the Escrow Account, the Indemnity Escrow Amount in the Escrow Account will be used by such Buyer Indemnified Party as first recourse to satisfy any and all amounts owed to such Buyer Indemnified Party with respect to such claim pursuant to this ARTICLE VIII; provided, that the Indemnity Escrow Amount may, but need not be, used by a Buyer Indemnified Party as first recourse to satisfy any and all amounts owed to such Buyer Indemnified Party pursuant to Section 8.2(a)(iv), Section 8.2(a)(v) or Section 8.2(a)(vi). If there is determined to be an Unobjected Amount or Resolved Amount with respect to a Special Indemnity Claim owing to a Buyer Indemnified Party pursuant to Section 8.3(b), or if there is otherwise determined to be any amount with respect to a Special Indemnity Claim owing to a Buyer Indemnified Party as a result of indemnification under this ARTICLE VIII at any time at which there is any Special Indemnity Escrow Amount then remaining in the Escrow Account, the Special Indemnity Escrow Amount in the Escrow Account will be used by such Buyer Indemnified Party as first recourse to satisfy any and all amounts owed to such Buyer Indemnified Party with respect to such Special Indemnity Claim pursuant to this ARTICLE VIII; provided, that, at any such time as the Special Indemnity Escrow Amount then remaining in the Escrow Account is insufficient to satisfy a Special Indemnity Claim, the Indemnity Escrow Amount may be used by a Buyer Indemnified Party in whole or in part to satisfy any and all amounts owed to such Buyer Indemnified Party with respect to such Special Indemnity Claim. However, if either the Indemnity Escrow Amount or the Special Indemnity Escrow Amount held in the Escrow Account is insufficient to satisfy in full any such Unobjected Amount or Resolved Amount owing to such Buyer Indemnified Party, such Buyer Indemnified Party will be entitled to recourse directly against Sellers for the balance thereof, subject to the other limitations of this ARTICLE VIII.
(b)As soon as reasonably practicable (but in any event within five (5) Business Days) following the expiration of the Indemnity Period, Stock Seller and Buyer Guarantor will cause the Escrow Agent to release to Stock Seller, in accordance with the Escrow Agreement, all of the remaining Escrow Amount, if any, in excess of (i) any Escrow Amount previously released by the Escrow Agent pursuant to Section 2.10(f)(i) (Adjustment to Purchase Price; Payment) and Section 8.7(a) and in accordance with the Escrow Agreement and (ii) any amount of Escrow Amount calculated pursuant to the following sentence to satisfy all unresolved, unsatisfied, or disputed claims for Losses specified in one or more Indemnity Notices or notices regarding Tax Matters given in accordance with the terms of Section 8.4 or Section 5.14(h), respectively, before the expiration of the Indemnity Period. If any claims are unresolved, unsatisfied, or disputed as of the expiration of the Indemnity Period, then an amount of the Escrow Amount that equals the total maximum amount of Losses then being claimed by Buyers Indemnified Parties in good faith in all such unresolved, unsatisfied, or disputed claims will be retained in the Escrow Account. As soon as reasonably practicable (but in any event within five (5) Business Days) following resolution of all such unresolved, unsatisfied, or disputed claims, Stock Seller and Stock Buyer will cause the Escrow Agent to release to Stock Seller, in accordance with the Escrow Agreement, the remaining Escrow Amount, if any, not required to satisfy such claims.

8.8.    Non-Recourse Parties.

Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, may only be made against, the entities and Persons that are expressly identified as parties hereto in their capacities as such, and no former, current, or future stockholders, equityholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents, or Affiliates of any party hereto, or any financing source of Buyers in its capacity as such, or any former, current, or future direct or indirect stockholder, equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) will have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, the transactions contemplated by this Agreement, or in respect of any representations made or alleged to be made in connection with this Agreement. Without limiting the rights of any party hereto against the other parties hereto, in no event will any party hereto or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.

ARTICLE IX.
MISCELLANEOUS
9.1.    Specific Performance.

The parties hereto hereby expressly recognize and acknowledge that immediate, extensive, and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement, including Section 5.7 (Post-Closing Access; Confidentiality; Non-Solicitation; Non-Competition), were not performed in accordance with its specific terms, or were otherwise breached. Therefore, a party hereto will be entitled to specific performance of the terms hereof and immediate injunctive relief to enjoin any breach or threatened breach hereof, including of Section 5.7 (Post-Closing Access; Confidentiality; Non-Solicitation; Non-Competition), without the necessity of proving the inadequacy of money damages as a remedy, and without bond or other security being required. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each of the parties hereto hereby further agrees that, in the event of any action by another party hereto for specific performance or injunctive relief, such party will not assert that a remedy at law or other remedy would be adequate, or that specific performance or injunctive relief in respect of such breach or violation or threatened breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. To the extent any party hereto brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date will automatically be extended to the later of (i) the twentieth (20th) Business Day following the resolution of such Proceeding or (ii) such other time period established by the court presiding over such Proceeding.

9.2.    Certain Remedies.

Notwithstanding anything to the contrary in this Agreement, after the Closing, no party may seek to rescind this Agreement or any of the transactions contemplated by this Agreement.

9.3.    Further Assurances.

From time to time after the Closing Date, Sellers and Buyers, upon the request of the other, will execute and deliver, or cause to be executed and delivered, such further instruments (including instruments of conveyance, assignment, and transfer), and will take such further actions, as the other reasonably may request in order more effectively to sell, assign, convey, transfer, reduce to possession, and record title to any of the DIIG Equity Interests, the DQ Valuation Assets, or the Luxco IP Assets, or to otherwise effectuate the intent and purposes of this Agreement. Without limiting the generality of the foregoing, promptly following the Closing, and thereafter in due course as agreed by the Parties, the Parties will collaborate and use commercially reasonable efforts, at Buyers' sole expense, to update the records of all necessary Governmental Authorities to reflect that (a) the Business Intellectual Property is correctly recorded following the Closing in the name of the applicable Seller as of immediately prior to the Closing, and (b) the Business Intellectual Property is correctly recorded following the Closing in the name of Buyers or their applicable Affiliate as of immediately following the Closing.

9.4.    Entire Agreement; Amendment.

This Agreement and the Ancillary Documents, together with the Confidentiality Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties hereto pertaining to the subject matter hereof, and there are no warranties, representations, or other agreements between the parties hereto, or on which any of them has relied in connection with the subject matter hereof, except as specifically set forth in this Agreement or in the Ancillary Documents. No amendment, supplement, modification, waiver, or termination of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement, whether or not similar, nor will such waiver constitute a continuing waiver unless expressly provided.

9.5.    Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto will pay the filing fees and expenses incurred by it, including the fees of respective counsel, accountants, brokers, and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement; provided, that Buyers will pay the filing fees described in Section 5.11(a) (Regulatory Matters), and each of Buyers and Sellers will bear fifty percent (50%) of any Liability for Transfer Taxes and expenses of preparing and filing Tax Returns with respect thereto in accordance with Section  5.14(c) (Transfer Taxes).

9.6.    Governing Law.

This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

9.7.    Jurisdiction.

Except as otherwise expressly provided in this Agreement, each party hereto, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in the State of Delaware and the Court of Chancery of the State of Delaware located in Wilmington, Delaware in respect of actions brought against it as a defendant, for the purpose of any action, claim, cause of action, or suit (in contract, tort, or otherwise), in any way arising out of, or relating to, this Agreement, its negotiation, or terms, or the transactions contemplated by this Agreement, (b) hereby waives irrevocably any rights to any other jurisdiction to which it may otherwise be entitled by reason of its present or future domicile or otherwise and to the extent not prohibited by applicable Law, waives and agrees not to assert by way of motion, as a defense, or otherwise, in any such action, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party's property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, that the venue is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence or prosecute any such action, claim, cause of action, or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action, or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by the Laws of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at such party's address specified pursuant to Section 9.10 (Notices). Notwithstanding the foregoing in this Section 9.7, a party may commence any action, claim, cause of action, or suit in a court other than the above-named courts exclusively for the purpose of enforcing an order or judgment issued by one of the above-named courts.

9.8.    WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (IN CONTRACT, TORT, OR OTHERWISE), IN ANY WAY ARISING OUT OF, OR RELATED TO, THIS AGREEMENT, ITS NEGOTIATION OR TERMS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES TO THIS AGREEMENT THAT THIS SECTION 9.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES TO THIS AGREEMENT ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED BY THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF SUCH OTHER PARTY'S RIGHT TO TRIAL BY JURY.

9.9.    Assignment.

This Agreement may not be assigned by Sellers or Buyers without the prior written consent of the other; provided, that Buyers may assign all or any portion of their rights under this Agreement, or delegate all or any portion of their obligations under this Agreement, in each case with reference to all or any portion of the DIIG Equity Interests, the DQ Valuation Assets, or the Luxco IP Assets, to an Affiliate of any of Buyers or, in connection with the financing arrangements entered into in connection with the transactions contemplated by this Agreement, to any financing source for collateral purposes without Sellers' consent; provided, further, that no such assignment will release any of Buyers from its obligations hereunder. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties to this Agreement and their respective successors and assigns.

9.10.    Notices.

All notices or other communications required or permitted by this Agreement must be in writing, and will be deemed to have been given only if (a) delivered personally, (b) delivered by overnight Federal Express or other overnight mail service, postage prepaid, return receipt requested, or (c) delivered by facsimile or electronic mail, addressed as follows:
If to Sellers, to:
Property Data Holdings, Ltd.
P.O. Box 309
Ugland House
Grand Cayman KY1-1104
Cayman Islands
Attention: Andrew Dean
Facsimile: (345) 945-7100
Email: cayman@maplesfs.com

and

DataQuick Lending Solutions, Inc.
9530 Towne Centre Drive
San Diego, CA 92121
Attention: Frank V. McMahon and Bill Bulger
Facsimile: (858) 597-3101
Email: FMcMahon@dataquick.com and BBulger@dataquick.com

and

Decision Insight Information Group S.à r.l.
5, rue Guillaume Kroll
L-1882 Luxembourg
Attention:  Board of Managers
Facsimile:  +352 48 18 63
Email: Adlux-domc@alterdomus.com

with a copy (which will not constitute notice) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attention: Amanda McGrady Morrison
Facsimile: (617) 235-0620
Email: Amanda.Morrison@ropesgray.com
If to Buyers, to:

c/o CoreLogic, Inc.
40 Pacifica, Suite 900
Irvine, CA 92618
Attention: Stergios Theologides
Facsimile: (949) 214-1030
Email: ttheologides@corelogic.com

with a copy (which will not constitute notice) to:

O'Melveny & Myers LLP
610 Newport Center Drive
Suite 1700
Newport Beach, California 92660
Attention: Mark D. Peterson
Facsimile: (949) 823-6994
Email: mpeterson@omm.com

or to such other address as an addressee may have specified in a notice duly given to the sender as provided in this Section 9.10. Any such notice or other communication will be deemed to have been given as of (x) the date so delivered, if delivered pursuant to clause (a) or (c) above, or (y) one day after the date so delivered, if delivered pursuant to clause (b) above, or (z) in any case, if such date is not a Business Day, on the next Business Day.

9.11.    Counterparts.

This Agreement may be executed in several counterparts, including counterparts delivered by means of facsimile, scanned pages, or other electronic transmission, each of which will be deemed an original, but all of which together will constitute but one and the same Agreement.

9.12.    Severability.

If any term, provision, covenant, or restriction of this Agreement is determined by any Governmental Authority of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect, and will in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the parties' original intent as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

9.13.    No Third Party Beneficiaries.

No provision of this Agreement (except for Section 5.18 (Director and Officer Liability and Indemnification), ARTICLE VIII (Indemnification), Section 9.6 (Governing Law), Section 9.7 (Jurisdiction), Section 9.8 (Waiver of Jury Trial), and Section 9.15 (Waiver of Conflicts)) is intended to confer upon any Person, except the parties hereto, any rights or remedies hereunder.

9.14.    Negotiation of this Agreement.

Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with consent, and upon the advice, of said independent counsel. Each of the parties hereto and its counsel cooperated in the drafting and preparation of this Agreement and the Ancillary Documents, and any and all drafts relating hereto and thereto will be deemed the work product of the parties, and may not be construed against any party hereto by reason of its preparation. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application, and is hereby expressly waived.

1

9.15.    Waiver of Conflicts.

Recognizing that Ropes & Gray LLP has acted as legal counsel to Sellers and certain of their Affiliates prior to date of this Agreement, and that Ropes & Gray LLP intends to act as legal counsel to Sellers and their Affiliates (which will no longer include the Transferred Companies) after the Closing, Buyers and Buyer

Guarantor hereby waive and agree to cause their Affiliates (including, after the Closing, the Transferred Companies) to waive, any conflicts that may arise in connection with Ropes & Gray LLP representing any of Sellers or their Affiliates after the Closing as such representation may relate to Buyers, Buyer Guarantor, the Transferred Companies, or the transactions contemplated by this Agreement. In addition, all communications involving attorney-client confidences between Sellers and their Affiliates (including, prior to the Closing, the Transferred Companies), on the one hand, and Ropes & Gray LLP, on the other hand, relating exclusively to the negotiation, documentation, and consummation of the transactions contemplated by this Agreement (the “Sale Engagement Attorney-Client Communications”) will be deemed to be attorney-client confidences that belong exclusively to Sellers and their Affiliates (excluding, after the Closing, the Transferred Companies). Accordingly, none of Buyers, Buyer Guarantor, or any of their Affiliates (including the Transferred Companies) will have access to the Sale Engagement Attorney-Client Communications or to the files of Ropes & Gray LLP relating to the Sale Engagement Attorney-Client Communications from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) Sellers and their Affiliates (excluding the Transferred Companies) will be the sole holders of the attorney-client privilege with respect to the Sale Engagement Attorney-Client Communications, and none of the Transferred Companies will be a holder thereof, (b) to the extent that files of Ropes & Gray LLP in respect of the Sale Engagement Attorney-Client Communications constitute property of the client, only Sellers and their Affiliates (excluding the Transferred Companies) will hold such property rights and (c) Ropes & Gray LLP will have no duty whatsoever to reveal or disclose any Sale Engagement Attorney-Client Communications or files to the Transferred Companies by reason of any attorney-client relationship between Ropes & Gray LLP and the Transferred Companies or otherwise. Nothing in the foregoing will prevent any Continuing Employee following the Closing from sharing his or her knowledge of the Sale Engagement Attorney-Client Communications with any of Buyers or Buyer Guarantor; provided, that Sellers and their Affiliates will retain the right to assert privilege regarding all such Sale Engagement Attorney-Client Communications in any Proceeding among any of Sellers and/or their Affiliates, on the one hand, and any of Buyers, Buyer Guarantor, and/or their Affiliates (including the Transferred Companies) on the other hand. To the extent that any of Sellers or their respective Affiliates waives the attorney-client privilege with regard to a Sale Engagement Attorney-Client Communication, this provision will not prevent Buyers or Buyer Guarantor from obtaining access to such information. This Section 9.15 will be irrevocable, and no term of this Section 9.15 may be amended, waived, or modified, without the prior written consent of Ropes & Gray LLP.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be duly executed as of the day and year first above written.

PROPERTY DATA HOLDINGS, LTD.

By:     /s/ Robin Pimenta
Name: Robin Pimenta
Title: Chief Financial Officer

DATAQUICK LENDING SOLUTIONS, INC.

By /s/ John Walsh
Name: John Walsh
Title: President and Chief Executive Officer

DECISION INSIGHT INFORMATION
GROUP S.À R.L.

By: /s/ Robin Pimenta
Name: Robin Pimenta
Title: Class B Manager

PROPERTY DATA HOLDINGS, L.P.,

solely with respect to, and as specified in,
Sections 5.4 and 5.7

By: TPG Advisors VI-AIV, Inc., its general partner

By:
Name:
Title:

CORELOGIC ACQUISITION CO. I, LLC,

By:     /s/ Anand Nallathambi
Name: Anand Nallathambi
Title: President and Chief Executive Officer

CORELOGIC ACQUISITION CO. II, LLC,

By:     /s/ Anand Nallathambi
Name: Anand Nallathambi
Title: President and Chief Executive Officer

CORELOGIC ACQUISITION CO. III, LLC,

By:     /s/ Anand Nallathambi
Name: Anand Nallathambi
Title: President and Chief Executive Officer

CORELOGIC SOLUTIONS, LLC

solely with respect to, and as specified in, Sections 2.5, 2.7, 2.10(f), 5.7, 5.18, 5.21,
8.2(b), 8.7(b), and 9.15

By:     /s/ Anand Nallathambi
Name: Anand Nallathambi
Title: President and Chief Executive Officer